Exhibit 10.12

OFFICE LEASE

POST MONTGOMERY CENTER

One Montgomery Tower San Francisco, California

LANDLORD:

POST-MONTGOMERY ASSOCIATES

TENANT: STITCH FIX, INC.

OFFICE LEASE

POST MONTGOMERY CENTER

ONE MONTGOMERY TOWER

San Francisco, California

BASIC LEASE INFORMATION

Lease Date:	November 10, 2015

Landlord:	Post-Montgomery Associates, a California general partnership

Tenant:	Stitch Fix, Inc., a Delaware corporation

Premises:	The Premises shall mean:

(i) approximately 38,127 square feet of rentable area comprised of: (a) approximately 19,063 square feet of rentable area located on the eleventh (11th) Floor of the Building and commonly referred to as Suite 1100; and (b) approximately 19,064 square feet of rentable area located on the twelfth (12th) Floor of the Building and commonly referred to as Suite 1200 (collectively, the “Initial Premises”), as shown on the Floor Plan(s) attached to this Lease as Exhibit A;

(ii) as of the First Must-Take Effective Date (defined below Section 32.1), the Premises shall collectively consist of: (A) the Initial Premises; and approximately 38,055 square feet of rentable area comprised of (a) approximately 18,953 rentable square feet commonly known as Suite 1400 on the fourteenth (14th) Floor of the Building and (b) approximately 19,102 rentable square feet commonly known as Suite 1500 located on the fifteenth (15th) Floor of the Building (collectively, the “First Must-Take Space”), as shown on the demising plan attached hereto as Exhibit F; and

(i)

(iii) as of the Second Must-Take Effective Date (defined below in Section 35.2), the Premises shall collectively consist of: (A) the Initial Premises; the First Must-Take Space; and approximately 19,068 square feet of rentable area commonly known as Suite 1300 located on the thirteenth (13th) Floor of the Building (the “Second Must-Take Space”), as shown on the demising plan attached hereto as Exhibit G.

Term:	Subject to automatic extension pursuant to Article 32, eighty-four (84) full calendar months, commencing on the Commencement Date.

Commencement Date:	The later to occur of (x) January 1, 2016 and (y) the date that is thirty (30) days following the mutual execution and delivery of this Lease.

Expiration Date:	The expiration of eighty-four (84) full calendar months following the Commencement Date, estimated to be November 30, 2022 (as the same shall be extended pursuant to Article 32 of this Lease).

Extended Expiration Date:	As defined in Section 32.4 of this Lease (Upon the First Must-Take Effective Date, the Term of this Lease shall be automatically extended and shall terminate on the last day of the eighty-fourth (84th) full calendar month following the First Must-Take Effective Date).

(ii)

Base Rent:

Period of Term*	Rentable Square Feet	Annual Per Square Foot Base Rent	Annual Base Rent	Monthly Base Rent
		Rate
1/ 1/16 – 6/30/ 17	38,127	$70.00	$2,668.890.00	$222,407.50
7// 1/17 – 6/30/ 18	38,127	$72.10	$2,748,956.70	$229,079.73
7/ 1/ 18 – 6/30/19	38,127	$74.26	$2,831,425.40	$235,952.12
7/ 1/ 19 – 6/30/20	38,127	$76.49	$2,916,368.16	$243,030.68
7/ 1/20 – 6/30/21	38,127	$78.79	$3,003,859.21	$250,321.60
7/1/21 – 6/30/22	38,127	$81.15	$3,093,974.98	$257,831.25
7/1/22 11/30/22***	38,127	$83.58	$3,186,794.23	$265,566.19

(iii)

*	If the Commencement Date is other than December 1, 2015, the parties shall set forth in the Confirmation of Lease Term (defined below) the Commencement Date and restated Base Rent schedule based upon such actual Commencement Date, it being acknowledged that the foregoing schedule of Base Rent is predicated upon the assumption that the Commencement Date will be January 1, 2016.
**	Base Rent for the first full calendar month of the initial Term with respect to the Initial Premises is subject to abatement pursuant to Section 4.6 of this Lease.
***	The Term shall be automatically extended from the Expiration Date to be the Extended Expiration Date in accordance with Article 32 of this Lease. Pursuant to Article 32, that portion of the Term commencing the day immediately following the Expiration Date (“Extension Date”) and ending on the Extended Expiration Date shall be referred to as the “Extended Term.” During the Extended Term, the Base Rent rate for the entire Premises (that is, the Initial Premises and the First Must-Take Space) shall be increased by an amount equal to one hundred three percent (103%) of the Base Rent rate then in effect as of the Expiration Date. Thereafter, the monthly Base Rent for the entire Premises (including the Second Must-Take Space when applicable) shall increase by three percent (3%) annually through the Extended Term. The Base Rent amounts and dates as applicable to the Premises shall be included in the amendments entered into by each of Landlord and Tenant for each of the First Must-Take Space and the Second Must-Take Space, as further described in Articles 32 and 35 of this Lease.

Base Year:	2016

Tenant’s Percentage Share for the Initial Premises:	5.64% (i.e., 38,127/675,432), subject to remeasurement of the Premises and/or Building as described in Section 1.1 below.

Permitted Use:	General office use consistent with first-class office buildings in the San Francisco downtown financial district.

Security Deposit:	None

Initial Letter of Credit Amount:	$4,187,258.44

Parking Spaces:	Nine (9) (i.e., one (1) space for every 4,000 square feet of rentable area in the Initial Premises (the “Parking Ratio”); as and when the Premises is expanded (whether through the addition of First Must-Take Space, Second Must-Take Space, or otherwise, Tenant will be entitled to additional parking spaces in accordance with Parking Ratio).

(iv)

Tenant’s Address:	Prior to Commencement Date:

731 Market Street, Suite 500 San Francisco, California 94103 Attention : Chief Financial Officer

On and after Commencement Date:

The Premises; Attention: Chief Financial Officer

With, at all times, a copy to:

Shartsis Friese LLC

One Maritime Plaza, l8th Floor

San Francisco, California 94111

Attention: Jonathan Kennedy and Kathleen K. Bryski

Landlord’s Address:	Post-Montgomery Associates c/o Prudential Real Estate Investors 4 Embarcadero Center, Suite 2700 San Francisco, California 94111 Attn: PRISA Asset Manager

With a copy by the same method to:	Post-Montgomery Associates c/o The Prudential Insurance Company of America 7 Giralda Farms Madison, New Jersey 07940 Attn: Frances Felice, Esquire

With a copy by the same method to:	Jones Long LaSalle Americas, Inc Post Montgomery Center One Montgomery Street, Suite 450 San Francisco, CA 94104

Rent Payment Address:	Post Montgomery Associates P.O. Box 51654 Los Angeles, CA 90051-5954

Brokers:

Landlord’s Broker:	Jones Lang LaSalle

Tenant’s Broker:	Jones Lang LaSalle

(v)

Exhibits:

Exhibit A:	Floor Plan(s) of Initial Premises
Exhibit B:	Rules and Regulations
Exhibit C:	Work Letter
Exhibit D:	Confirmation of Lease Term
Exhibit E:	Form of Letter of Credit
Exhibit F:	Floor Plan(s) of First Must-Take Space
Exhibit G:	Floor Plan(s) of Second Must-Take Space

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(vi)

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-vi-

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-vii-

OFFICE LEASE

THIS LEASE is made and entered into by and between Landlord and Tenant as of the Lease Date.

Landlord and Tenant hereby agree as follows:

1. Definitions.

1.1 Terms Defined. The following terms have the meanings set forth below.

Certain other terms have the meanings set forth elsewhere in this Lease.

Alterations: Alterations, additions or other improvements to the Premises made by or on behalf of Tenant (other than the initial leasehold improvements , if any, made by or on behalf of Tenant pursuant to the Work Letter).

ADA: ADA shall mean the Americans with Disabilities Act, a federal law codified at 42 U.S.C. Section 1210 l et seq., including, but not limited to, Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations , ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including all requirements of the California Unruh Civil Rights Act (Civil Code Section 51 et seq.), the Disabled Persons Act (Civil Code Section 54 et seq.), and the building standards set forth in Title 24 of the California Code of Regulations, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented .

Anti-Terrorism Law: Any Requirements relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them.

Bankruptcy Code: Bankruptcy Code shall mean the United States Bankruptcy Code.

Base Building Operating Expenses and Base Building Real Estate Taxes: The Building Operating Expenses and the Building Real Estate Taxes allocable to the Base Year.

Base Year: Base Year shall have the meaning set forth in the Basic Lease Information.

Building: The high-rise office portion of the Project, commonly known as One Montgomery Tower, including related Common Areas and the Project parking garage. The Building does not include the Galleria, other than the Project parking garage.

Building Holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, and Christmas Day.

(1)

Building Operating Expenses: Operating Expenses allocable to the Building. Landlord, in its reasonable discretion, shall determine the portion of Operating Expenses allocable to the Building in accordance with its operating principles and practices for the Project and/or the Building, as equitably determined by Landlord from time to time; provided, however, that Landlord shall make such allocation in a consistent and nondiscriminatory manner. If Jess than ninety-five percent (95%) of the rentable area of the Building is occupied during the Base Year or any subsequent calendar year during the Term, then those components of actual Building Operating Expenses for the Base Year and such subsequent calendar year which vary with variations in Building occupancy shall be adjusted to reflect Landlord’s reasonable estimate of Building Operating Expenses as if ninety-five percent (95%) of the entire rentable area of the Building had been occupied. Landlord’s reasonable “gross up” of such variable Building Operating Expenses shall be final and binding on Tenant, in the absence of manifest error. Notwithstanding any provision in this Lease to the contrary, in no event shall the amount of Building Operating Expenses for any calendar year subsequent to the Base Year be deemed to be less than the amount of Base Building Operating Expenses.

Building Real Estate Taxes: Eighty-eight and Four Tenths Percent (88.4%) of Real Estate Taxes, except that to the extent the Building, or a portion thereof, is separately assessed, then One Hundred Percent (100%) of such separately assessed Real Estate Taxes. Notwithstanding any provision in this Lease to the contrary, in no event shall the amount of Building Real Estate Taxes for any calendar year subsequent to the Base Year be deemed to be less than the amount of Base Building Real Estate Taxes.

Building Standard Hours: 7:00 a.m. to 6:00 p.m. on weekdays and 8:00 a.m. to 2:00 p.m. on Saturdays (except Building Holidays).

Building Systems: The life-safety, electrical, mechanical (including elevators), heating, ventilation, air-conditioning, plumbing, fire-protection, telecommunications, or plumbing other utility systems serving the Premises, the Building, the Project or the Galleria, as applicable.

Casualty: Fire, earthquake, or any other similar event of a sudden, unexpected, or unusual nature.

Casualty Discovery Date: Casualty Discovery Date shall have the meaning set forth in Section 12.1.

Claims: Any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments) , causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

Common Areas: Those areas of the Project designated by Landlord, in its sole discretion, from time to time for the nonexclusive use of occupants of the Project, and their agents, employees, customers, invitees and licensees, and other members of the public, including the roof-top garden terrace located in the Project. Common Areas do not include the exterior windows and walls and the roof of the Project (other than the roof-top garden terrace), or any space in the Project (including in the Premises) used for common shafts, stacks, pipes, conduits, ducts, electrical or other utilities, telecommunication systems, or other installations for Building Systems serving the Project.

(2)

Comparable Buildings: Comparable Buildings shall have the meaning set forth in Section 36.3.

Confidential Information: Confidential Information shall have the meaning set forth in Section 31.24.

Construction Guide: The Post Montgomery Center Construction Alterations Guide, as updated, revised and/or superseded from time to time.

Consumer Price Index: The United States Department of Labor, Bureau of Labor Statistics (“Bureau”), Consumer Price Index (All Urban Consumers, All Items, l 982-1984 = 100) for the Metropolitan Area of which San Francisco, California, is a part. If the Consumer Price Index is discontinued or revised, the Consumer Price Index shall mean the index designated as the successor or substitute index by the Bureau, or its successor agency, and if none is designated, a comparable index as determined by Landlord in its sole discretion, which would likely achieve a comparable result to that achieved by the use of the Consumer Price Index. If the base year of the Consumer Price Index is changed, then the conversion factor specified by the Bureau, or successor agency, shall be utilized to determine the Consumer Price Index.

Control: Ownership of more than fifty percent (50%) of all of the voting stock of a corporation or more than fifty percent (50%) of all of the legal and equitable interest in any other business entity.

Encumbrance: Any ground lease or underlying lease, or the lien of any mortgage, deed of trust, or any other security instrument now or hereafter affecting or encumbering the Project, or any part thereof or interest therein.

Encumbrancer: The holder of the beneficial interest under an Encumbrance.

Environmental Laws: All Requirements relating to the environment, health and safety, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials.

Equipment: Equipment shall have the meaning set forth in Section 31.1 . Escalation Rent: Tenant’s Percentage Share of the total dollar increase, if any, in Building Operating Expenses allocable to each calendar year, or part thereof, after the Base Year, over the amount of Base Building Operating Expenses, and Tenant’s Percentage Share of the total dollar increase, if any, in Building Real Estate Taxes allocable to the tax year or years occurring in each such calendar year over the Base Building Real Estate Taxes for the tax year or years occurring in the Base Year.

Event of Default: Event of Default shall have the meaning set forth m Section 20.1.

Excess Rent: Excess Rent shall have the meaning set forth in Section l 7.5(a).

(3)

Executive Order No. 13224: Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time.

Floor: The entire rentable area of any floor in the Building.

FSHP: The First Source Hiring Program, as described in Section 38.27.

Galleria: The retail shopping center portion of the Project, commonly known as The Crocker Galleria, including related Common Areas and the Project parking garage.

Hazardous Materials: Petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, mold, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws.

Impositions: Taxes, assessments, charges, excises and levies, business taxes, license, permit, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any Federal, State or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any Alterations; (ii) upon, or measured by, any Rent payable hereunder or services herein, including any gross receipts tax; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; or (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises. Impositions do not include franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

Indemnitees: Indemnitees shall have the meaning set forth in Section 16.l . Inducements: Inducements shall have the meaning set forth in Section 4.5.

Interest Rate: The greater of (i) ten percent (10%) per annum, or (ii) the Prime Rate plus six percent (6%); provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the Interest Rate shall be automatically reduced to the maxi mum rate of interest permitted by applicable law.

Interference: Interference shall have the meaning set forth in Section 31.1.

Land: The parcel of land shown as Lots 4, 5, 6, 7, 8, 14, 15 and 16 on that certain Parcel Map, filed February 13, 1981, at Page 6, in Book 19, of Parcel Maps, of the Official Records of the City and County of San Francisco, California.

Lease Year: Each consecutive twelve (12) month period during the Term of this Lease, provided that the last Lease Year shall end on the Expiration Date.

(4)

Lines: Lines shall have the meaning set forth in Section 31.1.

Major Alterations: Alterations which (i) may affect the structural portions of the Project, (ii) may affect or interfere with the Project roof, walls, elevators, heating, ventilating, air conditioning, electrical, plumbing, telecommunications, security, life -safety or other Building Systems, (iii) may affect the use and enjoyment by other tenants or occupants of the Project of their premises, (iv) may be visible from outside the Premises, (v) utilize materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Project, (vi) result in the imposition on Landlord of any requirement to make any alterations or improvements to any portion of the Project (including handicap access and life safety requirements) in order to comply with Requirements, or (vii) materially increase the cost to clean, maintain or repair, or increase the cost to relet, the Premises.

Minor Alterations: Alterations (i) that are not Major Alterations, (ii) that do not require the issuance of a building or other governmental permit, authorization or approval, (iii) that do not require work to be performed outside the Premises in order to comply with Requirements, and (iv) the cost of which does not exceed Seventy-Five Thousand Dollars ($75,000.00) in any one instance.

Net Worth: The excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding, however, from the determination of total assets, goodwill and other intangibles.

Operating Expenses: All costs of management, operation, ownership, maintenance and repair of the Project, including: (i) salaries, wages, bonuses, other compensation and all payroll burden of employees, payroll, social security, worker’s compensation, unemployment and similar taxes and impositions with respect to such employees, and the cost of providing disability or other benefits imposed by law or otherwise with respect to such employees; (ii) property management fees (not to exceed three percent (3%) of gross revenues for the Project) and expenses, including Landlord’s fees and expenses for any management performed by it; (iii) rental and other costs and expenses for Landlord’s, property management , and marketing offices in the Project; (iv) electricity, natural gas, water, waste disposal and recycling, sewer, heating, lighting, air conditioning and ventilating and other utilities; (v) janitorial, maintenance, security, life safety and other services, such as alarm service, window cleaning, elevator maintenance, landscaping and uniforms (and the cleaning and/or replacement thereof) for personnel providing services; (vi) materials, supplies, tools and rental equipment; (vii) license, permit and inspection fees and costs; (viii) insurance premiums and costs (including earthquake and/or flood if so elected by Landlord in its sole discretion), and the deductible portion of any insured loss under Landlord’s insurance or the amount that would be the deductible portion of such loss but for self-insurance thereof by Landlord; (ix) sales, use and excise taxes; (x) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any law, ordinance, rule, regulation or order relating to the Building; (xi) the cost of supplies and services such as telephone, courier services, postage and stationery supplies; (xii) normal repair and replacement of worn-out equipment, facilities and installations; (xiii) depreciation on personal property, including exterior window draperies provided by Landlord

(5)

and Common Area floor coverings, and/or rental costs of leased furniture, fixtures, and equipment ; (xiv) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program , including that currently coordinated through the U.S. Green Building council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”) provided that Conservation Costs (and Operating Expenses) will not include any capital cost incurred solely to initially achieve any specific conservation-related certifications such as a LEED rating, Energy Star rating or otherwise (provided, however, that Tenant acknowledges and agrees that the Building is, as of the date of this Lease, LEED certified (Platinum) and capital costs incurred in connection with maintaining such certification shall be included in Operating Expenses); and (xv) expenditures for capital improvements made at any time to the Project (A) that are intended in Landlord’s judgment as labor saving devices, or to reduce or eliminate other Operating Expenses or to effect other economies in the operation, maintenance, or management of the Project, or (B) that are necessary or appropriate in Landlord’s reasonable judgment for the health and safety of occupants of the Project and are consistent with the practices of owners of Comparable Buildings which owners are comparable to Landlord, or (C) that are necessary under any Requirements which were not applicable to the Project at the time it was constructed, (D) that are replacements of items which Landlord is obligated to maintain, or (E) Conservation Costs (collectively “Permitted Capital Expenditures”); Permitted Capital Expenditures shall be amortized by Landlord on a straight line basis over the useful life of the capital item in question, as determined by Landlord using generally accepted accounting principles consistently applied. The amortized Permitted Capital Expenditures may include interest at the rate paid by Landlord on any funds borrowed for such expenditures from an unaffiliated third-party financial institution, but in no event in excess of the market rate of interest customarily paid on such borrowed funds for such purposes; however Landlord may treat as costs chargeable in the calendar year incurred, and not as Permitted Capital Expenditures, any item that is less than two percent (2%) of Operating Expenses estimated by Landlord for the calendar year in question. Operating Expenses do not include:

(l)	Real Estate Taxes;

(2)	legal fees, brokers’ comm1ss1ons or other costs incurred in the negottat1on, termination, or extension of leases or in proceedings involving a specific tenant;

(3)	depreciation , except as set forth above;

(4)	interest, except as set forth above;

(5)	capital items, except Permitted Capital Expenditures;

(6)	sums (other than management fees, it being agreed that the management fees included in Operating Expenses are as described above) paid to subsidiaries or other affiliates of Landlord for services on or to the Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience;

(6)

(7)	attorney ‘s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building;

(8)	salaries or fringe benefits of (i) employees above the grade of general manager, and (ii) employees whose time is not spent directly and solely i n the operation of the Building, provided that if any employee performs services in connection with the Building and other buildings, costs associated with such employee may be proportionately included in Operating Expenses based on the percentage of time such employee spends in connection with the operation, maintenance and management of the Building;

(9)	any expenses for which Landlord has received actual reimbursement (other than through Operating Expenses);

(10)	costs in connection with leasing space in the Building, including brokerage commissions, brochures and marketing supplies, legal fees in negotiating and preparing lease documents;

(11)	any “tenant allowances”, “tenant concessions” and other costs or expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant leaseable space in the Building, except in connection with general maintenance and repairs provided to the tenants of the Building in general ;

(12)	The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant;

(13)	advertising and promotional expenditures;

(14)	fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable Requirements;

(15)	any fines, penalties or interest resulting from the gross negligence or willful misconduct of Landlord;

(16)	Landlord’s entertainment expenses and travel expenses, except for those travel expenses that are necessary, reasonable and incurred in connection with Landlord’s operation and maintenance of the Building;

(17)	any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing as of the date of this Lease in or about the Building, common areas or project except to the extent such removal, cleaning, abatement or remediation is related to the general and normal repair and maintenance of the Building;

(18)	costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds or would have received had Landlord maintained the insurance required under this Lease;

(7)

(19)	reserves not spent by Landlord by the end of the calendar year for which Operating Expenses are paid;

(20)	all bad debt loss, rent loss, or reserves for bad debt or rent loss;

(21)	ground lease rental; and

(22)	all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Building) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses.

In addition, Base Building Operating Expenses shall not include market-wide labor-rate increases due to extraordinary circumstances, such as boycotts and strikes, nor utility rate increases due to extraordinary circumstances, including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages (“Atypical Increases”); provided, however, that if Landlord excludes from Operating Expenses, any Atypical Increase(s) and such Atypical Increase(s) continues beyond the expiration of the Base Year, Operating Expenses during such subsequent year(s) shall similarly not include such Atypical Increase(s). If Landlord does not maintain earthquake insurance coverage during the Base Year and elects, in its sole and absolute discretion, to maintain such coverage during any calendar year of the Term after the Base Year (a “New Earthquake Insurance Line Item”), Operating Expenses for the Base Year shall be increased by an amount that would have been payable for such New Earthquake Insurance Line Item in the Base Year had such New Earthquake Insurance Line Item been included in the Base Year, as reasonably determined by Landlord (and, in the event that the New Earthquake Insurance Line Item is initially incurred for only a partial calendar year, the cost of such New Earthquake Insurance Line Item shall be grossed up to represent a full calendar year for both the Base Year and the calendar year in which the New Earthquake Insurance Line Item first is incurred) and, following the expiration of the calendar year during which the New Earthquake Insurance Line Item initially occurs, Tenant shall be liable for Tenant’s Percentage Share of the total dollar increase, if any, in Building Operating Expenses over the adjusted amount of Base Building Operating Expenses; provided, however, that any earthquake insurance related Operating Expenses that are renamed or recategorized (by applicable Requirements or otherwise) or that otherwise in substance were included in the Base Year shall not be included in or treated as a New Earthquake Insurance Line Item for purposes of this Section. Notwithstanding the foregoing, in no event shall any Operating Expenses for any calendar year following the Base Year in excess of the amount incurred in the Base Year but preceding the calendar year in which the New Earthquake Insurance Line Item occurs be retroactively adjusted as a result of such increase i n Operating Expenses for the Base Year, and in no event shall Tenant be entitled to a credit as a result of such increase. Further, in the event that during the Term or any extension thereto, earthquake insurance is removed from the Base Year (as opposed to shifted or combined with another category), and is omitted from Operating Expenses, Base Building Operating Expenses shall be reduced to reflect what Operating Expenses would have been in the Base Year had such category not been included in the Base Year.

(8)

Pre-Default Inducements: Pre-Default Inducements shall have the meaning set forth in Section 4.5.

Prime Rate: The prime rate (or base rate) reported in the Money Rates column or Section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first day on which The Wall Street Journal is published in the month in which the subject sums are payable or incurred.

Prohibited Person: (i) A person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other official publication of such list.

Project: The Land, all buildings and other improvements at any time located on the Land (including the Building and the Galleria), and all appurtenances related thereto, including the roof-top garden terrace and loading dock area, collectively commonly known as Post Montgomery Center.

Real Estate Taxes: Taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Project, or any personal property of Landlord used in the operation thereof or located therein, or Landlord’s interest in the Project or such personal property, by any Federal, State or local entity, including : (i ) all real property taxes and general, special, supplemental and escape assessments; (ii) charges, fees or assessments for transit, public improvements, employment, job training, housing, day care, open space, art, police, fire or other governmental services or benefits; (iii) service payments in lieu of taxes; (iv) any tax, fee or excise on the use or occupancy of any part of the Project; (v) any tax, assessment, charge, levy or fee for environmental matters, or as a result of the imposition of mitigation measures, such as parking taxes, employer parking regulations or fees, charges or assessments due to the treatment of the Project, or any portion thereof or interest therein, as a source of pollution or stormwater runoff; (vi) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes; and (vii) consultants’ and attorneys’ fees and expenses incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes. Real Estate Taxes do not include: (A) franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Real Estate Tax; and (B) penalties, fines, interest or charges due for late payment of Real Estate Taxes by Landlord. If any Real Estate Taxes are payable, or may at the option of the taxpayer be paid, in installments, such Real Estate Taxes shall, together with any interest that would otherwise be payable with such installment, be deemed to have been paid in installments, amortized over the maximum time period allowed by applicable law. In the event

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that during the Term Landlord receives any tax credit or tax rebate from any public authority with respect to the Premises to the extent applicable to the Term and of which Tenant has paid Tenant’s Percentage Share, Tenant shall be entitled to a Rent credit or, at Landlord’s option, refund of Tenant’s Percentage Share of such tax credit or tax rebate after first deducting any of Landlord ‘s costs and expenses in obtaining such tax credit or tax rebate. Such Rent credit or refund, at Landlord’s option, shall be credited against future installments of Rent or refunded to Tenant within forty-five (45) days of Landlord’s receipt of the tax credit or tax rebate. Notwithstanding the foregoing, Landlord’s obligation to provide Tenant with such Rent credit or refund shall expire eighteen (18) months after the expiration of the Term of the Lease.

Related Company: (i) An entity which controls, is controlled by, or is under common control with Tenant; (ii) an entity into or with which Tenant is merged or consolidated; (iii) an entity to which at least ninety percent (90%) of Tenant’s assets are transferred; or (iv) Tenant, where Tenant admits additional members in connection with obtaining additional equity investment in Tenant, so long as the identity of the persons responsible for the operation and management of the business of Tenant does not change.

Rent: Base Rent, Escalation Rent and all other additional charges and amounts payable by Tenant in accordance with this Lease.

Rent Payment Direction: Rent Payment Direction shall have the meaning set forth in Section 21.3.

Requirements: All laws, including Environmental Laws, ordinances, rules, regulations, orders, decrees, permits, and Requirements of courts and governmental authorities now or hereafter in effect, including the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder; the provisions of any insurance policy carried by Landlord or Tenant on any portion of the Project, or any property therein; the requirements of any independent board of fire underwriters; any directive or certificate of occupancy issued pursuant to any law by any public officer or officers applicable to the Project; the provisions of all recorded documents affecting any portion of the Project (including the Declaration of Crocker Properties, Inc., regarding building electric lighting, recorded August 26, 1981, as modified by Amended and Restated Declaration, dated December 5, 1984, recorded December 5, 1984), as any such document may be amended from time to time; and all life safety programs, procedures and rules from time to time or at any time implemented or promulgated by Landlord.

Tenant Parties: Tenant, all persons or entities claiming by, through or under Tenant, and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members .

Tenant’s Percentage Share: The percentage set forth in the Basic Lease Information as Tenant’s Percentage Share, as adjusted by Landlord from time to time to take into account a remeasurement of or changes in the physical size of the Premises, the Building or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Project or otherwise. Landlord reserves the right as of the commencement of the Second Extension Term to remeasure the Premises and the Building in accordance with the then current

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measurement standards promulgated by the Building Owners and Managers Association (BOMA) or other generally accepted measurement standards and thereafter to adjust Tenant’s Percentage Share accordingly . Notwithstanding the foregoing, except in the case of any expansion of the square footage of the Premises, in no event shall any such adjustment in the square footage of the Building increase Tenant’s Percentage Share during the initial Term of this Lease; provided, however, that in the event the rentable square footage of the entire Project is adjusted, Landlord shall be entitled to adjust Tenant’s Percentage Share in a consistent and equitable manner.

USA Patriot Act: The “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

Work Letter: The agreement attached hereto as Exhibit C, which sets forth the respective responsibilities of Landlord and Tenant regarding the design and construction of alterations, additions and improvements to the Initial Premises and First Must-Take Space.

1.2 Basic Lease Information. The Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control.

1.3 Certain Defined Terms. The parties acknowledge that (i) the rentable area of the Premises and the Building have been finally determined by the parties for all purposes under this Lease, including the calculation of Tenant’s Percentage Share, and will not, except as determined by Landlord or otherwise provided in this Lease, be changed, and (ii) the percentage for allocation of Building Real Estate Taxes is conclusive and binding on the parties. If, following the initial Term of this Lease, any space is added to or deleted from the Premises, or any abatement of Rent is based on rentable area, or any portion of the Project is remeasured, the rentable area for the added or deleted space, or such abatement or remeasurement, shall be determined in accordance with Landlord’s then current measurement standard, which is currently the American National Standard Institute/BOMA Method of Floor Measurement for office space, as promulgated by the Building Owners and Managers Association (commonly known as BOMA ANSI-Z-65.1-20l0).

2. Lease of Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the non-exclusive right to use, in common with others, the Common Areas, subject to the terms, covenants and conditions set forth in this Lease. Landlord reserves from the leasehold estate hereunder (i) all exterior walls and windows bounding the Premises, (ii) all space located within the Premises for common shafts, stacks, pipes, conduits, ducts, utilities, telecommunications systems, and other installations for Building Systems, the use thereof and access thereto, and (iii) the right to install, remove or relocate any of the foregoing for service to any part of the Project, including the premises of other tenants of the Building.

3. Term; Condition and Acceptance of Premises.

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3.1 Delivery of Initial Premises: Term Commencement. This Lease shall be effective as of the Lease Date. The Term of this Lease shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated or extended pursuant to the provisions of this Lease. The design and construction of any alterations, additions or improvements that Tenant may deem necessary or appropriate to prepare the Initial Premises for occupancy by Tenant shall be governed by the Work Letter. Except as otherwise expressly provided in this Lease, Tenant agrees to accept the Initial Premises in their “as-is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Initial Premises. As of the date hereof, to Landlord’s actual knowledge, Landlord has no actual knowledge that the Premises is in violation of Requirements. For purposes of this Section, “Landlord’s actual knowledge” and “knowledge” shall be deemed to mean and limited to the current actual knowledge of the Property Manager at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any Landlord of Landlord’s agents, employees or related entities and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal li ability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. However, notwithstanding the foregoing, Landlord agrees that the Building Systems located in or serving the Initial Premises, the First Must-Take Space and the Second Must-Take Space shall be in good working order as of the date Landlord delivers possession of the Initial Premises, the First Must-Take Space and the Second Must-Take Space, respectively, to Tenant. Except to the extent caused by the acts or omissions of Tenant or any of the other Tenant Parties or by any alterations or improvements performed by or on behalf of Tenant, if such Building Systems are not in good working order as of the date possession of the Initial Premises, the First Must-Take Space and the Second Must-Take Space, as applicable, is delivered to Tenant and Tenant provides Landlord with notice of the same within sixty (60) days following the date Landlord delivers possession of the portion of the Premises in which such Building Systems are not in good working order, Landlord shall be responsible for repairing or restoring the same and will proceed to do so promptly upon receipt of notice tendered to Landlord within such sixty (60) day period. Tenant agrees that in the event of the inability of Landlord to deliver possession of the Initial Premises on the Commencement Date set forth on the Basic Lease Information for any reason, Landlord shall not be liable for any damage resulting from such inability, but except to the extent such delay is the result of the acts or omissions of Tenant or any Tenant Parties, the Commencement Date shall be similarly delayed on a day-for-day basis. To the extent that any delay is the result of the acts or omissions of Tenant or any Tenant Parties, the Commencement Date and the commencement of Tenant’s obligation to pay Rent under this Lease with respect to the applicable portion of the Premises shall be accelerated by the number of days of such delay. Within ten (10) days after request, Tenant shall execute and deliver to Landlord a Confirmation of Lease Term in the form of Exhibit D attached hereto.

3.2 Early Entry. Subject to the terms of this Section 3.2 and provided that this Lease has been fully executed by all parties and Tenant has delivered all prepaid rental, the Letter of Credit, and insurance certificates required hereunder, Landlord grants Tenant the right to enter the Initial Premises, at Tenant’s sole risk, solely for the purpose of performing the Tenant Improvements (as described in the Work Letter) and installing telecommunications and data cabling, equipment, furnishings and other personalty. Such possession prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except that

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Tenant shall not be required to pay Base Rent or Escalation Rent or for the use of the elevators located in the Building with respect to the period of time prior to the Commencement Date during which Tenant occupies the Premises solely for such purposes. However, Tenant shall be liable for any utilities or special services provided to Tenant during such period. If Tenant takes possession of the Premises before the Commencement Date for such purpose, such possession shall be subject to the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent or Escalation Rent during such period. Said early possession shall not advance the Expiration Date.

4. Rent.

4.1 Obligation to Pay Base Rent. Tenant shall pay Base Rent to Landlord during the Term, in advance, in equal monthly installments, commencing on the Commencement Date, and thereafter on or before the first day of each calendar month during the Term; provided, however, that upon signing this Lease, Tenant shall pay to Landlord an amount equal to the Base Rent for the first full month of the Term, which amount shall be applied to the Base Rent owing for the first month of the Term following the Rent Abatement Period (as defined below). If the Commencement Date is other than the first day of a calendar month, the installment of prepaid Base Rent for the first month of the Term shall be prorated on the basis of a thirty (30) day month, and the balance shall be credited to Base Rent owing for the second month of the Term. lf the Expiration Date is other than the last day of a calendar month, or if this Lease shall be terminated as of a day other than the last day of a calendar month (except in the case of an Event of Default), the installment of Base Rent for the last fractional month of the Term shall be prorated on the basis of a thirty (30) day month.

4.2 Manner of Rent Payment. All Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset (except as otherwise expressly provided herein), in lawful money of the United States of America, and if payable to Landlord, at the Rent Payment Address, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant. Subject to the terms of this Section 4.2, at either parties’ election, and upon written notice to the other party, all payments required to be made by Tenant to Landlord hereunder (or to such other party as Landlord may from time to time specify in writing) shall be made by Electronic Transfers of Funds (“ETFs”) of immediately available federal funds before 11:00 a.m., Eastern Time, at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing. Notwithstanding anything to the contrary contained herein, Tenant acknowledges that ETFs may include without limitation transfers by automated clearinghouse (“ACH”), and Tenant shall have the right in its sole discretion to pay Rent due hereunder by ACH. Any such ACH transfers shall be paid by Tenant, from Tenant’s account in a bank or financial institution designated by Tenant and credited to Landlord’s bank account as Landlord shall have designated in Landlord’s ACH Account Information in Article I herein. Tenant acknowledges and agrees that Landlord shall have the right to designate a different bank or financial institution into which any ACH transfer is to be deposited.

4.3 Additional Rent. All Rent not characterized as Base Rent or Escalation Rent shall constitute additional rent, and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor.

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4.4 Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant when due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of such Rent; provided, however, that Tenant shall be entitled to a grace period of five (5) days following delivery of notice by Landlord for the first late payment in a calendar year. Any Rent, other than late charges, due Landlord under this Lease, if not paid when due, shall also bear interest at the Interest Rate from the date due until paid. The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of an Event of Default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease.

4.5 Additional Rent Upon Tenant’s Failure to Perform. Landlord and Tenant acknowledge that to induce Tenant to enter into this Lease, and in consideration of Tenant’s agreement to perform all of the terms, covenants and conditions to be performed by Tenant under this Lease, as and when performance is due during the Term, Landlord has incurred (or will incur) significant costs, including, without limitation, the following: (i) expenditures incurred to prepare the Premises for Tenant’s occupancy, (ii) commissions to Landlord’s Broker and/or Tenant’s Broker, (iii) attorneys’ fees and related costs incurred and/or paid by Landlord in connection with the negotiation and preparation of this Lease, and/or (iv) rent abatements or concessions (collectively, the “Inducements”). Landlord and Tenant further acknowledge that Landlord would not have granted the Inducements to Tenant but for Tenant’s agreement to perform all of the terms, covenants, and conditions to be performed by it under this Lease for the entire Term, and that Landlord’s agreement to incur such expenditures and grant such inducements is, and shall remain, conditioned upon Tenant’s faithful performance of all of the terms, covenants and conditions to be performed by Tenant under this Lease for the entire Term. Accordingly, if an Event of Default shall occur hereunder, Landlord shall be relieved of any unfulfilled obligation to grant Inducements hereunder, or to incur further expenses in connection therewith, and Tenant shall pay as liquidated damages for Landlord’s granting the Inducements and not as a penalty, within thirty (30) days after the occurrence of the Event of Default, as Additional Rent, the unamortized (as of the date of the Event of Default) amount of those Inducements incurred or granted prior to the date of the Event of Default (the “Pre-Default Inducements”), assuming the Pre-Default Inducements are amortized on a straight line basis over the Term. Landlord may or, at Tenant’s request, shall, after the occurrence of an Event of Default, forward a statement to Tenant setting forth the amount of the Pre-Default Inducements, but the failure to deliver such a statement shall not be or be deemed to be a waiver of the right to collect the Pre-Default Inducements or extend the date upon which such amount shall be due and payable.

4.6 Abated Base Rent. Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default under this Lease beyond applicable notice and cure periods, Tenant shall be entitled to an abatement of Base Rent with respect to each of the Initial Premises for the first full calendar month of the initial Term for such portion of the Premises (each, a “Rent Abatement Period”). The maximum total amount of Base Rent abated with respect to the

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Initial, Premises in accordance with the foregoing shall equal $222,407.50 (the “Abated Base Rent”). If Tenant defaults under this Lease beyond applicable notice and cure periods at any time during the Rent Abatement Period and fails to cure such default within any applicable cure period under the Lease, then Tenant’s right to receive the Abated Base Rent shall toll (and Tenant shall be required to pay Base Rent during such period of any Tenant default) until Tenant has cured, to Landlord’s reasonable satisfaction, such default and at such time Tenant shall be entitled to receive any unapplied Abated Base Rent until fully applied. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein , and Escalation Rent and all other rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

5. Calculation and Payments of Escalation Rent. During each full or partial calendar year of the Term subsequent to the Base Year, Tenant shall pay to Landlord Escalation Rent in accordance with the following procedures :

5.1 Payment of Estimated Escalation Rent. During December of the Base Year and December of each subsequent calendar year, or as soon thereafter as practicable, Landlord shall give Tenant notice setting forth its estimate of Escalation Rent due for the ensuing calendar year with reasonable specificity. On or before the first day of each month during each ensuing calendar year, Tenant shall pay to Landlord in advance, in addition to Base Rent, one-twelfth (1/12th) of such estimated Escalation Rent, unless such notice is not given in December, in which event Tenant shall continue to pay on the basis of the prior calendar year’s estimate until the month after such notice is given, and subsequent payments by Tenant shall be based on Landlord’s notice. With the first monthly payment based on Landlord’s notice, Tenant shall also pay the difference, if any, between the amount previously paid for such calendar year and the amount which Tenant would have paid through the month in which such notice is given, based on Landlord’s noticed estimate. If at any time Landlord reasonably determines that the Escalation Rent for the current calendar year will vary from Landlord’s estimate, Landlord may, by notice to Tenant, revise its estimate for such calendar year, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate.

5.2 Escalation Rent Statement and Adjustment. Within one hundred twenty (120) days after the close of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year, showing in reasonable detail (i) the Building Operating Expenses and the Building Real Estate Taxes comprising the actual Escalation Rent, and (ii) payments made by Tenant on account of Building Operating Expenses and Building Real Estate Taxes for such calendar year (“Landlord’s Statement”). If Landlord’s Statement shows that Tenant owes an amount that is more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within thirty (30) days after delivery of Landlord’s Statement. If Landlord’s Statement shows that Tenant owes an amount that is less than the payments previously made by Tenant for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after the termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. Notwithstanding any provision in this Lease to the contrary, however, in no event shall any decrease in Building Operating Expenses or Building Real Estate Taxes below

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the Base Building Operating Expenses or Base Building Real Estate Taxes, respectively, entitle Tenant to any refund, decrease in Base Rent, or any credit against sums due under this Lease. Each Landlord Statement shall be conclusive and binding upon Tenant; provided, however, that Landlord may revise the Landlord Statement for any calendar year if Landlord first receives invoices from third parties, tax bills or other information relating to adjustments to Building Operating Expenses or Building Real Estate Taxes allocable to such calendar year after the initial issuance of such Landlord Statement, and/or the amount of Building Operating Expenses or Building Real Estate Taxes allocable to the Base Year is subsequently adjusted. However, if Landlord fails to furnish Tenant Landlord’s Statement for a given calendar year within twenty-four (24) months after the end of the last calendar year of the Term (as the same may be extended) and such failure continues for an additional thirty (30) days after Landlord’s receipt of a written request from Tenant that such Landlord’s Statement is furnished, Landlord shall be deemed to have waived any rights to recover any underpayment of Operating Expenses from Tenant (except to the extent such underpayment is attributable to a default by Tenant in its obligation to make estimated payments of Operating Expenses), and Tenant shall be deemed to have waived any credit regarding overpayment of Operating Expenses by Tenant; provided that such twenty-four (24) month time limit shall not apply to Real Estate Taxes. Further, in no event shall the foregoing provision describing the time period during which Landlord is to deliver Landlord’s Statement in any manner limit or otherwise prejudice Landlord’s right to modify such Landlord’s Statement after such time period if new, additional or different information relating to such Landlord’s Statement is discovered or otherwise determined.

5.3 Proration for Partial Year. If the Commencement Date is other than the first day of a calendar year or if this Lease terminates other than on the last day of a calendar year (other than due to an Event of Default), the amount of Escalation Rent for such fractional calendar year shall be prorated on the basis of twelve (12) thirty (30) day months in each calendar year. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above.

5.4 Audit Right. Tenant shall have one hundred eighty (180) days after receipt of Landlord’s annual statement (including any revised annual statement) to notify Landlord in writing that Tenant desires to review Landlord’s books and records used in the preparation of such statement in connection with a Tenant dispute of such annual statement (“Audit Notice”). If Tenant timely delivers an Audit Notice to Landlord, Tenant’s auditor (“Tenant’s Auditor”) shall have the right, upon reasonable prior notice, during normal business hours, to examine all relevant records of Landlord concerning the year that is covered by such annual statement at the Building management office or other location designated by Landlord. Tenant’s Auditor shall be subject to Landlord’s prior written approval, which shall not be unreasonably, withheld or delayed. Without limiting the generality of the preceding sentence, Tenant’s Auditor shall be one of national standing, must have at least five (5) years of experience reviewing financial operating records of comparable office buildings in the San Francisco downtown financial district and/or the South of Market area of San Francisco and must not be retained on a contingency fee basis. The inspection of Landlord’s records must be completed within thirty (30) business days after Tenant’s Auditor commences its inspection and within sixty (60) days after Landlord’s receipt of the Audit Notice (provided that Landlord makes its books and records available to Tenant’s Auditor commencing within ten (10) business days after Landlord’s receipt of the Audit Notice). Tenant agrees to keep, and to cause Tenant’s Auditor to keep, all information obtained by Tenant

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or Tenant’s Auditor confidential. If requested by Landlord, Tenant shall require Tenant’s Auditor to sign and deliver a confidentiality agreement to Landlord, reasonably acceptable in form and content to Landlord, prior to Landlord making its books and records available for inspection. If Tenant fails to deliver an Audit Notice to Landlord within one hundred eighty (180) days after receipt of the annual statement, Tenant shall have no further right to dispute the correctness of such annual statement. If, as a consequence of any such audit, Landlord and Tenant mutually and reasonably determined that Landlord’s statement overstated Operating Expenses payable hereunder by more than five percent (5%), Landlord will reimburse Tenant for the commercially reasonable and actual, out of pocket costs and/or fees charged by Tenant’s Auditor.

6. Impositions Payable by Tenant. Tenant shall pay all Impositions prior to delinquency. If billed directly, Tenant shall pay such Impositions and concurrently present to Landlord satisfactory evidence of such payments . If any Impositions are billed to Landlord or included in bills to Landlord for Real Estate Taxes, then Tenant shall pay to Landlord all such amounts within thirty (30) days after receipt of Landlord’s invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition.

7. Use of Premises.

7.1 Permitted Use. The Premises shall be used solely for the Permitted Use and for no other use or purpose.

7.2 No Violation of Requirements. Tenant shall not do or permit to be done, or bring or keep or permit to be brought or kept, in or about the Premises, or any other portion of the Project, anything which (i) is prohibited by, will in any way conflict with, or would invalidate any Requirements; or (ii) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or increase the existing rate of or adversely affect any insurance policy carried by Landlord, or subject Landlord to any liability or responsibility for injury to any person or property; or (iii) will in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them. If Tenant does or permits anything to be done which increases the cost of any policy of insurance carried by Landlord, or which results in the need, in Landlord’s good faith judgment, for additional insurance to be carried by Landlord or Tenant with respect to any portion of the Project, then Tenant shall reimburse Landlord, upon demand, for any such additional premiums or costs, and/or procure such additional insurance, at Tenant’s sole cost and expense. Invocation by Landlord of such right shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use that gives rise to the additional insurance premium or requirement or from invoking any other right or remedy available to Landlord under this Lease. Tenant shall not bring into the Premises or any portion thereof, any furniture, fixtures and/or equipment, and/or make any Alterations to the Premises, the aggregate weight of which would exceed the specified live load capacity of the Floor or Floors on which the Premises are located.

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7.3 Compliance with Requirements. Tenant, at its cost and expense, shall promptly comply with all Requirements applicable to Tenant’s use or occupancy of, or business conducted in, the Premises, and shall maintain the Premises and all portions thereof in compliance with all applicable Requirements. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding involving Tenant, whether or not Landlord is party thereto, that Tenant is in non-compliance with any Requirement shall be conclusive of that fact. In addition, Tenant shall make all modifications to any portion of the Project outside the Premises (including whether structural or capital in nature), which are necessitated, in whole or in part, by (i) Tenant’s use or occupancy of, or business conducted in, the Premises, (ii) any acts or omissions of Tenant or any other Tenant Parties, (iii) any Alterations, or (iv) an Event of Default, or Landlord may elect to perform such modifications at Tenant’s expense. Notwithstanding the foregoing, as between Tenant and Landlord, Landlord shall be responsible for correcting any violations of Requirements existing and as interpreted and enforced as of the date hereof, with respect to the Common Areas, the Building Structure and the Building Systems; however, Tenant’s right to require Landlord to perform any such work will be limited to the extent that (a) such correction is necessary for Tenant to use the Premises for general office use in a normal and customary manner and/or for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (b) Landlord’s failure to perform such correction would impose liability upon Tenant under Requirements . The cost of any such work will, to the extent permitted by Article 5, be included in Operating Expenses. However, Landlord shall not be required to correct any violation that (i) is triggered by the acts or omissions of Tenant or any other Tenant Parties, including without limitation as a result of any matter that is Tenant’s responsibility under this Section 7.3 or any other provision hereof (but not including general office usage or the construction of normal office improvements); or (ii) arises under any provision of the ADA other than Title ill thereof. Landlord may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Requirements, and appealing any order or judgment to the extent permitted by Requirements; provided, however, that, after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations of Requirements that arise out of or in connection with any claims brought with respect to the Premises or Tenant’s occupancy therein (including if such violation is outside the Premises) under any provision of the Americans with Disabilities Act other than Title III, the specific nature of the occupancy or use of or business in the Premises by Tenant or any of the other Tenant Parties (other than general office use and occupancy density), or the presence of one or more persons with a particular disability, the acts or omissions of Tenant or any of the other Tenant Parties and any repairs, alterations, additions or improvements performed by or on behalf of Tenant or any of the other Tenant Parties.

7.4 No Nuisance. Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Project, which would injure or annoy, or obstruct or interfere with the rights of, Landlord or other occupants of the Project, or others lawfully in or about the Project; (ii) use or allow the Premises to be used in any manner inappropriate for a first-class office building and the Project, or for any improper or objectionable purposes, or do or permit any act which in Landlord’s sole judgment might damage the reputation of the Project; or (iii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Project.

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7.5 Compliance With Environmental Laws; Use of Hazardous Materials. Without limiting the generality of Section 7.3 above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to: (i) the use and occupancy of the Premises pursuant to this Lease, and (ii) Tenant’s and Tenant’s Parties’ access and/or use of any other areas at the Project. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Project, except in accordance with the Rules and Regulations. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Materials for “general office purposes” (such as toner for copiers and typical office cleaning products) to the extent customary and necessary for the Permitted Use of the Premises; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building, or Project or surrounding land or environment. In the event of a release of any Hazardous Materials caused by, or due to the act or neglect of, Tenant or any other Tenant Parties, Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s sole discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.

8. Building Services.

8.1 Maintenance of Project. Landlord shall maintain the Common Areas, all exterior landscaping, the windows in the Building, the Building Systems, the telephone cable distribution system serving the Building to the telephone terminal on each Floor, the common shafts, stacks, pipes, conduits, and ducts containing such equipment and systems and the space containing them, and the structure of the Building, in good condition, except for ordinary wear and tear, damage by Casualty or condemnation (governed by Articles 12 and 13, respectively), or damage occasioned by the act or omission of Tenant or any other Tenant Parties, which damage shall be repaired by Landlord at Tenant’s expense. Landlord shall have the right, exercised by Landlord in its sole discretion, in connection with its maintenance of the Project hereunder, (i) to change the arrangement and/or location of any Common Area amenity, installation or improvement, or other public parts of the Project, and (ii) to utilize portions of the Common Areas from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that Landlord may determine are desirable; provided that Landlord shall not have any right in connection therewith to materially and adversely affect Tenant’s access to the Premises, except only as may be required to comply with Requirements or as a result of any fire or other Casualty or condemnation.

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8.2 Building-Standard Services. Landlord shall cause to be furnished to Tenant: (i) tepid and cold water to those points of supply and in volumes provided for general use of tenants in the Building; (ii) electricity to the Premises for the operation of Tenant’s electrical systems as follows: (A) for plug load at a demand load on a monthly basis of not less than five (5) watts per rentable square foot of the Premises; the foregoing demand load requirement shall exclude electrical wiring and facilities for connection to Tenant’s lighting fixtures; the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (B) for the operation of Tenant’s lighting at a demand load on a monthly basis of not less than 1.25 watts per rentable square foot of the Premises; (iii) so long as Tenant maintains an overall consistent occupancy density within the Premises (that is, portions of the Premises are not occupied in an overly dense clustered environment), heat, ventilation and air conditioning (“HVAC”) generally consistent with Comparable Buildings (as reasonably determined by Landlord) from 7:00 a.m. to 6:00 p.m. on weekdays and 8:00 a.m. to 2:00 p.m. on Saturdays (except Building Holidays); (iv) passenger elevator service; (v) freight elevator service subject to then applicable Building-standard procedures and scheduling; (vi) lighting replacement for Building-standard lights; (vii) restroom supplies; (viii) window washing as determined by Landlord; and (ix) janitor service on a five (5) day per week basis (excluding Building holidays), except Landlord shall not be required to clean portions of the Premises used for preparing or consuming food or beverages or provide special treatment or services for above-standard tenant improvements. Landlord may establish in the Premises or other portions of the Project such measures as it deems necessary or appropriate to conserve energy, including automatic switching of lights and/or more efficient forms of lighting. When and if so elected by Landlord, in its sole discretion from time to time or at any time, Landlord may also provide security services for the Project (but not individually for Tenant or the Premises) of such scope and type as Landlord may determine in its sole discretion. Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security services which Landlord elects to provide, or on account of Landlord’s election not to provide any security service or services, or for the failure of any security services to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s energy usage with respect to the Premises directly from the applicable utility company.

8.3 Interruption or Unavailability of Services. Landlord shall not be in default hereunder or liable for any damages directly or indirectly resulting from, Rent shall not be abated, no constructive or other eviction shall be construed to have occurred, and Tenant shall not be relieved from any of its obligations under this Lease, by reason of the failure to furnish or delay in furnishing any maintenance or services under this Article 8, regardless of the cause of

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such failure. Landlord shall use commercially reasonable efforts promptly to remedy any failure or interruption in the furnishing of such maintenance or services. Landlord makes no warranty or representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Project or the Premises to maintain temperatures that may be required for, or because of, any of Tenant’s fixtures or equipment which uses other than the fractional horsepower normally required for standard office equipment and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith. However, notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive business days solely as a result of an interruption, diminishment or termination of any essential services that Landlord is obligated to provide pursuant to the terms of this Lease due to Landlord’s (or Landlord’s employees’ contractors’ or representatives’) active negligence or willful misconduct and such interruption, diminishment or termination of services is otherwise reasonably within the control of Landlord to correct (a “Service Failure”), then Tenant, as its sole remedy, shall be entitled to receive an abatement of the Base Rent payable hereunder during the period beginning on the sixth (6th) consecutive business day of the Service Failure and ending on the day the interrupted service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8.4 Tenant’s Use of Excess Electricity and Water; Premises Occupancy Load. Tenant shall not, without Landlord’s prior consent, which shall not be unreasonably withheld: (i) install in the Premises, (A) lighting, equipment, and/or apparatus, the aggregate average monthly power usage of which exceeds the usage Landlord reasonably determines to be typical, normal and customary for occupants of the Building and consistently applies to all such occupants, (B) heat-generating or heat-sensitive equipment, or lighting other than Building-standard lights, (C) supplementary air conditioning facilities, (D) Alterations which reconfigure the Premises, or fixtures or equipment therein, which adversely affect the temperature otherwise maintained by the Building-standard HVAC system, or (E) equipment that requires a separate temperature-controlled room, or (ii) subject to the terms and conditions of this Lease, permit occupancy levels in excess of one person per one hundred fifty (150) feet of rentable area (the “Standard Density”). If, pursuant to this Section 8.4, Landlord consents to any installation or occupancy pursuant to clauses (i) or (ii) above, Landlord may, at Landlord’s election after notice to Tenant or upon Tenant’s request, install such supplementary air conditioning facilities in the Premises, or otherwise modify the heating, ventilation and air conditioning system serving the Premises, and/or increase the supply of electricity to the Premises, in order to maintain the temperature otherwise maintained by the Building HVAC system, and/or to supply any increase in the electricity demand of the Premises, and/or to serve any separate temperature-controlled room. Tenant shall pay the cost of any transformers, additional risers, panel boards, and all other facilities if, when and to the extent installed hereunder or required to furnish power for, and all costs of supplying and maintaining, any supplementary air conditioning facilities or modified ventilating and air conditioning equipment. The capital, maintenance and service costs of installing, supplying, and maintaining any such facilities, utilities, and modifications, as reasonably determined by Landlord, shall be paid by Tenant as Rent.

Tenant acknowledges and agrees that the improvements in the Initial Premises existing as of the date of this Lease were designed to accommodate an occupancy level of one person per two hundred (200) square feet of rentable area (the “Initial Premises Standard Density”). If and to

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the extent that Tenant desires additional HVAC services to service the Initial Premises as a result of Tenant’s occupancy of the Initial Premises at a density greater than the Initial Premises Standard Density, and/or desires additional HVAC services to service the other components of the Premises as a result of Tenant’s occupancy of such other components of the Premises at a density greater than the Standard Density, Tenant will bear the actual cost of providing such additional HVAC service (which may include modification of the HVAC or other systems and/or the installation of new or upgraded equipment and components thereof). Unless and until the Premises are upgraded (if necessary) to accommodate Tenant’s occupancy density as set forth above, with respect to services affected thereby, or if Tenant, not Landlord, performs the upgrade, the standard to which Landlord is required to provide such services as set forth in this Lease shall not apply.

If Landlord reasonably believes that Tenant is using excess electricity or water, Landlord, at its election, may also install and maintain an electric current meter or water meter (together with all necessary wiring and related equipment) at the Premises to measure the power and/or water usage of electricity and/or such ventilation and air conditioning equipment, or may otherwise cause such usage to be measured by reasonable methods; if any such meter verifies that Tenant is using excess electricity or water, the cost of procurement and installation of such meter shall be reimbursed by Tenant to Landlord. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s energy usage with respect to the Premises directly from the applicable utility company.

8.5 Provision of Additional Services. If Tenant desires services in amounts additional to or at times different from those set forth in Section 8.2 above, or any other services that are not provided for in this Lease, Tenant shall make a request for such services to Landlord with such advance notice as Landlord may reasonably require. If Landlord provides such services to Tenant, Tenant shall pay Landlord’s then-standard charges for such services (including Landlord’s then Building-standard administrative fee and such indirect costs as engineers’ expenses and a reasonable allowance for wear and tear on the Building Systems) within thirty (30) days after Tenant’s receipt of Landlord’s invoice.

8.6 Tenant’s Supplemental Air Conditioning. If Landlord consents to Tenant’s installation of supplementary air conditioning facilities under Section 8.4 above or the Work Letter, Tenant shall have access to and use of the Building’s condenser water up to and not to exceed five (5) tons per full floor of Premises for such facilities. Tenant shall reimburse Landlord for (i) Landlord’s then-current Building standard charges for Tenant’s usage of such condenser water, and (ii) Tenant’s Percentage Share of Landlord’s then-current Building standard charges for maintaining the system that supplies such condenser water, within thirty (30) days after Tenant’s receipt of Landlord’s invoice. Landlord shall have the right to install, at Tenant’s cost and expense, meters to measure Tenant’s usage hereunder for purposes of calculating the charges payable by Tenant for such condenser water.

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8.7 Access. Tenant shall have access to the Building and the Premises for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards to the extent applicable.

9. Maintenance of Premises. Tenant shall, at Tenant’s cost and expense, keep the non-structural portions of the Premises in good condition and repair, except for ordinary wear and tear, damage by Casualty or condemnation, and the maintenance and repair to be performed by Landlord pursuant to Section 8.1 above. Except as specifically set forth in this Lease, Landlord (i) has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, or any part thereof, and (ii) has no obligation respecting the condition, maintenance and repair of the Premises or any other portion of the Project. Tenant hereby waives all rights, including under SubSection I of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law now or hereafter in effect, to make repairs which are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent or in lieu thereof to vacate the Premises or terminate this Lease.

10. Alterations to Premises. All Alterations shall be made in accordance with the Construction Guide, the Building-standard procedures, specifications, and details (including the standard for construction and quality of materials in the Project) as then established by Landlord, all applicable Requirements, and the provisions of this Article 10. In the event of any conflict between this Article 10 and the Construction Guide, the Building-standard procedures, specifications or details then in effect, the provisions of this Article 10 shall govern.

10.1 Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which as to only any Major Alterations may be given or withheld in Landlord’s sole discretion.

Landlord agrees to respond to any written request by Tenant for approval of Alterations tendered to Landlord in accordance with the terms and conditions of this Lease which approval is required hereunder within ten (10) business days after delivery of Tenant’s written request (provided, however, of such Alterations are structural in nature, such time period shall be increased to fifteen (15) business days); Landlord’s response shall be in writing and, if Landlord withholds its consent, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval, the basis for such disapproval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval within such ten (10) business day period (or fifteen (15) business day period, as the case may be), Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that specifically identifies the applicable Plans and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 10.1 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE ALTERATIONS DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) business days after receipt by Landlord, the work in question (other than structural Alterations) shall be deemed approved by Landlord. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any plans, Tenant may revise Tenant’s plans to incorporate the changes suggested by Landlord in Landlord’s notice of disapproval, and resubmit such plans to Landlord; in such event, the scope of Landlord’s review of such plans shall be limited to Tenant’s correction of the items in which Landlord had

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previously objected in writing and to any other portion of such plans affected or otherwise impacted by the changes. Landlord’s review and approval (or deemed approval) of such revised plans shall be governed by the provisions set forth above in this Section 10.1). The procedure set out above for approval of Tenant’s plans will also apply to any change, addition or amendment to Tenant’s plans.

10.2 General Requirements.

(a) Except as otherwise provided in the Work Letter with respect to the initial leasehold improvements to the Premises (if any), all Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such portion of such work at Tenant’s expense.

(b) All Alterations shall be performed only by contractors, engineers or architects approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the Building Systems, provided that such vendors will charge commercially reasonable rates for providers of similar services with similar experience and expertise. Landlord and Tenant acknowledge and agree that as of the date of this Lease, the following are the approved structural professionals to be used at the Building provided that Landlord may amend the list of approved structural professionals by providing written notice thereof to Tenant): Patrick Buscovich & Associates and Rivera Consulting Group. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance.

(c) Prior to commencement of the Alterations (including, without limitation, the Tenant Improvements in the Premises), Tenant shall deliver to Landlord (i) any building or other permit required by Requirements in connection with the Alterations; and (ii) a copy of executed construction contract(s). In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations: (A) commercial general liability insurance with limits of not less than Five Million Dollars ($5,000,000.00) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than Five Million Dollars ($5,000,000.00) in the aggregate; (B) commercial automobile liability insurance with a policy limit of not less than Five Million Dollars ($5,000,000.00) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code l “any auto,” and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; and (C) worker’s compensation with statutory limits and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per

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occurrence. All insurance required by this Article 10 shall be issued by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VII or better. All such insurance policies (except workers’ compensation insurance) shall (i) provide that Landlord, Landlord’s managing agent, any Encumbrancer, PR Post Montgomery LLC, a Delaware limited liability company, PRISAREIT, Inc., a Florida corporation, PRISA LHC, LLC, a Delaware limited liability company, Prudential Investment Management, Inc., and any other person reasonably requested by Landlord is designated as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent, (2) specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and (3) provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (l0) days’ prior notice) (provided, however, that in the event that Tenant’s insurance carrier will not provide such notice to Landlord, then Tenant must provide such written notice to Landlord within the time frames set forth above). Tenant shall cause Tenant’s general contractor to notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Upon Landlord’s request, Tenant shall deliver certificates of insurance for such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord. Tenant acknowledges and agrees that Landlord may require other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance. Notwithstanding the foregoing, except to the extent required by any Encumbrancer, Landlord shall only require any such increase in the amount of existing insurance required pursuant to this Section in the event that (i) Landlord reasonably determines that the amount of insurance carried by Tenant hereunder is materially less than the amount or type of insurance coverage typically carried by tenants of the Building and owners (which owners are comparable to Landlord) or tenants of Comparable Buildings, or (ii) if Tenant’s use of the Premises should change with or without Landlord’s consent and such changed used reasonably justifies an adjustment to Tenant’s insurance coverage.

(d) Tenant shall give Landlord at least twenty (20) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall comply with the requirements of Sections 8700 through 8730 of the California Civil Code as the contracting owner, to the extent applicable, and prior to commencement of construction, Tenant shall provide Landlord with evidence of compliance with said statute. Tenant acknowledges that the contractual waiver of the benefits of California Civil Code Sections 8700 through 8730 is expressly declared to be against public policy.

(e) Tenant shall cause Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Project, and complete the same with due diligence as soon as possible after commencement. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Project.

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(f) In addition to the foregoing, as a condition of its consent to Alterations hereunder costing in excess of One Hundred Thousand Dollars ($100,000.00), Landlord may impose any reasonable Requirements that Landlord considers reasonably necessary, including a requirement that Tenant provide Landlord with a surety bond, a letter of credit, or other financial assurance that the cost of the Alterations will be paid when due.

10.3 Landlord’s Right to Inspect. Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable Requirements, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration . Notwithstanding the foregoing, except in emergency situations, as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to mm1m1ze interference with Tenant’s performance of any such Alterations.

10.4 Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Civil Code Section 8182 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Five Thousand Dollars ($5,000.00) in the aggregate.

10.5 Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively , Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord.

10.6 Ownership and Removal of Alterations.

(a) Ownership. All Alterations shall become a part of the Project and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment and movable furniture shall remain the property of Tenant.

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(b) Removal. Subject to the terms and conditions of this Lease, if required by Landlord, Tenant, prior to the expiration of the Term or sooner termination of this Lease, shall, at Tenant’s sole cost and expense, timely (i) remove any or all Specialty Alterations (as defined below in this Section 10.6), (ii) restore the Premises to the condition existing prior to the installation of such Specialty Alterations, and (iii) repair all damage to the Premises or Project caused by the removal of such Specialty Alterations. With respect to those Specialty Alterations which may be required to be removed at the expiration or earlier termination of the Term of this Lease, Tenant may, at its election and by sending written notice to Landlord no sooner than one hundred fifty (150) days and no later than one hundred twenty (120) days before the expiration of the then-current Term of this Lease, request in writing, using large and conspicuous font, that Landlord identify those portions of any Specialty Alterations that shall be required to be removed on or before the expiration or termination of the Term of the Lease (provided, however, in any event, unless otherwise notified by Landlord, Tenant shall remove all wire and cabling (including, without limitation, the Lines) installed by or on behalf of Tenant at or servicing the Premises). Landlord shall identify those portions of any Specialty Alterations that Tenant shall be required to remove in a written notice tendered to Tenant at least ninety (90) days prior to the expiration or earlier termination of this Lease, if and to the extent that Landlord fails to identify any Specialty Alterations in such time period, Landlord shall be deemed to have waived the right to require removal of any such Specialty Alterations not included in a removal notice (provided that in any event Tenant shall be required to remove data and voice cabling installed as part of such Specialty Alterations).

Tenant shall use a contractor designated by Landlord for any such removal and repair. If Tenant fails to remove, restore and repair under this Section, then Landlord may remove such Specialty Alterations and perform such restoration and repair, and Tenant shall reimburse Landlord for costs and expenses incurred by Landlord in performing such removal, restoration and repair. Subject to the foregoing provisions regarding removal, all Alterations shall be Landlord’s property and at the expiration of the Term or termination of this Lease shall remain on the Premises without compensation to Tenant. Notwithstanding the foregoing, it is agreed that other than Lines, Tenant shall have no obligation to remove any standard office improvements shown on the Plans and Specifications (as defined in Exhibit C attached hereto) as of the date of this Lease (other than data and voice wire and cabling which shall be required to be removed at the expiration or earlier termination of this Lease unless Landlord otherwise notifies Tenant in writing).

As used herein, a “Specialty Alteration” shall mean any Alteration that is not a normal and customary general office improvement, including, but not limited to improvements which (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii ) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), (v) consist of the dedication of any material portion of the Premises to non-office usage (such as classrooms, bicycle storage rooms, kitchens, laboratories, manufacturing facilities), or (vi) can be seen from outside the Premises. For avoidance of doubt, an open ceiling will not be considered a Specialty Alteration.

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Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Specialty Alteration contains the following language “PURSUANT TO ARTICLE 10 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT SPECIALTY A LTERATION, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH SPECIALTY ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for any Specialty Alteration, if it so does, Tenant shall also be notified whether or not Landlord will require that such Specialty Alteration be removed upon the expiration or earlier termination of this Lease. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to notify Tenant within twenty (20) days of Landlord’s receipt of such notice whether Tenant shall be required to remove the Specialty Alteration at the expiration or earlier termination of this Lease, Tenant may, within fifteen (15) days following the expiration of the twenty (20) day period described above, provide to Landlord a second written notice (the “Second Notice”) substantially in compliance with the foregoing requirements but also substantially containing the following language: “THIS IS TENANT’S SECOND NOTICE TO LANDLORD. LANDLORD FAILED TO RESPOND TO TENANT’S FIRST NOTICE IN ACCORDANCE WITH THE TERMS OF ARTICLE 10 OF THE LEASE. IF LANDLORD FAILS TO RESPOND TO THIS NOTICE IN FIVE (5) BUSINESS DAYS WITH RESPECT TO TENANT’S OBLIGATION TO REMOVE THE SUBJECT SPECIALTY ALTERATION, TENANT SHALL HAVE NO OBLIGATION TO REMOVE THE SUBJECT SPECIALTY ALTERATION AT THE EXPIRATION OR EARLIER TERMINATION OF ITS LEASE”. If (a) Tenant’s second written notice strictly complies with the terms of this Section 10.6, (b) Landlord fails to notify Tenant within five (5) business days of Landlord’s receipt of such second written notice, Tenant will not be required to remove the subject Specialty Alterations at the expiration or earlier termination of this Lease (provided that in any event unless otherwise specifically notified in writing by Landlord, Tenant shall be required to remove all data and voice wire and cabling installed by or on behalf of Tenant (including, without limitation, the Lines).

10.7 Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

10.8 Landlord’s Fee. In connection with installing or removing Alterations, Tenant shall pay to Landlord the following construction management fee: (i) for improvements or other work managed by Landlord, such construction management fee shall be 5% of the total hard and soft costs of such improvements or other work if such cost are equal to or less than $500,000.00, 4% of the total hard and soft costs of such improvements or other work if such cost are greater than $500,000.00 but not more than $1,000,000.00, and 3% of the total hard and soft costs of such improvements or other work if such cost are greater than $1,000,000.00, and (ii) for improvements or other work managed by Tenant (excluding the cost of cabling and wiring of Tenant’s furniture, audio-visual equipment costs, and the cost of Tenant’s furniture) such

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construction management fee shall be 1% of the total hard and soft costs of such improvements or other work (provided that for purposes of calculating the construction management fee, such costs shall exclude the cost of cabling and wiring of Tenant’s furniture, audio-visual equipment costs, and the cost of Tenant’s furniture).

Such fee is compensation for the review and approval of Tenant’s plans, specifications and working drawings, and administration by Landlord of the construction, installation or removal of Alterations, and restoration of the Premises to their previous condition . Landlord may hire third parties to review Tenant’s plans, specifications and working drawings and/or to supervise the construction, installation or removal of Alterations from the Premises, in which event Tenant shall reimburse Landlord for the reasonable out-of-pocket fees and costs charged by such third parties. Tenant shall pay the amount of all fees and costs owing pursuant to this Section 10.8 within thirty (30) days after receipt from Landlord of a statement or invoice therefor.

11. Liens. Tenant shall keep the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant pursuant to this Lease or otherwise. Landlord shall have the right to post and keep posted on the Premises any notices permitted or required by Jaw or which Landlord may deem to be proper for the protection of Landlord and the Project from such liens. If Tenant does not, within ten (10) business days following Landlord’s notice to Tenant of the recording of notice of any such lien, cause the same to be released of record or bonded against, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by any means as Landlord shall deem proper, including by payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as additional rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. The bond permitted under this Section shall be issued by a company reasonably acceptable to Landlord.

12. Damage or Destruction.

12.1 Obligation to Repair. Except as otherwise provided in this Article 12, if the Premises, or any other portion of the Project necessary for Tenant’s use and occupancy of the Premises, are damaged or destroyed by Casualty, Landlord shall, within ninety (90) days after Landlord obtains actual knowledge of such damage or destruction (“Casualty Discovery Date”) or as soon thereafter as possible, notify Tenant (a “Casualty Notice”) of the estimated time, in Landlord’s reasonable judgment, required to repair such damage or destruction. If Landlord estimates that the necessary repairs can be completed within one hundred eighty (180) days after Landlord’s Casualty Notice, and if Landlord receives insurance proceeds sufficient for such purpose, then (i) Landlord shall repair the Premises, and/or the portion of the Project necessary for Tenant’s use and occupancy of the Premises, to substantially the condition existing immediately before such damage or destruction, to the extent permitted by and subject to then applicable Requirements; (ii) this Lease shall remain in full force and effect; and (iii) to the extent such damage or destruction did not result from the negligence or willful act or omission of Tenant or any other Tenant Parties, Base Rent shall abate, for such part of the Premises rendered un usable by Tenant in the conduct of its business during the time such part is so unusable, in the proportion that the rentable area contained in the unusable part of the Premises bears to the total rentable area of the Premises.

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12.2 Landlord’s Election. If Landlord estimates that the necessary repairs cannot be completed within two hundred forty (240) days after the date of Landlord’s Casualty Notice, or if insurance proceeds are insufficient for such purpose, or if Landlord does not otherwise have the obligation to repair or restore the damage or destruction pursuant to Section 12.l, then in any such event Landlord may elect, in Landlord’s Casualty Notice to Tenant pursuant to Section 12.1, to (i) terminate this Lease or (ii) repair the Premises or the portion of the Project necessary for Tenant’s use and occupancy of the Premises pursuant to the applicable provisions of Section 12.l above. If Landlord terminates this Lease, then this Lease shall terminate as of the date specified in Landlord’s notice.

12.3 Tenant’s Election. Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by or rendered inaccessible by a Casualty and the Casualty Notice provides that such damage cannot reasonably be repaired (as reasonably determined by Landlord) within two hundred forty (240) days after Landlord’s Casualty Notice; (b) the Casualty was not caused by the negligence or willful misconduct of Tenant or any of the Tenant Parties; and (c) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of the Casualty Notice. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises within sixty (60) days after the expiration of the estimated period of time set forth in Landlord’s Casualty Notice, which period shall be extended to the extent of any delays caused by Tenant or delays due to insurance, then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended; provided, however, if Landlord completes the subject repair and restoration prior to the expiration of such thirty (30) day period, Tenant’s termination of this Lease shall be deemed null and void and of no further force and effect.

12.4 Cost of Repairs. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under the insurance policies Tenant is required to carry under subsections and (iii) of Section 14.l(c), other than insurance proceeds attributable to Tenant’s personal property, including without limitation cabling and wiring installed by Tenant in the Premises. If neither party elects to terminate this Lease pursuant to the provisions of this Article 12, Landlord shall repair the Building Systems and any portion of the Project necessary for Tenant’s use and occupancy of the Premises and, to the extent Landlord receives insurance proceeds therefor, all improvements in the Premises, including Alterations. Tenant shall replace or repair, at Tenant’s cost and expense, Tenant’s furniture, equipment, trade fixtures and other personal property in the Premises.

12.5 Damage at End of Term. Notwithstanding anything to the contrary contained in this Article 12, if the Premises, or any portion thereof or of the Project necessary for Tenant’s access to or use and occupancy of the Premises for the Permitted Use (as reasonably determined by Landlord), are damaged or destroyed by Casualty within the last twelve (12) months of the Term and Landlord estimates that the necessary repairs cannot be completed

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within ninety (90) days, then Landlord and Tenant shall each have the right, in their sole discretion, to terminate this Lease by notice to the other party given within ninety (90) days after the Casualty Discovery Date. Such termination shall be effective on the date specified in such notice, but in no event later than the end of such ninety (90) day period .

12.6 Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Premises, or any other portion of the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2) and 1933(4), providing for the termination of a lease upon destruction of the leased property.

12.7 No Discrimination. If Landlord has the right to terminate this Lease pursuant to this Article 12, Landlord agrees to exercise such right in a nondiscriminatory fashion among leases affecting the Building. Consideration of the following factors in arriving at its decision shall not be deemed discriminatory : length of term remaining on this Lease, time needed to repair and restore, costs of repair and restoration not covered by insurance proceeds, Landlord’s plans to repair and restore common areas serving the Premises, Landlord’s plans for repair and restoration of the Building, and other relevant factors of Landlord’s decision as long as they are applied to Tenant in the same manner as other tenants.

13. Eminent Domain.

13.1 Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Premises is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Premises, Landlord and Tenant shall each have the right to terminate this Lease by notice to the other given within sixty (60) days after the effective date of such taking, if the portion of the Premises taken is of such extent and nature so as to materially impair Tenant’s business use of the balance of the Premises. Such termination shall be operative as of the effective date of the taking. Landlord may also terminate this Lease on a taking of any portion of the Project if Landlord determines in its sole discretion that (i) such taking is of such extent and nature as to render the operation of the remaining Project economically infeasible or to require a substantial alteration or reconstruction of such remaining portion, or (ii) the amount of the award payable to Landlord under Section 13.2 below, after deducting all costs and expenses incurred by Landlord in connection with such taking, is not sufficient to restore the Project (including the Premises) pursuant to Section 13.3 below. Landlord shall elect termination under clause (i) or (ii) above by notice to Tenant given within ninety (90) days after the effective date of such taking or as soon thereafter as possible, and such termination shall be operative as of the effective date of such taking. Upon a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the rentable area of the Premises so taken bears to the total rentable area of the Premises.

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13.2 Condemnation Proceeds. All compensation awarded or received in connection with a taking shall be the property of Landlord, and Tenant hereby assigns to Landlord any and all elements of said compensation which Tenant would, in the absence of said assignment, have been entitled to receive. Specifically, and without limiting the generality of the foregoing, said assignment is intended to include: (i) the “bonus value” represented by the difference, if any, between Rent under this Lease and market rent for the unexpired Term of this Lease, (ii) the value of improvements to the Premises, whether said improvements were paid for by Landlord or by Tenant, (iii) the value of any trade fixtures, and (iv) the value of any and all other items and categories of property for which payment of compensation may be made in any such taking. Notwithstanding the foregoing, Tenant shall be entitled to receive any award of compensation for loss of or damage to the goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”) and for any moving or relocation expenses which Tenant is entitled under the law to recover directly from the public agency which acquires the Premises.

13.3 Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), Landlord and Tenant shall restore the Premises to substantially the condition existing immediately before such taking, to the extent commercially reasonable and as permitted by and subject to then applicable Requirements . Landlord and Tenant shall perform such restoration in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.

13.4 Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any portion thereof or of the Project servicing or providing access to the Premises or any Building system servicing the Premises or any other material or critical portion of the Project (as reasonably determined by Landlord), are taken within the last eighteen (18) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such ninety (90) day period.

13.5 Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Project are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar successor statute.

14. Insurance.

14.1 Liability Insurance. Prior to entering the Premises and throughout the Term, Tenant, at its cost and expense, shall procure and maintain the following insurance:

(a) Commercial General Liability Insurance. Tenant shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, in the aggregate, of not less than Five Million Dollars ($5,000,000.00). Such policy(ies) shall cover bodily injury, property damage, personal injury, and advertising injury arising out of or relating (directly or indirectly) to Tenant’s business operations, conduct,

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assumed liabilities, or use or occupancy of the Premises or the Project, and shall include all the coverages typically provided by the Broad Form Commercial General Liability Endorsement, including broad form property damage coverage (which shall include coverage for completed operations), subject to industry-standard exceptions and exclusions that are normal and customary in commercial general liability policies similar to those requested by this Lease in the same geographic region. Tenant’s liability coverage shall further include premises-operations coverage, products liability coverage (if applicable), products-completed operations coverage, owners and contractors protective coverage (when reasonably required by Landlord), and contractual coverage including written contracts . It is the parties’ intent that Tenant’s contractual liability coverage provide coverage to the maxi mum extent possible of Tenant’s indemnification obligations under this Lease.

So long as the coverage afforded Landlord, the other additional insureds and any designees of Landlord shall not be reduced or otherwise adversely affected, all or part of Tenant’s insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s locations, or by means of a so called “Umbrella” policy.

(b) Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

(c) Tenant’s Property Insurance. Tenant shall maintain property insurance coverage, extended coverage and special extended coverage insurance for (i) all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises and the Project, (ii) the Tenant Improvements, as that term is defined in the Work Letter (including during installation and after completion), and any other improvements which exist in the Premises as of the date of this Lease, other than the base Building Improvements which are intended to be insured and/or restored by Landlord, and (iii) all Alterations (including during installation and after completion). Such policy shall (1) be written on the broadest available “all risk” (special-causes-of-loss) policy form or an equivalent form acceptable to Landlord, (2) include an agreed-amount endorsement for no less than the full replacement cost (new without deduction for depreciation) of the covered items and property, and (3) include vandalism and malicious mischief coverage, sprinkler leakage coverage, and earthquake sprinkler leakage coverage.

(d) Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all direct loss of income and charges and costs incurred arising out of special form perils, failures, including failures or interruptions of Tenant’s business equipment (including, without limitation, telecommunications equipment), and the prevention of, or denial of use of or access to, all or part of the Premises or the Project, as a result of covered perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than the greater of (i) six (6) months, and (ii) Fifteen Million Dollars ($15,000,000) in coverage, and shall be carried in amounts necessary to avoid any coinsurance penalty that could apply. The business interruption, loss of income and extra expense coverage shall be issued by the insurer that issues Tenant’s property insurance under Section 14.1(c) above.

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(e) Other Tenant Insurance Coverage. Not more often than once every year and upon not less than thirty (30) days’ prior written notice, Landlord may require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if Landlord reasonably determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance. Notwithstanding the foregoing, except to the extent required by any Encumbrancer, Landlord shall only require any such increase in the amount of existing insurance required pursuant to this Section in the event that (i) Landlord reasonably determines that the amount of insurance carried by Tenant hereunder is materially less than the amount or type of insurance coverage typically carried by tenants of the Building and owners (which owners are comparable to Landlord) or tenants of Comparable Buildings, or (ii) if Tenant’s use of the Premises should change with or without Landlord’s consent and such changed use reasonably justifies an adjustment to Tenant’s insurance coverage.

14.2 Form of Policies. The minimum limits of policies and Tenant’s procurement and maintenance of such policies described in Section 14.l shall in no event limit the liability of Tenant under this Lease. All insurance required by this Article 14 shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. Any insurance policy under this Article 14 may be maintained under a “blanket policy,” insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished. No policy maintained by Tenant under this Article 14 shall contain a deductible greater than Twenty-Five Thousand Dollars ($25,000.00). Tenant shall provide Landlord a certificate of each policy of insurance required hereunder certifying that the policies contain the provisions required. Tenant shall deliver such certificates to Landlord within thirty (30) days after the Lease Date, but in no event later than the date that Tenant or any other Tenant Parties first enter the Premises and, upon renewal, not fewer than ten (10) days prior to the expiration of such coverage. In addition, Tenant shall deliver to Landlord a certificate for each policy of insurance required hereunder upon Landlord’s request. All Tenant’s liability insurance shall provide (i) that Landlord, Landlord’s managing agent, any Encumbrancer, and any other person reasonably requested by Landlord , is designated as an additional insured without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent; (ii) for severability of interests or that acts or omissions of one of the insureds or additional insureds shall not reduce or affect coverage available to any other insured or additional insured (if available); (iii) that the aggregate liability applies solely to the Project; and (iv) that Tenant’s insurance is primary and noncontributory with any insurance carried by Landlord . All Tenant’s insurance shall provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice) (provided, however, that i n the event that Tenant’s insurance carrier will not provide such notice to Landlord, then Tenant must provide such written notice to Landlord within the time frames set forth above). Tenant shall notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Any self-insurance or self-insured retention provisions under, or with respect to, any insurance policies maintained by Tenant hereunder shall be subject to Landlord’s prior written approval, which Landlord may give or withhold in its sole discretion.

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14.3 Vendors’ Insurance. In addition to any other provision in this Lease (including, without limitation, Article 10 above), Landlord may require Tenant’s vendors and contractors to carry such insurance as Landlord shall reasonably deem necessary.

14.4 Landlord’s Insurance. Landlord shall keep in force throughout the Term Commercial General Liability Insurance and All Risk or Special Form coverage insuring the Landlord and the Building, in such amounts and with such deductibles as Landlord reasonably determines from time to time in accordance with sound and reasonable risk management principles and as part of Landlord’s general risk policy but in any event reasonably consistent with the levels and types of coverage from time to time being maintained by owners of Comparable Buildings (which owners are comparable to Landlord). The cost of all such insurance is included in Operating Expenses, subject to any express limitations set forth in this Lease.

15. Waiver of Subrogation Rights. Notwithstanding any other provision of this Lease to the contrary, each party, for itself and, without affecting any insurance maintained by such party, on behalf of its insurer, releases and waives any right to recover against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

16. Tenant’s Waiver of Liability and Indemnification.

16.1 Waiver and Release. To the fullest extent permitted by Requirements, neither Landlord nor any of Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members (together, the “Indemnitees”) shall be liable to Tenant or any other Tenant Parties for, and Tenant waives as against and releases Landlord and the other Indemnitees from, any and all Claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises and/or any other portion of the Project, arising at any time and from any cause whatsoever. The foregoing waiver shall apply to (i) Claims caused in whole or in part by any third party (including any tenant or other occupant of the Project), (ii) Claims caused in whole or in part by any active or passive act, error, omission, or negligence of Landlord or any other Indemnitee, (iii) Claims in which liability without fault or strict liability is imposed, or sought to be imposed, on Landlord or any other Indemnitee, and (iv) Claims caused in whole or in part by earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, windows, basement

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or other portion of the Premises or Project. The foregoing waiver shall not apply to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim against an Indemnitee was proximately caused by such Indemnitee’s gross negligence, fraud, willful injury to person or property, or violation of Requirements. In that event, however, the waiver under this Section 16.l shall remain valid for all other Indemnitees. The provisions of this Section 16.l shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.1 are fully, finally, and absolutely barred by the applicable statutes of limitations. Tenant acknowledges that this Section was negotiated with Landlord, that the consideration for it is fair and adequate, and that Tenant had a fair opportunity to negotiate, accept, reject, modify or alter it.

16.2 Indemnification of Landlord.

(a) To the fullest extent permitted by Requirements, but subject to Article 15 above, Tenant shall indemnify, defend, protect and hold Landlord and the other Indemnitees harmless of and from Claims arising out of or in connection with, or related to any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Indemnitees, any immunity to which Tenant may be entitled under any worker’s compensation laws: (i) the making of Alterations, or (ii) injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (A) the use or occupancy of, or the conduct of business in, the Premises; (B) damage to the telephone distribution system of the Project caused by Tenant; (C) the use, generation, storage, handling, release, transport, or disposal by Tenant or any other Tenant Parties of any Hazardous Materials in or about the Premises or any other portion of the Project; (D) any other occurrence or condition in or on the Premises; and (E) acts, neglect or omissions of Tenant or any other Tenant Parties in or about any portion of the Project. The foregoing indemnification shall apply regardless of the active or passive negligence of Indemnitees and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on Indemnitees. The foregoing indemnification shall not apply in favor of any particular Indemnitee to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim was proximately caused by the gross negligence or willful misconduct of such Indemnitee. In that event, however, the indemnification under this Section 16.2 shall remain valid for all other Indemnitees.

(b) Landlord shall have the right to approve reasonably legal counsel proposed by Tenant for defense of any Claim indemnified against hereunder or under any other provision of this Lease. If Landlord reasonably disapproves the legal counsel proposed by Tenant for the defense of any Claim indemnified against hereunder, Landlord shall have the right to appoint its own legal counsel, the reasonable fees, costs and expenses of which shall be included as part of Tenant’s indemnity obligation hereunder.

16.3 Indemnification of Tenant.

Subject to Article 15 above, Landlord shall protect, indemnify and hold Tenant harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of any damage to any property (including but not limited to property of Tenant) or any injury (including but not limited to death) to any person occurring in, on or about the Building to the extent that such injury or damage shall be caused by or arise solely from the gross negligence or willful misconduct of Landlord or any of Landlord ‘s agents, contractors (in the course of their work for Landlord) or employees.

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16.4 Survival.

The provisions of Section 16.2 and Section 3 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of Section 16.2 and/or Section 16.3 are fully, finally, and absolutely barred by the applicable statutes of limitations.

17. Assignment and Subletting.

17.1 Compliance Required. Except as otherwise expressly set forth herein, Tenant shall have no right, directly or indirectly, voluntarily or by operation of law, to sell, assign or otherwise transfer this Lease, or any interest herein (collectively, “assign” and “assignment”), or sublet the Premises, or any part thereof, or permit the occupancy of the Premises by any person other than Tenant (collectively, “sublease” and “subletting,” the assignee or sublessee under an assignment or sublease being referred to as a “transferee”) without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment or subletting made in violation of this Article 17 shall, at Landlord’s option, be void. As used herein, an “assignment” includes any sale or other transfer (such as by consolidation, merger or reorganization) in one or more transactions of (i) a majority of the voting stock of Tenant, if Tenant is a corporation, or (ii) a majority of the beneficial interests in Tenant, if Tenant is any other form of entity. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010, et seq., and are fully enforceable by Landlord against Tenant. The provisions of this Section shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed. In addition, if Tenant is a corporation, so long as Tenant is publicly traded on a major over-the-counter stock exchange, the ordinary transfer of shares over the counter shall be deemed not to be a Transfer for purposes of this Section.

17.2 Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with the identity of the parties to the transaction, (b) the nature of the transferee’s proposed business use for the Premises, (c) the proposed documentation for and terms of the transaction, and (d) all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein (Landlord shall make commercially reasonable efforts to make such request within five (5) business days following Tenant’s delivery of the items described in clauses (i) through (iii) above), including certified financial information for the two (2) year period immediately preceding Tenant’s request, credit reports, the business background and references regarding the transferee, an opportunity to meet and interview the transferee if Landlord in its reasonable and good faith determination deems any such meeting necessary and appropriate, and Tenant’s good faith estimate of the amount of Excess Rent, if any, payable in connection with the proposed transaction . Within twenty (20) days after the later of such interview or the receipt of all such information required by Landlord, or within thirty (30) days

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after the date of Tenant’s request to Landlord if Landlord does not request additional information or an interview, Landlord shall have the right, by notice to Tenant, to: (i) consent to the assignment or sublease, subject to the terms of this Article 17; (ii) reasonably decline to consent to the assignment or sublease; (iii) in the case of a subletting of any portion of the Premises comprising of at least all or essentially all of one (l) full floor, terminate this Lease as to the portion of the Premises proposed to be sublet provided that if Tenant proposes to sublet less than all or essentially all of one (l) full Floor for a term of less than twenty-four (24) months during the first forty-eight (48) months of the initial Term, Landlord shall have no right to terminate this Lease with respect to such proposed sublease.

If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed Transfer that is a sublease of up to two thousand rentable square feet of the Premises (or collectively with other subleases results in five thousand (5,000) rentable square feet of the Premises being subleased), Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 17 OF LEASE — FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed assignment or sublease within such five (5) business day period, Landlord shall be deemed to have approved the sublease in question. If Landlord at any time timely delivers notice to Tenant or Landlord ‘s withholding of consent to a proposed assignment or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent.

If Landlord elects to terminate this Lease or sublease from Tenant as provided in this Section 17.2, then Landlord shall have the additional right to negotiate directly with Tenant’s proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any Claims against Landlord related thereto, including, without limitation, any Claims for any compensation or profit related to such lease or occupancy agreement. In addition, if Landlord elects to terminate this Lease as to any portion of the Premises as provided in this Section 17.2, (A) Tenant shall execute an amendment to this Lease (or make reasonable good faith comments to and diligently and timely participate in reasonable discussions to finalize and execute the same) to that effect within ten (10) business days after Landlord’s written request; (B) this Lease shall terminate as to such portion as of the date specified by Tenant as the effective date of the proposed assignment or sublease; and (C) Tenant will be relieved of all further obligations hereunder as to such terminated portion as of such date, other than those obligations which survive termination of this Lease.

17.3 Standards and Conditions for Landlord Approval.

(a) Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (i) if there exists an Event of Default; (ii) if the transferee is a governmental or quasi-governmental agency, foreign or domestic; (iii) if the transferee is an existing tenant in the Building (provided that Landlord will not withhold its consent solely because the proposed subtenant or assignee is an occupant of

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the Building if Landlord does not have space available for lease in the Building that is comparable to the space Tenant desires to sublet or assign within four (4) months of the proposed commencement of the proposed sublease or assignment); (iv) if Tenant has not demonstrated to Landlord’s reasonable satisfaction that the transferee is financially responsible, with sufficient Net Worth and net current assets, properly and successfully to operate its business in the Premises and meet the financial and other obligations of this Lease (or, in the case of a sublease, to properly and successfully operate its business in the subleased premises and meet the financial and other obligations of the sublease); (v) if, in Landlord’s sole judgment, the transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Project, (B) not be comparable to and compatible with the types of use by other tenants in the Building, (C) fall within any category of use for which Landlord would not then lease space in the Building under its written leasing guidelines and policies then in effect, (D) require any Alterations which would materially reduce the value of the existing leasehold improvements in the Premises, or (E) result in increased occupancy density per Floor (in excess of the Standard Density or the Initial Premises Standard Density, as applicable); provided, however, that if the applicable portion of the Premises was previously occupied by Tenant at a density in excess of the Standard Density (or the Initial Premises Standard Density, as applicable); the provisions of this clause (E) will not apply (but all of the other terms and conditions of this Lease with respect to Tenant’s (or subtenant’s, as the case may be) occupancy density of the Premises shall apply) unless such subtenant or assignee proposes to occupy the applicable portion of the Premises at a density greater than the density at which Tenant previously occupied such portion of the Premises) or require increased services by Landlord beyond the level of Building standard services; (vi) in the case of a sublease, it would result in more than three (3) occupancies in any Floor of the Premises including Tenant and subtenants; (vii) if in Landlord’s reasonable judgment the business reputation of the transferee is not consistent with that of other tenants of the Building; (viii) in the case of a sublease, if the rent payable by the subtenant is less than fifty percent (50%) of the then prevailing rate being charged by Landlord for the lease of comparable space in the Building; or (ix) the transferee is negotiating with Landlord or has negotiated with Landlord during the four (4) month period immediately preceding the date Landlord receives Tenant’s request for consent, to lease space in the Building (provided that Landlord will not withhold its consent solely because the proposed subtenant or assignee is so negotiating [or has so negotiated] with Landlord if Landlord does not have space available for lease in the Building that is comparable space Tenant desires to sublet or assign within three (3) months of the proposed commencement of the proposed sublease or assignment). If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified without Landlord’s prior written consent pursuant to this Article 17, which consent shall not be unreasonably withheld. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

(b) Notwithstanding any contrary provision of law, including, without limitation, California Civil Code Section 1995.310, the provisions of which Tenant hereby waives, Tenant shall have no right to terminate this Lease, and no right to damages for breach of contract, in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed sublease or assignment, and Tenant’s sole remedy in such event shall be to obtain a determination reversing the withholding of such consent or finding such consent to be deemed given by virtue of such unreasonable delay.

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17.4 Costs and Expenses. As a condition to the effectiveness of any assignment or subletting under this Article 17, Tenant shall pay to Landlord its then specified processing fee which will be reasonably commensurate with the level of similar fees charged by owners of Comparable Buildings (which owners are comparable to Landlord) and all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in evaluating Tenant’s requests for consent or notifications for assignment or sublease, whether or not Landlord consents or is required to consent to an assignment or sublease. Tenant shall pay the processing fee with Tenant’s request for Landlord’s consent under Section 17.2. Notwithstanding the foregoing, provided that neither the Tenant nor the proposed transferee requests any changes to this Lease or to Landlord’s standard form of consent (other than minor and immaterial changes) in connection with the proposed assignment or sublease, the attorney ‘s fees payable by Tenant pursuant to this Section 17.4 shall not exceed $1,500.00 for such proposed assignment or sublease. Tenant shall also pay to Landlord all costs and expenses incurred by Landlord due to a transferee taking possession of the Premises, including freight elevator operation, security service, janitorial service and rubbish removal.

17.5 Payment of Excess Rent and Other Consideration.

(a) Tenant shall pay to Landlord, within ten (10) days after Tenant’s receipt thereof, fifty percent (50%) of any and all rent, sums or other consideration, howsoever denominated (but excluding consideration paid for Tenant’s trade fixtures, furnishings and equipment, and goodwill to the extent of the fair market value thereof), realized by Tenant in connection with any assignment or sublease in excess of the Base Rent and Escalation Rent payable hereunder (if a sublease, prorated to reflect the Rent allocable to the subleased portion of the Premises), after first deducting, (i) in the case of an assignment, the unamortized reasonable cost of Alterations made to the Premises at Tenant’s cost to affect the assignment (or any reasonable improvement allowance provided in lieu thereof), reasonable attorneys’ fees and reasonable real estate commissions paid by Tenant in connection with such assignment, and (ii) in the case of a sublease, the reasonable cost of Alterations made to the Premises at Tenant’s cost (or any reasonable improvement allowance provided in lieu thereof)to affect the sublease, reasonable attorneys’ fees and reasonable real estate commissions paid by Tenant in connection with such sublease, both amortized, without interest, over the term of the sublease (the “Excess Rent”). In determining Excess Rent, the deduction for real estate commissions shall not exceed leasing commissions that are typically paid in the San Francisco market at the time of the subletting or assignment.

(b) Upon Landlord’s request, Tenant shall provide Landlord with reasonable documentation of Tenant’s calculation of Excess Rent. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to an assignment or sublease, and shall have the right to make copies thereof If the Excess Rent respecting any assignment or sublease shall be found to be understated, Tenant, within ten (10) days after demand, shall pay the deficiency and Landlord’s costs of such audit.

17.6 Assumption of Obligations; Further Restrictions on Subletting. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease. Each sublease shall be made subject to this Lease and all of the terms, covenants and conditions contained herein. The surrender of this Lease by Tenant, or a mutual cancellation

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thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee (other than Landlord) shall have the right further to sublet without Landlord’s prior written consent, which consent may be withheld in accordance with this Article 17. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as an assignment by Tenant. No sublease, once consented to by Landlord, shall be modified (other than pursuant to the express terms thereof) without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains (i) in the case of an assignment, the assumption by the assignee as required under this Section, or (ii) in the case of a sublease, recognition by the sublessee, of the provisions of this Section 17.6, and which assignment or sublease shall otherwise be in form and substance satisfactory to Landlord, but the failure or refusal of a transferee to deliver such instrument shall not release or discharge such transferee from the provisions and obligations of this Section 17.6, and shall constitute an Event of Default.

17.7 No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On an Event of Default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or to any modification, amendment or termination of this Lease, or to any extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, bankruptcy or Event of Default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease, and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters. As a condition to Landlord’s approval of any assignment, Landlord may require Tenant to execute Landlord’s then standard commercially reasonable form of guaranty to reaffirm Tenant’s obligations hereunder.

17.8 No Encumbrance; No Change in Permitted Use. Notwithstanding anything to the contrary contained in this Article 17, (i) Tenant shall have no right to encumber, pledge, hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant, and (ii) Tenant shall have no right to propose (and Landlord shall have no obligation to consider or approve) any assignment or subletting which entails any change in the Permitted Use. Without limiting the generality of the foregoing, Tenant expressly agrees that Tenant shall not, and Tenant has no right to, encumber, pledge, or hypothecate any leasehold improvements or Alterations, including fixtures.

17.9 Right to Assign or Sublease Without Landlord’s Consent.

(a) Notwithstanding the provisions of Section 17.l above, the provisions of this Article 17 shall not apply to (i) the transfer of stock in Tenant so long as Tenant is a publicly traded corporation, which stock is listed on a national or regional stock exchange or over the counter stock exchange, or (ii) the issuance of stock in Tenant in a public offering.

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(b) Notwithstanding the provisions of Section 17.l above, Tenant shall have the right, without Landlord’s consent, but with prior notice to Landlord, to assign this Lease to, or sublease the Premises to, or permit occupancy of the Premises by, a Related Company (each such assignment or sublease, a “Permitted Transfer”); provided that (i) the original Tenant named herein shall be the assignor or sublessor; (ii) at least thirty (30) days prior to the effective date of the assignment or sublease, Tenant shall furnish Landlord with the name of the transferee and a written certification from an officer of Tenant certifying that the assignment or sublease qualifies as a transaction under this Section 17.9(b) (provided that, if prohibited by confidentiality in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord written notice within ten (10) days after the effective date of the proposed purchase, merger, consolidation or reorganization); (iii) in the case of an assignment to a Related Company into or with which Tenant will merge or consolidate and as a result of such merger or consolidation, Tenant will cease to exist as a separate legal entity, (1) Tenant’s successor shall own all or substantially all of the assets of Tenant; and (2) the Net Worth of the Related Company shall be at least equal to the greater of (A) the Net Worth of Tenant immediately prior to the assignment, or (B) the Net Worth on the Lease Date of the original named Tenant, and proof satisfactory to Landlord of the Net Worth of the Related Company shall have been delivered to Landlord at least thirty (30) days prior to the effective date of the proposed assignment (provided that, if prohibited by confidentiality in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord such proof within ten (l0) days after the effective date of the proposed purchase, merger, consolidation or reorganization); (iv) the assignment or sublease under this Section 17.9(b) is made for a good faith operating business purpose and not as a subterfuge to evade the obligations and restrictions relating to transfers set forth in this Article 17; (v) the proposed transferee’s use of the Premises shall be the Permitted Use; and (vi) in the case of an assignment, Tenant shall deliver to Landlord, prior to the effective date of the assignment, an agreement evidencing the assignment and assumption by the assignee of Tenant’s obligations under this Lease. The effectuation of any transaction under this Section 17.9(b) shall be subject to the limitations specified in clauses (i), (ii), (iv), (v), (vi), (vii), and (viii) of Section 17.3(a) above, and Sections 17.7 and 17.8 above, and require compliance with the provisions of Sections 17.4, 17.5 and 17.6 above.

18. Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations, and, after notice thereof, with all modifications and additions thereto from time to time reasonably promulgated in writing by Landlord. A copy of the current Rules and Regulations is attached hereto as Exhibit B. Landlord shall not be responsible to Tenant, or any of the other Tenant Parties, for noncompliance with any Rules and Regulations by any other tenant, sublessee, or other occupant of the Project and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members. In the event of a conflict between the Rules and Regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

19. Entry of Premises by Landlord: Modification to Common Areas.

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19.1 Entry of Premises. Upon reasonable prior written or oral notice (except to the extent requested by Tenant, in connection with scheduled maintenance programs, and/or in the event of an emergency, in which cases no notice shall be required) , Landlord and its authorized agents, employees, and contractors may enter the Premises to: (i) inspect the same; (ii) determine Tenant’s compliance with its obligations hereunder; (iii) exhibit the same to prospective purchasers, Encumbrancers or tenants; (iv) supply any services to be provided by Landlord hereunder; (v) post notices of nonresponsibility or other notices permitted or required by law; (vi) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Project, including the Building Systems; and (vii) perform such other functions as Landlord deems reasonably necessary or desirable. Landlord agrees that except in the event (a) Tenant is in default under this Lease (b) Landlord and Tenant are negotiating for or have agreed to an early termination of this Lease, or (c) Landlord and Tenant otherwise mutually agree to the contrary, Landlord shall not show the Premises to prospective tenants except during the last nine (9) months of the Term of this Lease. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as Landlord deems reasonably necessary to accomplish the purposes of Landlord’s entry under this Section 19.1. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises, and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas. In the exercise of the above rights, and except in the case of an emergency, Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business and with Tenant’s reasonable access to the Premises.

19.2 Modifications to Common Areas. Landlord shall have the right, in its sole discretion, from time to time, to: (i) make changes to the Common Areas and/or the Project, including, without limitation, changes in the location, size, shape and number of any Common Area amenity, installation or improvement, such as the roof-top garden terrace, driveways, entrances, parking spaces, parking areas, ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (ii) close temporarily any of the Common Areas and/or the Project for maintenance purposes so long as reasonable access to the Premises remains available; (iii) add additional buildings and improvements to the Common Areas and/or the Project or remove existing buildings or improvements therefrom; (iv) use the Common Areas and/or the Project while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (v) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas and/or the Project as Landlord may, in its sole discretion, deem to be appropriate; provided that Landlord shall not have any right in connection therewith to materially and adversely affect Tenant’s access to or permitted use of the Premises, except only as may be required to comply with Requirements or as a result of any fire or other Casualty or condemnation. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Project which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Project that are located within the Premises or located elsewhere in the Project. In addition, Landlord shall have the right to utilize portions of the Common Areas from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that in Landlord ‘s sole judgment tend to attract the public. Upon ninety (90) days’ prior written notice to Tenant, Landlord also shall have the right to modify the elevator lobby and/or suite entry signage on any multi-tenant floors on which a portion of the Premises is located to conform to any alterations to the overall design for the Project made by Landlord.

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19.3 Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project. Without limiting the generality of Section 16.1 above, Tenant hereby agrees that Landlord’s activities under this Article 19 shall in no way constitute an actual or constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall not be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from Landlord’s activities under this Article 19 or the performance of Landlord’s obligations under this Lease, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from Landlord’s activities hereunder, or for any inconvenience or annoyance occasioned by such activities.

19.4 Base Rent Abatement. Notwithstanding the foregoing, if in connection with any entry by Landlord as set forth above in Section 19.1 or Common Area modifications or improvements as set forth in Section 19.2 above, Landlord temporarily closes the Premises, or prevents Tenant from conducting its business operations in all or a material portion of the Premises or otherwise prevents access to the Premises (or any material portion) for a period in excess of five (5) Business Days (and Tenant does no use or access the Premises [or any material portion] during such period), Tenant, as its sole monetary remedy, shall be entitled to receive a per diem abatement of Base Rent (prorated to reflect the applicable portion of the Premises which is so affected) during the period beginning on the sixth (6th) consecutive Business Day of such closure or interruption and ending on the date on which the Premises are returned to Tenant or access to the Premises is restored. Tenant, however, shall not be entitled to an abatement if any repairs, alterations and/or additions or other work to be performed are required as a result of the acts or omissions of Tenant, its agents, employees or contractors, including, without limitation , a default by Tenant in its maintenance and repair obligations under the Lease.

20. Default and Remedies.

20.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default’’ by Tenant:

(a) Nonpayment of Rent. Failure to pay any Rent within three (3) business days following written notice that such payment is past due; provided, however, that if any such notice shall be given more than twice during the twelve (12) month period commencing with the date of such notice, the third and any subsequent failure to pay any Rent due under this Lease during such twelve (12) month period shall be an Event of Default, without notice.

(b) Unpermitted Assignment. An assignment or sublease made m contravention of any of the provisions of Article 17 above.

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(c) Abandonment. Abandonment of the Premises as described in the California Civil Code.

(d) Bankruptcy and Insolvency. A general assignment by Tenant for the benefit of creditors, the liquidation of Tenant, any action or proceeding commenced by Tenant under any insolvency or bankruptcy act or under any other statute or regulation for protection from creditors, or any such action commenced against Tenant and not discharged within thirty (30) days after the date of commencement ; the employment or appointment of a receiver or trustee to take possession of all or substantially all of Tenant’s assets or the Premises; the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof; the admission by Tenant in writing of its inability to pay its debts as they become due; or the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any such proceeding against Tenant, such proceeding is not dismissed. For purposes of this Section 20.1(d), “Tenant” means Tenant and any partner of Tenant, if Tenant is a partnership, or any person or entity comprising Tenant, if Tenant is comprised of more than one person or entity, or any guarantor of Tenant’s obligations, or any of them, under this Lease.

(e) Hazardous Materials, Insurance, Subordination, Estoppel, Holding Over, and Letter of Credit. Failure to perform or fulfill any obligation, covenant, condition or agreement required under Section 7.5 (Compliance with Environmental Laws; Use of Hazardous Materials), Article 14 (Insurance), Article 21 (Subordination, Attornment and Nondisturbance), Article 23 (Estoppel Certificate), Article 25 (Holding Over), or Article 39 (Letter of Credit), within the respective time periods specified therein (if any); provided, however, that a failure by Tenant to provide an estoppel certificate in accordance with Article 21 or a subordination, non-disturbance and attornment agreement in accordance with Article 23 shall not be an Event of Default until following written notice to Tenant and the expiration of three (3) business days thereafter without cure.

(f) Other Obligations. Failure to perform or fulfill any other obligation, covenant, condition or agreement under this Lease (other than those described in Sections 20.l(a) through 20.l(e) above), and such failure continues for thirty (30) days after written notice from Landlord or Landlord’s agent, or, if the failure is of a nature requiring more than thirty (30) days to cure, then an additional sixty (60) days after the expiration of such thirty (30) day period, but only if Tenant commences cure within such thirty (30) day period and thereafter diligently pursues such cure to completion within such additional sixty (60) day period; provided, however, that if Tenant has failed to perform any such obligation, covenant, condition or agreement more than once during any twelve (12) month period during the Term, then no cure period shall apply.

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20.2 Tenant Cure Periods. Any cure periods provided above are in lieu of any other time periods provided by law with respect to curing Tenant’s failure to perform or comply with any covenants, agreements, terms or conditions of this Lease to be performed or observed by Tenant, and Tenant hereby waives any right under law now or hereinafter enacted to any other time or cure period, including notice and cure periods under California Code of Civil Procedure Sections 1161, et seq.(except as set forth above in Section 20.1(a) with respect to Landlord’s ability to deem a nonpayment of Rent to be an Event of Default without prior notice).

20.3 Landlord’s Remedies Upon Occurrence of Event of Default. On the occurrence of an Event of Default, Landlord shall have the right either (i) to terminate this Lease and recover possession of the Premises, or (ii) to continue this Lease in effect and enforce all Landlord’s rights and remedies under California Civil Code Section 1951.4 (by which Landlord may recover Rent as it becomes due, subject to Tenant’s right to assign pursuant to Article 17). Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store any property of Tenant located in the Premises at Tenant’s expense or otherwise dispose of such property in the manner provided by law. If Landlord does not terminate this Lease, Tenant shall in addition to continuing to pay all Rent when due, also pay Landlord’s costs of attempting to relet the Premises, any repairs and alterations necessary to prepare the Premises for such reletting, and brokerage commissions and attorneys’ fees incurred in connection therewith, less the rents, if any, actually received from such reletting. Notwithstanding Landlord’s election to continue this Lease in effect under clause (ii) above, Landlord may at any time thereafter terminate this Lease pursuant to this Section 20.3.

20.4 Damages Upon Termination. If and when Landlord terminates this Lease pursuant to Section 20.3, Landlord may exercise all its rights and remedies available under California Civil Code Section 1951.2, including the right to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rent loss that the Tenant proves could have been reasonably avoided. As used herein and in Civil Code Section 1951.2, “time of award” means either the date upon which Tenant pays to Landlord the amount recoverable by Landlord, or the date of entry of any determination, order or judgment of any court or other legally constituted body determining the amount recoverable, whichever occurs first.

20.5 Computation of Certain Rent for Purposes of Default. For purposes of computing unpaid Rent pursuant to Section 20.4 above, Escalation Rent for the balance of the Term shall be projected based upon the average annual rate of increase, if any, in Escalation Rent from the Commencement Date through the time of award.

20.6 Landlord’s Right to Cure Defaults. If Tenant commits an Event of Default, then Landlord may, without waiving such Event of Default or releasing Tenant from any of its obligations hereunder, make any payment or perform any obligation on behalf of Tenant comprised in such Event of Default. All payments so made by Landlord, and all costs and expenses incurred by Landlord to perform such obligations, shall be due and payable by Tenant as Rent immediately upon receipt of Landlord’s demand therefor. If Landlord enters the Premises, or any portion thereof, in order to effect cure hereunder, Tenant waives all Claims which may be caused by Landlord’s so entering the Premises, and Tenant shall indemnify, defend, protect and hold Landlord, and the other Indemnitees harmless from and against Claims resulting from any actions of Landlord to perform obligations on behalf of Tenant hereunder. No entry by Landlord to the Premises or obligations performed by Landlord in the Premises under this Section 20.6 shall constitute a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

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20.7 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Sections 1174(c) and 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.

20.8 Remedies Cumulative. The rights and remedies of Landlord under this Lease are cumulative and in addition to, and not in lieu of, any other rights and remedies available to Landlord at law or in equity. Landlord’s pursuit of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other right or remedy.

20.9 Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by Landlord of written notice from Tenant specifying in detail Landlord’s alleged failure to perform ; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s failure to perform any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for Landlord’s failure to perform hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction.

21. Subordination, Attornment and Nondisturbance.

21.1 Subordination and Attornment. This Lease and all of Tenant’s rights hereunder shall be subordinate to any and all Encumbrances, to all renewals, modifications, consolidations, replacements and extensions thereof, and to any and all advances made or hereafter made on the security thereof or Landlord’s interest therein, unless an Encumbrancer requires in writing that this Lease be superior to its Encumbrance . Landlord represents that as of the date of this Lease, there exists no mortgage or deed of trust encumbering Landlord ‘s interest in the Building. If any proceeding is brought for the foreclosure of any such Encumbrance (or if any ground lease is terminated), and if requested by such purchaser or Encumbrancer, Tenant (i) shall attorn, without any deductions or set-offs whatsoever, to the Encumbrancer or purchaser or any successors thereto upon any foreclosure sale or deed in lieu thereof (or to the ground lessor), and (ii) shall recognize such purchaser or Encumbrancer as the lessor under this Lease, provided such purchaser or Encumbrancer accepts this Lease and does not disturb Tenant’s occupancy, so long as Tenant timely pays Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from any future Encumbrancer on such Encumbrancer’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that

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Tenant shall be responsible for any fee or review costs charged by such Encumbrancer. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder. Landlord’s interest herein may be assigned as security at any time to any Encumbrancer. Within ten (10) business days after request by Landlord or any Encumbrancer, Tenant shall execute such further commercially reasonable instruments or assurances which are consistent with the provisions of this Article 21 to evidence or confirm the subordination or superiority of this Lease to any such Encumbrance. Tenant waives the provisions of any Requirement which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the tenant hereunder in the event of any foreclosure proceeding or sale. Tenant agrees with Encumbrancer that if Encumbrancer or any foreclosure sale purchaser shall succeed to the interest of Landlord under this Lease, Encumbrancer shall not be (i) liable for any action or omission of any prior Landlord under this Lease, or (ii) subject to any offsets or defenses which Tenant might have against any prior Landlord, or (iii) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord, or (iv) liable for any security deposit not actually received by such Encumbrancer, or (v) bound by any future modification of this Lease (other than a modification reflecting the exercise by Tenant of a right or option expressly set forth herei n) not consented to by such Encumbrancer.

21.2 Notice to Encumbrancer. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 28, upon receipt by Tenant of notice from any Encumbrancer or from Landlord, which notice sets forth the address of such Encumbrancer, no notice of default from Tenant to Landlord shall be effective unless and until a copy of the same is given to such Encumbrancer at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Article 28), and the curing of any of Landlord’s defaults by such Encumbrancer within a reasonable period of time after such notice from Tenant (including a reasonable period of time to obtain possession of the Building if such Encumbrancer elects to do so) shall be treated as performance by Landlord.

21.3 Rent Payment Direction. From and after Tenant’s receipt of written notice from an Encumbrancer or from a receiver appointed pursuant to the terms of an Encumbrance (a “Rent Payment Direction”), Tenant shall pay all Rent under this Lease to such Encumbrancer or as such Encumbrancer shall direct in writing. Tenant shall comply with any Rent Payment Direction notwithstanding any contrary instruction, direction or assertion from Landlord. An Encumbrancer’s delivery to Tenant of a Rent Payment Direction, or Tenant’s compliance therewith, shall not be deemed to: (i) cause such Encumbrancer to succeed to or to assume any obligations or responsibilities of Landlord under this Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until such Encumbrancer or a foreclosure sale purchaser succeeds to Landlord’s interest hereunder, or (ii) relieve Landlord of any obligations under this Lease. Tenant shall be entitled to rely on any Rent Payment Direction, and Landlord irrevocably directs Tenant to comply with any Rent Payment Direction, notwithstanding any contrary direction, instruction, or assertion by Landlord.

22. Sale or Transfer by Landlord; Lease Non-Recourse.

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22.1 Release of Landlord on Transfer. Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and/or in the Project, or any portion thereof. If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building, all liabilities and obligations of the original Landlord or such successor arising under this Lease from and after the date of the transfer shall terminate, the original Landlord or such successor shall automatically be released therefrom, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to each such new owner. If in connection with any transfer effected by the then Landlord hereunder, such Landlord transfers any security deposit or other security provided by Tenant to Landlord for the performance of any obligation of Tenant under this Lease, then such Landlord shall be released from any further responsibility or liability for such security deposit or other security.

22.2 Lease Nonrecourse to Landlord; Limitation of Liability. Landlord’s liability to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount that is equal to the lesser of (i) the interest of Landlord in the Building, or (ii) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is reasonably determined in good faith by Landlord). Neither Landlord, any of Landlord’s employees, agents, contractors, licensees, invitees, or representatives, nor the persons or entities comprising Landlord (whether partners, members, shareholders, officers, directors, trustees, or otherwise) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all other Tenant Parties. The limitations of liability contained in this Section 22.2 shall inure to the benefit of Landlord, its present and future employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor any of Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

23. Estoppel Certificate.

23.1 Procedure and Content. Within ten (10) business days after Landlord’s request therefor, Tenant shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Commencement Date if such date is not specified as a date certain in the Basic Lease Information, and the Expiration Date; (iii) that Tenant has accepted the Premises (or the reasons Tenant has not accepted the Premises), and if Landlord has

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agreed in the Work Letter to make any alterations or improvements to the Premises, that Landlord has properly completed such alterations or improvements (or the reasons why Landlord has not done so); (iv) the amount of the Base Rent and current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that there exists no Event of Default, except as to any Events of Default specified in the certificate, and whether there are any existing defenses against the enforcement of Tenant’s obligations under this Lease; (vi) that no default of Landlord under this Lease is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other matters as may be reasonably requested by Landlord. If requested by Landlord, Tenant shall attach to any such certificate a copy of this Lease, and any amendments thereto, and include in such certificate a statement by Tenant that such attachment is a true, correct and complete copy of this Lease, including all modifications thereto. In addition, at Landlord’s request, any guarantor of Tenant’s obligations hereunder shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord reaffirming such guarantor’s guaranty of Tenant’s obligations.

23.2 Effect of Certificate. Any such certificate may be relied upon by any prospective purchaser of any part or interest in the Project or Encumbrancer and, at Landlord’s request, Tenant shall deliver such certificate to any such person or entity and shall agree to such notice and cure provisions and such other matters as such person or entity may reasonably require. In addition, at Landlord’s request, Tenant shall provide to Landlord for delivery to any such person or entity such information, including financial information, that may reasonably be requested by any such person or entity, provided that such person or entity may, at Tenant’s option, which must be exercised in writing within one (1) business day of Landlord’s delivery of such written request, be required to execute a mutually acceptable commercially reasonable nondisclosure agreement prior to Tenant’s delivery of such financial information to such person or entity. Any such certificate shall constitute a waiver by Tenant of any Claims Tenant may have in contravention of the information contained in such certificate and Tenant shall be estopped from asserting any such claim. If Tenant fails or refuses to give a certificate hereunder within the time period herein specified, then the information contained in such certificate as submitted by Landlord shall be deemed correct for all purposes, but Landlord shall have the right to treat such failure or refusal as an Event of Default. In addition, without waiving any other remedies Landlord may have against Tenant, Tenant shall pay to Landlord an administrative fee of Five Hundred Dollars ($500.00) for each day that Tenant is delinquent in delivering a certificate hereunder.

23.3 Landlord Estoppel Certificate. Landlord shall, within ten (10) business days after receipt of a written request from Tenant, execute and deliver a commercially reasonable estoppel certificate to Tenant’s lender. Such estoppel certificate shall provide a certification solely as to (i) the status of this Lease, (ii) Landlord’s then-current actual knowledge of the existence of any defaults hereunder, and (iii) the amount of Rent that is due and payable under this Lease.

24. No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person or entity, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle

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Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

25. Holding Over. No holding over by Tenant shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease: (i) Tenant shall become a tenant at sufferance upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to equal (A) one hundred fifty percent (150%) of the Base Rent and estimated Escalation Rent due for the period immediately preceding the holdover during the first sixty (60) days of such holding over, and (B) commencing as of the sixty-first (6lst) day of such holding over, two hundred percent (200%) of the Base Rent and estimated Escalation Rent due for the period immediately preceding the holding over, prorated on a daily basis; (ii) Tenant shall indemnify, defend, protect and hold harmless Landlord, the other Indemnitees, and any tenant to whom Landlord has leased all or part of the Premises, from Claims (including loss of rent to Landlord or additional rent payable by such tenant and reasonable attorneys’ fees) suffered or incurred by Landlord, such other Indemnitees, or such tenant resulting from Tenant’s failure timely to vacate the Premises; and (iii) such holding over by Tenant shall constitute an Event of Default. Landlord’s acceptance of Rent if and after Tenant holds over shall not convert Tenant’s tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Term of this Lease, unless otherwise specified by notice from Landlord to Tenant.

26. Security Deposit. Upon signing this Lease, Tenant shall pay to Landlord the amount of the Security Deposit, if any, specified in the Basic Lease Information . The Security Deposit shall be held by Landlord as security for the performance by Tenant of all its obligations under this Lease. If Tenant fails to pay any Rent when due or otherwise fails to perform or fulfill any obligation, covenant, condition or agreement under this Lease on a timely basis, Landlord, without notice to Tenant, may (but shall not be obligated to) use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or for the payment of any other amounts expended or incurred by Landlord by reason of such failure, or to compensate Landlord for any loss or damage which Landlord may incur thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Exercise by Landlord of its rights hereunder shall not constitute a waiver of, or relieve Tenant from any liability for, Tenant’s failure to perform hereunder. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after demand by Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full amount. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not been applied by Landlord, shall be returned, without interest, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease) within thirty (30) days after the later of (i) the expiration of the Term or earlier termination of this Lease (other than on account of an Event of Default) and (ii) Tenant’s vacation of the Premises in the condition specified by this Lease. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Security Deposit, or that pertain to the return of the Security Deposit. Landlord’s receipt and retention of the Security Deposit shall not create any trust or fiduciary

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relationship between Landlord and Tenant, and Landlord need not keep the Security Deposit separate from its general accounts. Landlord’s return of the Security Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. Upon termination of the original Landlord’s (or any successor landlord’s) interest in this Lease, the original Landlord (or such successor landlord) shall be released from further liability with respect to the Security Deposit upon the original Landlord ‘s (or such successor landlord’s) compliance with California Civil Code Section 1950.7, or successor statute.

27. Waiver. No failure by Landlord to declare an Event of Default, nor by Tenant to declare a default on the part of Landlord, upon the occurrence of either, nor any delay by either party in taking any action in connection therewith, shall waive such Event of Default or default, as applicable, but Landlord and/or Tenant, as applicable, shall have the right to declare such Event of Default or default, as applicable, at any time after its occurrence. To be effective, a waiver of any provision of this Lease, or of any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding Event of Default, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding Event of Default at the time of acceptance of the Rent. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date, shall constitute a waiver of any provision of this Lease or of any Event of Default, or operate as a surrender of this Lease.

28. Notices; Tenant’s Agent for Service. All notices, approvals, consents, demands and other communications from one party to the other given pursuant to this Lease shall be in writing and shall be made by personal delivery, by use of a reputable courier service or by deposit in the United States mail, certified, registered or express, postage prepaid and return receipt requested . Notices shall be addressed if to Landlord, to Landlord’s Address, and if to Tenant, to Tenant’s Address. Landlord and Tenant may each change their respective Addresses from time to time by giving written notice to the other of such change in accordance with the terms of this Article 28, at least ten (10) days before such change is to be effected; provided, however, that any such address shall be a street address (and not a post office box). Any notices given in accordance with this Article 28 shall be deemed to have been given (i) on the date of personal delivery or (ii) on the earlier of the date of delivery or attempted delivery (as shown by the courier service delivery record or return receipt) if sent by courier service or mailed; provided, however, if such notice would otherwise be deemed given on a weekend or on a Building Holiday, such notice shall be deemed given on the next-succeeding business day.

29. Tenant’s Authority. Tenant, and each of the persons executing this Lease on behalf of Tenant, represent and warrant that (i) Tenant is a duly formed, authorized and existing corporation, limited liability company, partnership, trust, or other form of entity (as the case may be), (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall deliver to Landlord, within ten (10) days after Landlord’s request, such certificates, resolutions, or other written assurances authorizing Tenant’s execution and delivery of this Lease, as requested by Landlord from time to time or at any time, in order for Landlord to assess Tenant’s then authority under this Lease.

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30. Parking.

30.1 Lease of Parking Spaces. Tenant acknowledges that Tenant is obligated to lease the number of parking spaces in the Project parking garage as specified in the Basic Lease Information throughout the Term, and any extension thereof, subject, however, to the provisions of this Section 30.1. Tenant shall pay the then Building standard parking rental being charged for such spaces, as the same may be increased from time to time, in advance, as Rent, on the first day of each month . The parking rental payable by Tenant hereunder may include taxes imposed on the use of the parking spaces by any governmental or quasi-governmental authority. The use of such spaces shall be for the parking of motor vehicles used by Tenant, its officers and employees only, and shall be subject to applicable Requirements. Parking spaces may not be assigned or transferred separate and apart from this Lease. Upon the expiration or earlier termination of this Lease, or Tenant’s failure to pay parking rental when due (if any is so due hereunder) which such failure is not cured within ten (10) days following Notice from Landlord, Tenant’s rights with respect to all leased parking spaces shall immediately terminate. Tenant shall have the right to reduce the number of parking passes allocated to Tenant pursuant to this Lease by giving Landlord written notice (a “Parking Notice”) specifying the number of passes Tenant no longer requires no later than fourteen (14) days prior to the first day of the next calendar month of the Term. Provided that Tenant has timely delivered the Parking Notice pursuant to this Section, Tenant shall have no obligation to pay for the specified number of reduced parking spaces and Tenant’s rights with respect to such parking spaces shall terminate. If Tenant’s rights to parking spaces terminate, Tenant shall not have any right to any such terminated parking for the remainder of the Term, and Landlord shall have no obligation to procure substitute parking for Tenant.

30.2 Management of Project Parking Garage. The Project parking garage shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto . If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter be responsible to insure that its officers and employees park in the designated areas. Tenant shall, if requested by Landlord, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant, any transferee, or their respective officers and employees. Landlord reserves the right to change, reconfigure, or rearrange the Project parking garage, to reconstruct or repair any portion thereof, and to restrict or eliminate the use of any Project parking garage and do such other acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights. Landlord may, in its sole discretion, convert the Project parking garage to a reserved and/or controlled parking facility, or operate the Project parking garage (or a portion thereof) as a tandem, attendant assisted and/or valet parking facility. Landlord may delegate its responsibilities with respect to the Project parking garage to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly with the operator of the Project parking garage, and to pay all parking charges directly to such operator.

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30.3 Waiver of Liability. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about the Project parking garage. At Landlord’s request, Tenant shall cause its or any transferee’s officers and employees using Tenant’s parking spaces to execute an agreement confirming the foregoing.

31. Communications and Computer Lines and Equipment.

31.1 Lines and Equipment. Tenant may install, maintain, replace, remove or use communications or computer wires and cables (collectively, “Lines”) at the Project to serve the Premises, and may install, maintain, replace, remove or use telecommunications or other signal or data reception or transmission equipment (collectively, “Equipment”) in the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use the contractor specified by Landlord (which contractor may, but need not be, the entity managing the Building’s risers), and comply with all of the other provisions of this Lease and such other rules and procedures as may be established by Landlord from time to time, (ii) Lines and Equipment shall comply with all applicable Requirements and shall be subject to all other provisions of this Lease, (iii) Lines and Equipment shall not cause any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any equipment of any party (including any telecommunication or other signal or data reception or transmission equipment and/or system in or serving the Project, its occupants, and/or Landlord), or otherwise interfere with the use and enjoyment of the Project by Landlord, any tenant of the Project, or any person or entity that has entered or will enter into an agreement with Landlord to install telecommunications or other signal or data reception or transmission equipment in the Project (collectively, “Interference”), (iv) Landlord shall not be required to grant separate access to the Building to Tenant’s telecommunications services and equipment provider in connection with Lines and Equipment, (v) any right granted to Tenant to install, maintain and use Lines and Equipment shall be non-exclusive, (vi) Tenant shall pay all costs in connection with this Article 31, and (vii) in the case of Lines, (A) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (B) Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation , and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (C) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage caused by such removal, and (D) in the case of the installation of new Lines, Tenant, at the time of installation, shall label such Lines, on each floor through which they pass, with an identification system reasonably approved by Landlord.

In connection therewith, Tenant shall have the right, free of charge, to (i) use existing electronic, fiber, phone and data cabling and related equipment (the “Cabling”) serving the Premises; (ii) subject to the terms and conditions of this Lease, including, without limitation, the Rules and Regulations, use up to Tenant’s share of the Building’s risers, chaseways, and pathways (“Pathways”) and to (iii) install, maintain, repair, replace, or remove Cables and new Pathways, all as reasonably necessary to connect Tenant’s telecommunications, data and cable

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networks/services to the telecommunications, data and cable networks/services found within the Building and available to Building tenants in general or to Tenant’s telecommunications, data and cable networks/services providers. If Tenant selects a telecommunications, data and cable networks/services provider other than the providers currently located in and servicing the Building, so long as Landlord approves of such provider in Landlord’s sole discretion, and further, so long as such provider enters into Landlord’s then commercially reasonable standard access agreement, Landlord agrees to provide such selected providers reasonable access to the Building for the provision of such services to Tenant. Landlord shall provide to one (1) four inch (4”) conduit to Tenant from the Main Point of Entry (“MPOE”) to each floor of the Premises, at Landlord’s expense. Tenant shall have the right to add an additional 4” conduit at Tenant’s cost in accordance with the terms and conditions of this Lease. Notwithstanding anything to the contrary contained in this Lease, unless otherwise notified in writing, Tenant shall at its sole cost and expense, remove all such Cabling and other telecommunications equipment installed by or for the benefit of Tenant hereunder and restore the Building to the condition existing prior to such installation, reasonable wear and tear excepted.

31.2 Interference.

(a) Tenant’s Interference. Upon notice of any Interference, Tenant shall immediately cooperate with Landlord to identify the source of the Interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all such operations of Lines and Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) until the Interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the Interference is not caused by Tenant’s Lines or Equipment, in which case Tenant may operate its Lines or Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all Interference as set forth in this Article. If such Interference has not been corrected within ten (10) business days after notice to Tenant of its occurrence, Landlord may (i) require Tenant to remove the specific Line or Equipment causing such Interference pursuant to the terms of Section 31.3(c) below, or (ii) eliminate the Interference at Tenant’s expense, provided such Interference is actually caused by Tenant’s Lines or Equipment.

(b) Other Party’s Interference. If the lines or equipment of any other party causes Interference with Tenant’s Lines or Equipment, Tenant shall reasonably cooperate with such other party to resolve such Interference in a mutually acceptable manner.

31.3 General Provisions.

(a) Consultation with Landlord. Tenant shall consult with Landlord in advance of any installation of any Lines or Equipment that may cause any Interference at the earliest practicable stage of consideration of such installation.

(b) Landlord ‘s Rights. Landlord may, but shall not have the obligation to, reasonably direct, monitor, and/or supervise the installation, maintenance, replacement and removal of any Lines or Equipment. The foregoing sentence shall not be a limitation to any other rights Landlord may have under applicable Requirements or otherwise.

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(c) Removal. Landlord reserves the right to require Tenant, upon written or verbal notice, to remove any Lines or Equipment located in or serving the Premises which (i) are or were installed in violation of these provisions, or (ii) are at any time in violation of any applicable Requirements, or (iii) present a dangerous or potentially dangerous condition, or (iv) present a threat to the structural integrity of the Building, or (v) threaten to overload the capacity of, or affect the temperature otherwise maintained by, the air conditioning system, or the capacity of the Building’s electrical system, or (vi) have caused Interference that has not been corrected in accordance with Section 31.2(a) above. In addition, Tenant shall remove Lines and Equipment installed by or on behalf of Tenant upon the expiration or earlier termination of this Lease in accordance with Section 31.1 above. The removal of Lines or Equipment shall be performed by the contractor specified by Landlord . If Tenant fails to remove any Lines or Equipment as required by Landlord in a diligent and expeditious manner, or if Tenant violates any other provision of this Article 31, Landlord may, after three (3) days’ written notice to Tenant, remove such Lines and/or Equipment, as the case may be, or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Requirements); provided, however, that Landlord shall have the right to remove any such Lines and/or Equipment immediately, without notice to Tenant, in the event of an emergency.

(d) Approval by Landlord. Landlord’s approval of, or requirements concerning, Lines and Equipment, the plans, specifications or drawings related thereto or Tenant’s contractors, subcontractors, or service provider, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord further disclaims all responsibility for the condition, security or utility of Lines and Equipment, and makes no representation regarding the suitability of any such Lines or Equipment for Tenant’s intended use or the adequacy or fitness of the Building Systems for any such Lines or Equipment.

(e) Waiver of Claims. Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines or Equipment will be free from, the following: (i) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines and/or Equipment by or for other tenants or occupants of the Project, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines and/or Equipment, or any other problems associated with any Lines and/or Equipment by any other cause; (ii) any failure of any Lines and/or Equipment to satisfy Tenant’s Requirements; (iii) any eavesdropping or wire-tapping by unauthorized parties; or (iv) any Interference with Tenant’s Lines and/or Equipment caused by the lines and/or equipment of any other party. Without limiting the generality of any other provision of this Lease, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from the foregoing occurrences. Tenant further waives any right to claim that any occurrence described in clauses (i), (ii) and (iii) above constitutes grounds for a claim of abatement of Rent, actual or constructive eviction, or termination of this Lease.

(f) Acknowledgment. Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to other tenants and occupants of the Project and to telecommunications service providers.

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(g) No Solicitation. Tenant shall not solicit, suffer, or permit other tenants or occupants of the Project to use its Lines or Equipment (including, without limitation, its wireless intranet, Internet and other communications network).

(h) Fire Stairs. Landlord consents to the use of the Building fire stairs by Tenant for travel only by Tenant’s employees between adjoining Floors of the Building in which Tenant is occupying the entire Premises on each of said Floors. Tenant, at its sole cost and expense, shall be responsible for: (i) obtaining all necessary governmental and regulatory approvals for the use of the fire stairs, provided that Landlord shall reasonably cooperate with Tenant in connection with Tenant’s efforts to obtain such approvals; (ii) complying with all Requirements with respect to the ongoing use of the fire stairs; (iii) installing security monitors and card key access systems on the entry doors leading from the fire stairs of said floors; and (iv) tying Tenant’s security system, if any, into the Building security system so that, among other things, the Building security system can distinguish between an authorized entry into the fire stairs by one of Tenant’s employees and an unauthorized entry by another party . Tenant shall provide Landlord with a “master” card key so that Landlord shall have access through each entry door. Tenant shall be solely responsible for the operation of such locking system and hereby waives any and all claims against Landlord and the other Indemnitees arising out of or in connection with parties gaining access to the Premises through the stairway. Tenant acknowledges and agrees that Tenant’s obligations to indemnify Landlord with respect to Tenant’s leasing and occupancy of the Premises shall apply to the use of the fire stairs pursuant to this Section. Tenant shall be responsible for any additional cleaning costs with respect to the use of the fire stairs by Tenant’s employees. Tenant shall also be responsible for assuring that Tenant’s employees do not use the fire stairs for loitering, smoking or any other purpose other than travel between the aforesaid Floors and use in the event of a fire or other emergency.

32. First Must-Take Space.

32.1 Delivery of Must Take Space. Tenant shall be required to lease from Landlord and Landlord shall be required to lease to Tenant the First Must-Take Space. Tenant shall accept possession of the First Must-Take Space as of the date Landlord delivers possession of the First Must-Take Space to Tenant in its as-is, where-is condition without representation or warranty (other than as expressly set forth in this Lease) (the “First Must-Take Delivery Date”), which is estimated to occur between April l , 2016 and September l, 2016; provided, however, that unless otherwise agreed to in writing by Tenant, the First Must-Take Delivery Date shall not be prior to April l, 2016. The First Must-Take Delivery Date shall be delayed to the extent that Landlord fails to deliver possession of the First Must-Take Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the First Must-Take Delivery Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. The Term with respect to the First Must-Take Space (the “First Must-Take Term”) shall commence on the date (the “First Must-Take Effective Date”) that is one hundred eighty-seven (187) days following the actual First Must-Take Delivery Date (such one hundred eighty -seven (187) day period being referred to as the “First Must-Take Space Construction Period”) and shall end, unless sooner terminated pursuant to the terms of this Lease, on the Extended Expiration Date (defined below). The First Must-Take Space Construction Period shall be extended on a day-for-day basis for each day that Tenant’s construction of Tenant Improvements in the First Must-Take Space is delayed by Landlord Delay (as defined in the Work Letter).

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During the First Must-Take Space Construction Period, Tenant, at Tenant’s sole risk, may access the First Must-Take Space for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personalty and for performing Tenant Improvements to the First Must-Take Space. Tenant’s possession of the First Must-Take Space shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent or Escalation Rent during the First Must-Take Space Construction Period.

32.2 Becomes a part. As of the First Must-Take Effective Date, the First Must-Take Space shall become part of the Premises and the rentable square footage of the Premises shall be increased to include the First Must-Take Space. The First Must-Take Space shall be subject to all the terms and conditions of this Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the original Premises except as expressly provided in this Article 32.

32.3 Base Rent for Must Take Space. The Base Rent rate per rentable square foot for the First Must-Take Space shall be the same as the Base Rent rate per rentable square foot for the Initial Premises on the First Must-Take Effective Date. The Base Rent rate for the First Must-Take Space shall increase at such times and in such amount as Base Rent for the Initial Premises, it being the intent of Landlord and Tenant that the Base Rent rate per rentable square foot for the First Must-Take Space shall always be the same as the Base Rent rate per rentable square foot for the Initial Premises. Base Rent attributable to the First Must-Take Space shall be payable in monthly installments in accordance with the terms and conditions of Article 4 of this Lease. Tenant shall pay Escalation Rent for the First Must-Take Space on the same terms and conditions set forth in this Lease, and Tenant’s Percentage Share shall increase appropriately to account for the addition of the First Must-Take Space.

32.4 Extension of Term. Upon the First Must-Take Effective Date, the Term of this Lease shall be automatically extended and shall terminate on the last day of the eighty-fourth (84th) full calendar month following the First Must-Take Effective Date (the “Extended Expiration Date”). That portion of the Term commencing the day immediately following the Expiration Date (“Extension Date”) and ending on the Extended Expiration Date shall be referred to as the “Extended Term” and the portion of the Term commencing on the First Must-Take Effective Date and ending on the Extended Expiration Date is hereinafter referred to as the “First Must-Take Space Term”. The Base Rent rate per rentable square foot for the First Must -Take Space shall be the same as the Base Rent rate per rentable square foot for the Initial Premises on the First Must-Take Effective Date. During the First Must-Take Space Term, the Base Rent rate for the First Must-Take Space shall increase at such times and in such amount as Base Rent for the Initial Premises, it being the intent of Landlord and Tenant that the Base Rent rate per rentable square foot for the First Must-Take Space shall be the same as the Base Rent rate per rentable square foot for the Initial Premises. During the Extended Term, the Base Rent rate for the entire Premises (that is, the Initial Premises and the First Must-Take Space) shall be increased by an amount equal to one hundred three percent (103%) of the Base Rent rate then in effect as of the Expiration Date. Thereafter, the monthly Base Rent for the entire Premises shall increase by three percent (3%) annually through the Extended Term.

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32.5 Allowance. Landlord agrees to contribute the sum of up to $75.00 per rentable square foot of the First Must-Take Space (the “First Must-Take Space Allowance “) toward the cost of design, permitting and construction of Tenant Improvements in the First Must-Take Space. The First Must-Take Space Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans, for project management fees associated with the performance of the Tenant Improvements to the First Must-Take Space and for hard costs in connection with the Tenant Improvements to the First Must-Take Space. Landlord shall disburse the First Must-Take Space Allowance to Tenant subject to and in accordance with the provisions applicable to the disbursement of the Allowance described in Exhibit C. Landlord’s review and approval of Tenant’s plans and specifications for the Tenant Improvements to be constructed within the First Must-Take Space shall be governed by the provisions of Section 2 of the Work Letter. In no event shall Tenant be entitled to any disbursement of the First Must-Take Space Allowance after the first anniversary of the First Must-Take Delivery Date (the “Outside First Must-Take Allowance Date”); provided, however, that the Outside First Must-Take Allowance Date shall be extended on a day-for-day basis for each day that the design or construction of the First Must-Take Space Alterations is delayed by Landlord Delay (defined in the Work Letter) or Force Majeure. Other than providing the First Must-Take Space Allowance as described in the foregoing sentence and the obligation to perform the First Must-Take Space Base Building Improvements, Landlord shall have no obligation to make any improvements, alterations and/or provide and concessions to Tenant in connection with the First Must-Take Space.

32.6 Amendment. Landlord shall prepare an amendment (the “First Must-Take Amendment”) to reflect the commencement date of the First Must-Take Space Term, the Extended Expiration Date and the changes in Base Rent, rentable square footage of the Premises, Tenant’s Percentage Share and other appropriate terms. A copy of the First Must-Take Amendment shall be sent to Tenant within a reasonable time after the First Must-Take Effective Date, and Tenant shall execute (or make good faith corrective comments to) and return the First Must-Take Amendment to Landlord within ten (10) business days thereafter, but Tenant’s leasing of the First Must-Take Space in accordance with this Article 32 shall be fully effective whether or not the First Must-Take Amendment is executed.

33. Right of First Refusal.

33.1 Right of First Refusal. During the first twelve (12) full calendar months following the First Must-Take Space Effective Date, Tenant shall have right of first refusal (the “Right of First Refusal”) to lease (i) any separately demised space on the tenth (10th) Floor, (ii) any separately demised space on the sixteenth (16th) Floor, and (iii) any separately demised space on the seventeenth (17th) Floor of the Building (each such space, a “Potential Refusal Space”). The Right of First Refusal shall be exercised as follows: when Landlord has a prospective tenant, other than any existing occupant of such space (the “Prospect”) who has agreed upon the material terms of such leasing of such Potential Refusal Space with Landlord (be way of formal proposal or letter of intent, or other informal agreement communicated between the parties such as in a correspondence), Landlord shall advise Tenant (the “ROFR Advice”) of the terms under which Landlord is prepared to lease such Potential Refusal Space (a “Refusal Space”) to such Prospect and Tenant may lease the Refusal Space, under such terms, by delivery of written notice of exercise to Landlord (the “Notice of Exercise”) within five (5)

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business days after the date of the ROFR Advice, except that Tenant shall have no such Right of First Refusal, and Landlord need not provide Tenant with a ROFR Advice with respect to any Potential Refusal Space, if: (a) an Event of Default on the part of Tenant then exists; or (b) more than fifty percent (50%) of the Premises is sublet at the time Landlord would otherwise deliver the ROFR Advice; or (c) this Lease has been assigned by Tenant (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the ROFR Advice; or (d) Tenant is not occupying at least fifty percent (50%) of the Premises on the date Landlord would otherwise deliver the ROFR Advice; or (e) such Potential Refusal Space is not intended for the exclusive use of Tenant during the Term.

33.2 Terms for Refusal Space.

33.2.1 The Term for the Refusal Space shall commence upon the commencement date stated in the ROFR Advice, and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the ROFR Advice, including the termination date set forth in the ROFR Advice, shall govern Tenant’s leasing of the Refusal Space and only to the extent that they do not conflict with the ROFR Advice, the terms and conditions of this Lease shall apply to the Refusal Space. Tenant shall pay Base Rent and Escalation Rent for the Refusal Space in accordance with the terms and conditions of the ROFR Advice. Notwithstanding anything elsewhere in this Article 33 to the contrary, any leasing of the Refusal Space under this Article 33 will not include terms or provisions of the ROFR Advice that are specific to the parties involved in the transaction giving rise to the ROFR Advice, such as payment of commissions to the brokers involved in that transaction; options or rights to expand, contract, renew, extend or shorten the term; security deposit; and any rights that are personal to the third party making the ROFR Advice.

33.2.2 The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the ROFR Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

33.2.3 In the event that, pursuant to Tenant’s Right of First Refusal set forth in this Section 33, and so long as the Premises continues to include the entire 11th floor of the Building, Tenant expands the Premises to include all of the rentable area located on the 10th floor of the Building, at Tenant’s request and as part of the preparation, negotiation, and execution of the Refusal Space Amendment making the entire rentable area on 10th floor of the Building part of the Premises, Landlord shall, at its sole cost and expense, re-open the enclosed internal stairwell connecting the 10th and 11th floors of the Building.

33.3 Termination of Right of First Refusal. The Right of First Refusal with respect to the Refusal Space shall terminate on the earlier to occur of (a) the last day of the twelfth (12th) full calendar month following the First Must-Take Space Effective Date; (b) with

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respect to any particular Refusal Space that is the subject of a ROFR Advice, Tenant’s failure to exercise its Right of First Refusal within the five (5) business day period provided in Section 33.1 above; and (c) the date Landlord would have provided Tenant a ROFR Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 33.1 above.

33.4 Refusal Space Amendment. If Tenant validly exercises its Right of First Refusal, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the ROFR Advice and reflecting the changes in the Base Rent, the face amount of the Letter of Credit (which shall be increased by an amount equal to twelve (12) months of the Base Rent for the subject Refusal Space in effect during the last rental period of the then current Term with respect to the subject Refusal Space), rentable square footage of the Premises, Tenant’s Percentage Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute (or make good faith corrective comments to) and return the Refusal Space Amendment to Landlord within ten (10) business days thereafter, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.

33.5 Miscellaneous. Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of the following tenant: URS.

34. Right of First Offer.

34.1 Offer Right. Following the expiration of the Right of First Refusal and provided that no Event of Default on the part of Tenant exists, Tenant shall have the right of first offer (the “Offer Right”) to lease (i) any separately demised space on the tenth (10th) Floor, (ii) any separately demised space on the sixteenth (16th) Floor, and (iii) any separately demised space on the seventeenth (17th) Floor of the Building (each, a “Potential Offer Space” and, collectively, the “Potential Offer Spaces”) at such time as such Potential Offer Space becomes Available (defined below). Such Potential Offer Space shall be deemed “Available” at any time after Landlord has determined that the existing tenant, if any, in a Potential Offer Space will not extend or renew the term of its lease with respect thereto and Landlord intends to offer such Potential Offer Space to the public. Tenant’s Offer Right shall be exercised as follows: anytime following the first twelve (12) full calendar months following the First Must-Take Effective Date, but in no event more than one time in any twelve (12) month period, Tenant may request in writing (an “Availability Notice”) that Landlord notify Tenant of whether any Potential Offer Space is then Available or whether any Potential Offer Space will become Available in the following twelve (12) month period. Within fifteen (15) days following its receipt of Tenant’s Availability Notice, Landlord shall in good faith inform Tenant in writing which Potential Offer Space(s) are then Available, if any, and/or whether Landlord anticipates a Potential Offer Space to become Available in the following twelve (12) month period. Provided that Landlord has received an Availability Request from Tenant, and subject to the terms set forth below, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease (or will be prepared to lease in the case of a Potential Offer Space Landlord anticipates to become Available in the following twelve (12) month period) such Potential Offer Space (the “Offer

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Space”) to Tenant. Notwithstanding anything to the contrary contained herein, Landlord shall not be deemed to be in default or breach of this Lease, or otherwise be liable to Tenant, in the event a Potential Offer Space that Landlord, in good faith, believed would become Available in the following twelve (12) month period does not, in fact, become Available within such following twelve (12) month period . The terms for the Offer Space set forth in Landlord’s Advice shall reflect the Prevailing Market (hereinafter defined) rate for such Offer Space as reasonably determined by Landlord. Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) business days after the date of the Advice, failing which Landlord may lease the subject Offer Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to such subject Offer Space; provided, however, that if the subject Offer Space again becomes Available or if Landlord failed to come to an agreement to Lease such Offer Space to a third party within the six (6) month period following the date of expiration of the five (5) business day period in which Tenant may deliver a Notice of Exercise, Tenant’s Offer Right and the foregoing procedure shall continue to apply to such Offer Space (subject to the terms of this Section 34.1 and Section 34.8). If Tenant exercises its Offer Right for the Offer Space in accordance with the terms and conditions of this Article 34, effective as of the date Landlord delivers the subject Offer Space, such Offer Space shall automatically be included within the Premises and subject to all the terms and conditions of this Lease, except as set forth in Landlord’s notice and as follows:

34.2 Percentage Share. Tenant’s Percentage Share shall be recalculated, using the total rentable area of the Premises, as increased by the subject Offer Space, as the case may be.

34.3 As-is. Except as set forth in this Section 34.3, the subject Offer Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the subject Offer Space or grant Tenant any improvement allowance thereon except as may be provided in Landlord’s Advice. In the event that, pursuant to Tenant’s Offer Right set forth in this Section 34, and so long as the Premises continues to include the entire 11th floor of the Building, Tenant expands the Premises to include all of the rentable area located on the 10th floor of the Building, at Tenant’s request and as part of the preparation, negotiation, and execution of the Offer Amendment making the entire rentable area on 10th floor of the Building part of the Premises, Landlord shall, at its sole cost and expense, re-open the enclosed internal stairwell connecting the 10th and 11th floors of the Building.

34.4 Commencement and Termination. The term for the subject Offer Space shall commence upon the commencement date stated in the Advice and thereupon such Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant’s leasing of the Offer Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offer Space. Tenant shall pay Base Rent, Escalation Rent and any other Additional Rent for the Offer Space in accordance with the terms and conditions of the Advice.

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34.5 Exclusions to Offer Right. Notwithstanding anything to the contrary set forth herein, Tenant shall have no such Offer Right with respect to the subject Offer Space, as the case may be, and Landlord need not provide Tenant with an Advice, if: (a) an Event of Default on the part of Tenant then exists; (b) more than fifty percent (50%) of the Premises is sublet at the time Landlord would otherwise deliver its Advice as described above; (c) this Lease has been assigned (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver its Advice as described above; (d) Tenant is not occupying at least seventy five percent (75%) of rentable areas of the Premises on the date Landlord would otherwise deliver its Advice as described above; (e) the subject Offer Space is not intended for the exclusive use of Tenant during the Term; or (f) the existing tenant in the subject Offer Space has agreed to extend or renew its lease for such Offer Space or to enter into a new lease for such Offer Space.

34.6 Delay in Possession. If Landlord is delayed delivering possession of the subject Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the subject Offer Space shall be postponed until the date Landlord delivers possession of the subject Offer Space to Tenant free from occupancy by any party.

34.7 Rights for Potential Offer Space. The rights of Tenant hereunder with respect to any Potential Offer Space shall terminate on the earlier to occur of: (i) date that is twelve (12) months prior to the Extended Expiration Date; or (ii) simultaneously with Tenant’s providing Landlord with a Notice of Exercise, subject to the potential reinstatement of such rights as described in Section 34.1 above. In addition, in any particular instance in which either Offer Space becomes Available, the right of Tenant hereunder with respect to such Offer Space in such instance shall terminate (1) upon the earlier to occur of: (a) Tenant’s failure to exercise its offer right with respect to such Potential Offer Space within the five (5) business day period provided in Section 34.1 above, subject to the potential reinstatement of such rights as described in Section 34.1 above; or (b) the date Landlord would have provided Tenant an Advice with respect to such Potential Offer Space if Tenant had not been in violation of one or more of the conditions set forth in Section 34.3 above; or (2) if the Potential Offer Space Landlord in good faith believed would become Available within the following twelve (12) month period following Landlord’s receipt of Tenant’s Availability Notice does not, in fact, become Available, subject to the potential reinstatement of such rights as described in Section 34.1 above. In addition, if Landlord provides Tenant with an Advice for any Potential Offer Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal , right of first offer or otherwise) with respect to any other portion of the Potential Offer Space (such other portion of the Offer Space subject to such expansion rights is referred to herein as the “Encumbered Potential Offer Space”) and Tenant does not exercise its Offer Right to lease such Offer Space, Tenant’s Offer Right with respect to the Encumbered Potential Offer Space shall be subject and subordinate to all such expansion rights contained in the Advice.

34.8 Offer Amendment. If Tenant exercises its Offer Right as to a subject Offer Space, Landlord shall prepare an amendment (an “Offer Amendment”) adding the subject Offer Space to the Premises on the terms set forth in the Advice and reflecting the changes in Base Rent, the face amount of the Letter of Credit (which shall be increased by an amount equal to twelve (12) months of the Base Rent for the subject Offer Space in effect during the last rental period of the then current Term with respect to the subject Offer Space), the rentable square footage of the Premises, Tenant’s Percentage Share and other appropriate terms. A copy of the Offer Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offer Amendment to Landlord within ten (10) business days thereafter, but an otherwise valid exercise of the Offer Right shall be fully effective whether or not the Offer Amendment is executed.

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34.9 Prevailing Market. For purposes of this Article 34, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offer Space in the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes . Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (a) the lease term is for less than the lease term of the subject Offer Space, (b) the space is encumbered by the option rights of another tenant, or (c) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

34.10 Miscellaneous. Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of the following tenant: URS.

35. Second Must-Take Space.

35.1 Improvements and Alterations. Tenant shall be required to lease from Landlord and Landlord shall be required to lease to Tenant the Second Must-Take Space. The Second Must-Take Deli very Date shall be delayed to the extent that Landlord fails to deliver possession of the Second Must-Take Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Second Must-Take Delivery Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. The Second Must-Take Space shall become a part of the Premises and the terms and conditions of the Lease, shall apply to the Second Must-Take Space, provided, however, that, subject to the remaining terms and conditions of this Section 35.1, Tenant’s obligation to pay Base Rent and Tenant’s Percentage Share of Escalation Rent with respect to the Second Must-Take Space shall commence on the date that is one-hundred fifty-seven (157) days following the Second Must-Take Effective Date (as defined in Section 35.2 below) [such one hundred fifty seven (157) day period being referred to herein as the “Second Must-Take Space Construction Period’’. The Second Must-Take Space Construction Period shall be extended on a day-for-day basis for each day that Tenant’s construction of Tenant Improvements in the Second Must-Take Space is delayed by Landlord Delay. Notwithstanding the foregoing, in the event Tenant occupies or commences its business operation in the Second Must-Take Space, including prior to the Second Must-Take Effective Date, Tenant’s obligation to pay Base Rent and Tenant’s Percentage Share of Escalation Rent with respect to the Second Must-Take Space shall commence on the earlier of: (i) the date of the commencement of Tenant’s business operations in the Second Must-Take Space and in such event the Second Must-Take Space Construction Period shall be deemed to have expired as of such date, and (ii) the expiration of the Second Must-Take Space Construction Period.

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Other than providing the Second Must-Take Space Allowance described in Section 35.5 below, Landlord shall have no obligation to make any improvements, alterations and/or provide and concessions to Tenant in connection with the Second Must-Take Space. Landlord shall prepare and amendment to the Lease that includes the Second Must-Take Space as a part of the Premises, which amendment shall also set forth all other related changes (e.g., change in rent, percentage share).

35.2 Acceptance of Second Must Take Space. Subject to Section 35.6 below, Tenant shall accept possession of the Second Must-Take Space as of the date Landlord delivers possession of the Second Must-Take Space to Tenant (the “Second Must-Take Effective Date”), which is estimated to be the first day of the thirteenth (13th) full calendar month following the First Must-Take Effective Date (the “Target Second Must-Take Effective Date”). Subject to Section 35.6 below, in no event shall the Second Must-Take Effective date be prior to the Target Second Must-Take Effective Date without the prior written consent of Tenant. The Term with respect to the Second Must-Take Space (the “Second Must-Take Term”) shall end, unless sooner terminated pursuant to the terms of this Lease, on the Extended Expiration Date, it being the intention of the parties hereto that the term for the Second Must-Take Space and the Term for the Initial Premises shall be coterminous. The Second Must-Take Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Second Must-Take Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Second Must-Take Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Second Must-Take Effective Date is delayed, the Extended Expiration Date shall not be similarly extended.

35.3 Becomes a Part. As of the Second Must-Take Effective Date, the Second Must-Take Space shall become part of the Premises and the rentable square footage of the Premises shall be increased to include the Second Must-Take Space. The Second Must-Take Space shall be subject to all the terms and conditions of this Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the original Premises except as expressly provided in this Article 35.

35.4 Second Must Take Space Base Rent. The Base Rent rate per rentable square foot for the Second Must-Take Space shall be the same as the Base Rent rate per rentable square foot for the Premises. The Base Rent rate for the Second Must-Take Space shall increase at such times and in such amount as Base Rent for the Premises, it being the intent of Landlord and Tenant that the Base Rent rate per rentable square foot for the Second Must-Take Space shall always be the same as the Base Rent rate per rentable square foot for the Premises. Base Rent attributable to the Second Must-Take Space shall be payable in monthly installments in accordance with the terms and conditions of Article 4 of this Lease. Commencing on the same date as Tenant’s obligation to pay Base Rent on the Second Must-Take Space as set forth herein, Tenant shall pay Escalation Rent for the Second Must-Take Space on the same terms and conditions set forth in this Lease, and Tenant’s Percentage Share shall increase appropriately to account for the addition of the Second Must-Take Space.

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35.5 Second Must-Take Space Allowance. The Second Must-Take Space (including improvements and personalty, if any) shall be accepted by Tenant in its “as-built” condition and configuration existing on the earlier of the date Tenant takes possession of the Second Must-Take Space or as of the Second Must-Take Effective Date; provided, however, that Landlord will deliver the Second Must-Take Space to Tenant in “broom clean” condition and free of any prior occupant’s personal property or debris. Tenant shall be entitled to receive an improvement allowance (the “Second Must-Take Space Allowance”) per square foot of rentable area in the Second Must-Take Space. The Second Must-Take Space Allowance shall be an amount determined by adding (i) $10.00 per rentable square foot of the Second Must-Take Space, plus (ii) the number which is the product of $65.00 per rentable square foot of the Second Must-Take Space multiplied by a fraction where the numerator is the number of full calendar months remaining in the Term (as of the Second Must-Take Effective Date) through the Extended Expiration Date and the denominator is eighty-four (84) (the number calculated pursuant to such clause (ii) shall be referred to herein as the “Second Must-Take Space Variable Allowance Component”). For example, if there are sixty (60) full calendar months remaining in the Term on the Second Must-Take Effective Date, the Second Must-Take Space Variable Allowance Component shall be an amount equal to $53.57 per square foot of rentable area of the Second Must-Take Space ($65.00 x 60/84 = $53.57). Such Second Must-Take Space Allowance shall be applied toward the cost of the design, permitting, project management and construction of initial improvements to be performed in the Second Must-Take Space (the “Second Must-Take Improvements”), including the cost of preparing plans, drawings and specifications in connection therewith. The Second Must-Take Space Allowance shall be disbursed to Tenant in the same manner and subject to the same conditions for disbursement of the Allowance pursuant to Section 5 of Exhibit C. Additionally, Landlord’s review and approval of Tenant’s plans and specifications for the Tenant Improvements to be constructed in the Second Must-Take Space shall be governed by the provisions of Section 2 of the Work Letter.

35.6 Acceleration. Tenant acknowledges that the Second Must-Take Space is currently leased by Landlord to LinkedIn Corporation (“Prior Tenant”), pursuant to the terms of a lease dated October 1, 2012, as amended from time to time (the “LinkedIn Lease”). Notwithstanding anything herein to the contrary, if the LinkedIn Lease terminates (or the existing tenant’s right to possession is terminated) prior to its stated expiration date for any reason, Landlord shall use commercially reasonable efforts to provide Tenant with written notice of such prior termination (the “Prior Expiration Notice’’); provided that Landlord shall not be in default hereunder for any failure to provide such Prior Expiration Notice. Such Prior Expiration Notice shall set forth Landlord’s reasonable estimate of the date on which Landlord expects to recover actual and legal possession of the Second Must-Take Space. If Landlord provides Tenant with a Prior Expiration Notice, Tenant may (but shall not be obligated to) accelerate the Second Must-Take Effective Date to be a date prior to the Target Second Must-Take Effective Date set (the “Accelerated Second Must-Take Effective Date”), in which event Tenant shall lease the Second Must-Take Space in accordance with the terms and conditions set forth in this Section, except that the Second Must-Take Effective Date shall be the Accelerated Second Must-Take Effective Date, subject to the terms of Section 35.2 above and the Second Must-Take Space Allowance shall be calculated as if the Second Must-Take Effective Date was the Accelerated Second Must-Take Effective Date.

In addition to the foregoing and without limitation thereof, if Landlord provides to Tenant a Prior Expiration Notice and Tenant does not elect to accelerate the Second Must-Take Effective Date as set forth above, subject to the terms of this paragraph (and provided that Tenant has delivered

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insurance certificates required hereunder with respect to the Second Must-Take Space and copies of executed construction contracts which comply with the terms and conditions of this Lease for any initial improvements to be constructed in the Second Must-Take Space), by providing written notice to Landlord (which notice shall set forth the date Tenant intends to access the Second Must-Take Space, which date shall be at least three (3) business days following the date Tenant’s notice is tendered to Landlord), Tenant may elect to access the Second Must-Take Space, at Tenant’s sole risk, solely for the purpose of performing the initial improvements to be constructed therein (which improvements are similar in scope and nature to the improvements Tenant shall construct in the First Must-Take Space), including installing telecommunications and data cabling, equipment, furnishings and other personalty, which construction and installation shall be performed in accordance with the terms and conditions of this Lease. Such possession prior to the Second Must-Take Effective Date shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent or Escalation Rent or for the use of the elevators located in the Building with respect to the period of time prior to the Second Must-Take Effective Date during which Tenant occupies the Premises solely for such purposes. However, Tenant shall be liable for any utilities or special services provided to Tenant in the Second Must-Take Space during such period. Said early access shall not advance the Expiration Date.

Tenant hereby acknowledges and agrees that in no event shall Tenant take possession of any portion of the Premises without increasing the Letter of Credit by the amount allocable to such portion of the Premises as set forth in Article 37 of this Lease. For example, Tenant shall increase the amount of the Letter of Credit by $736,726.07 prior to taking early access or early possession as set forth above in this Section 35.6.

35.7 Second Must-Take Amendment. Landlord shall prepare an amendment (the “Second Must-Take Amendment”) to reflect the commencement date of the Second Must-Take Term and the changes in Base Rent, rentable square footage of the Premises, Tenant’s Percentage Share and other appropriate terms. A copy of the Second Must-Take Amendment shall be sent to Tenant within a reasonable time after the Second Must-Take Effective Date, and Tenant shall execute (or make good faith corrective comments to) and return the Second Must-Take Amendment to Landlord within ten (10) days thereafter, but Tenant’s leasing of the Second Must-Take Space in accordance with this Article 35 shall be fully effective whether or not the Second Must-Take Amendment is executed .

36. Option to Extend.

36.1 Grant of Extension Option. Subject to the terms and conditions set forth in this Article 38, and so long as Tenant is occupying at least seventy-five percent (75%) of the Premises, Landlord hereby grants Tenant an option (the “Extension Option”) to extend the Term of this Lease for one additional period of five (5) years commencing immediately following the Extended Expiration Date (the “Second Extension Term”). The Extension Option may be exercised only by Tenant giving Landlord irrevocable and unconditional written notice (the “Option Notice”) thereof not less than nine (9) full calendar months or more than twelve (12) full calendar months prior to the expiration of the Extended Expiration Date, the time of such exercise being of the essence. The Option Notice shall be given as provided in Article 28 hereof.

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36.2 Terms Applicable to Premises During Second Extension Term. Tenant’s possession of the Premises during the Second Extension Term shall be upon all of the terms and conditions contained in this Lease, except as follows:

(a) The monthly Base Rent payable during the Second Extension Term shall be the Prevailing Market Rate (as defined below) of the Premises.

(b) There shall be no further extension options.

(c) Tenant shall accept the Premises during the Second Extension Term in their then existing “as is” condition, without any obligation of Landlord to re-paint, re-carpet, remodel, or otherwise alter the Premises, or to provide a tenant improvement allowance.

36.3 Prevailing Market Rate. As used in this Lease, the phrase “Prevailing Market Rate” means the amount that a landlord under no compulsion to lease the Premises, and a tenant under no compulsion to lease the Premises, would agree upon at arm’s length as Base Rent for the Premises for the Second Extension Term, as of the commencement of the Second Extension Term. The Prevailing Market Rate shall be based upon non-sublease, non-encumbered, non-equity lease transactions recently entered into for space in the Building and in Comparable Buildings (“Comparison Leases”) and may include periodic increases. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (i) the length of the Second Extension Term compared to the lease term of the Comparison Leases; (ii) rental structure, including additional rent, and taking into consideration any “base year” or “expense stops”; (iii) the size of the Premises compared to the size of the premises under the Comparison Leases; (iv) utility, location, floor levels, views and efficiencies of the floor(s) of the Premises compared to the premises under the Comparison Leases; (v) the age and quality of construction of the Building; (vi) the value of existing leasehold improvements to Tenant; and (vii) the financial condition and credit history of Tenant compared to the tenants under the Comparison Leases. The Prevailing Market Rate shall take into consideration tenant improvement or refurbishment allowances granted in Comparison Leases. In determining the Prevailing Market Rate, no consideration shall be given to (a) any rental abatement period granted to tenants in Comparison Leases in connection with the design and construction of tenant improvements and (b) whether Landlord or the landlords under Comparison Leases are paying real estate brokerage commissions in connection with Tenant’s exercise of the Extension Option or in connection with the Comparison Leases. For purposes of this Article, Comparable Buildings shall mean other tier one class A building in the Downtown San Francisco Central Business District.

36.4 Procedure for Determining Prevailing Market Rate.

(a) If Tenant timely exercises the Extension Option, not later than six (6) months prior to the commencement of the Second Extension Term, Landlord shall deliver to Tenant a good faith written proposal of the Prevailing Market Rate for the Premises for the Second Extension Term. Within thirty (30) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing that (i) Tenant accepts Landlord’s proposal or (ii) Tenant rejects Landlord’s proposal. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Tenant will be deemed to have rejected Landlord’s proposal.

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(b) If Tenant rejects (or is deemed to reject) Landlord’s proposal, Landlord and Tenant shall first negotiate in good faith in an attempt to agree upon the Prevailing Market Rate for the Second Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following Landlord’s receipt of Tenant’s notice rejecting Landlord’s proposal (the “Negotiation Period”), such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Article. If Landlord and Tenant are unable to agree upon the Prevailing Market Rate during the Negotiation Period, then within fifteen (15) days after expiration of the Negotiation Period, the parties shall meet and concurrently deliver to each other their respective written estimates of the Prevailing Market Rate for the Second Extension Term, supported by the reasons therefor (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination may be more or less than its initial proposal of Prevailing Market Rate. Neither party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. If the higher of such Determinations is not more than one hundred five percent (105%) of the lower of such Determinations, then the Prevailing Market Rate shall be the average of the two Determinations. If the Prevailing Market Rate is not resolved by exchange of the Determinations, the Prevailing Market Rate shall be determined as follows, each party being bound to its Determination and such Determinations constituting the only two choices available to the Appraisal Panel (as hereinafter defined).

(c) Within ten (10) days after the parties exchange Landlord’s and Tenant’s Determinations, the parties shall each appoint an appraiser who shall be certified as an MAI or ASA appraiser and shall have at least ten (10) years’ experience, immediately prior to his or her appointment, as a real estate appraiser of commercial properties in the City and County of San Francisco, including significant experience appraising high rise office space in the San Francisco Downtown Financial District. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar). If either Landlord or Tenant fails to appoint an appraiser within said ten ( I 0) day period, the Prevailing Market Rate for the Second Extension Term shall be the Determination of the other party. If two appraisers are appointed, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Determinations more closely reflects the Prevailing Market Rate of the Premises for the Second Extension Term. The Determination selected by such appraisers shall be binding upon Landlord and Tenant. If the two appraisers cannot agree upon which of the two Determinations more closely reflects the Prevailing Market Rate within forty-five (45) days after appointment of the second appraiser to be appointed, then, within ten (10) days after expiration of such forty-five (45) day period, the two appraisers shall select a third appraiser meeting the criteria set forth above and notify the parties of such appointment. If the third appraiser has not been so selected by the end of such ten (10) day period, then either party, on behalf of both, may request such appointment by the American Arbitration Association (or any

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successor organization), or in the absence, failure, refusal or inability of such organization to act, then either party may apply to the presiding judge for the San Francisco Superior Court, for the appointment of such an appraiser, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment.

(d) Within five (5) days following notification of the identity of the third appraiser, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the third appraiser . The three appraisers are referred to herein as the “Appraisal Panel.” The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within thirty (30) days following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Prevailing Market Rate of the Premises for the Second Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.

(e) Each party shall pay the fees and expenses of the appraiser appointed by such party, and one-half of the fees and expenses of the third appraiser and the expenses incident to the proceedings of the Appraisal Panel (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

36.5 General Provisions. The following general provisions shall apply to the Extension Option:

(a) The Extension Option shall be exercised, if at all, only with respect to the entire Premises.

(b) Once the monthly Base Rent payable during the Second Extension Term is determined , the parties shall promptly execute an amendment to this Lease extending the Term, stating the amount of the monthly Base Rent, and making any other appropriate modifications.

(c) If the Prevailing Market Rate is not known as of the commencement of the Second Extension Term, Tenant shall pay monthly Base Rent at the rate payable immediately preceding the Second Extension Term. Once the Prevailing Market Rate is determined, Landlord shall credit any overpayment against Tenant’s next installment of monthly Base Rent, or Tenant shall pay any deficiency to Landlord within ten (10) days after written request.

(d) Subject to the provisions of this Article, after exercise of the Extension Option, all references in this Lease to the Term shall be deemed to refer to the Term as extended, unless the context clearly provides to the contrary.

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(e) Notwithstanding anything to the contrary contained herein, all option rights of Tenant pursuant to this Article shall, at Landlord’s election, be null and void if (i) an Event of Default (as defined in Section 20.l of this Lease) exists at the time of exercise of the Extension Option or at the time of commencement of the Second Extension Term, or (ii) Landlord has given Tenant more than two (2) notices respecting a monetary default during the twelve (12) month period immediately preceding Tenant’s exercise of the Extension Option, whether or not the default is subsequently cured, or (iii) late charges have become payable pursuant to Section 4.4 of this Lease three (3) or more times during the twenty-four (24) month period immediately preceding Tenant’s exercise of the Extension Option.

(f) The Extension Option is personal to, and may be exercised only by, the original Tenant under this Lease (and any assignee pursuant to a Permitted Transfer), and only if the original Tenant (or a Permitted Transferee) occupies at least seventy-five percent (75%) of the Premises at the time of exercise and shall intend to use the Premises for the conduct of its own business during the Second Extension Term. No assignee (other than pursuant to a Permitted Transfer) or subtenant shall have any right to exercise the Extension Option.

(g) If Tenant shall fail to properly exercise the Extension Option, the Extension Option shall terminate and be of no further force and effect. If this Lease shall terminate for any reason, then immediately upon such termination, the Extension Option shall simultaneously terminate and become null and void.

(h) Notwithstanding anything herein to the contrary, the Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

37. Letter of Credit.

Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, an Irrevocable Standby Letter of Credit (the “Letter of Credit”) in the initial amount of Four Million One Hundred Eight Seven Thousand Two Hundred Fifty-Eight and 44/100 Dollars ($4,187,258.44). On or before March l , 2016, Tenant shall increase the Letter of Credit face amount by an additional amount equal to Three Million Two Hundred Seventy-Six Thousand One Hundred Ninety Nine and 50/100 Dollars ($3,276,199.50). On or before March l, 2017, Tenant shall further increase the Letter of Credit face amount by an additional amount equal to Seven Hundred Thirty Six Thousand Seven Hundred Twenty Six and 07/100 Dollars ($736,726.07). Such increases in the Letter of Credit face amount may be achieved by tendering to Landlord an amendment to the Letter of Credit or substitute Letter of Credit so long as the amendment or substitute document, as the case may be, complies with all of the terms and conditions of this Lease.

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The following terms and conditions shall apply to the Letter of Credit:

37.1 The Letter of Credit shall be in favor of Landlord, shall be issued by a bank acceptable to Landlord with a Standard & Poors rating of “A” or better, shall comply with all of the terms and conditions of this Article and shall otherwise be in the form attached hereto as Exhibit E.

37.2 The Letter of Credit or any replacement Letter of Credit shall automatically renew on a year to year basis until a period ending not earlier than two months subsequent to the Termination Date (the “LOC Expiration Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the Letter of Credit by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term of the Letter of Credit that it does not intend to renew the Letter of Credit. Tenant understands that the election by the issuing bank not to renew the Letter of Credit shall not, in any event, diminish the obligation of Tenant to deposit the security deposit, if any, or maintain such an irrevocable Letter of Credit in favor of Landlord through the LOC Expiration Date.

37.3 Landlord, or its then authorized representative, upon Tenant’s failure to comply with one or more provisions of this Lease, or as otherwise specifically agreed by Landlord and Tenant pursuant to this Lease or any amendment hereof, without prejudice to any other remedy provided in this Lease or by Laws, shall have the right from time to time to make one or more draws on the Letter of Credit and use all or part of the proceeds in accordance with Section 37.5 below. In addition, if Tenant fails to furnish a renewal or replacement letter of credit complying with all of the provisions of this Article 37 at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Article 37. Funds may be drawn down on the Letter of Credit upon presentation to the issuing bank of Landlord’s (or Landlord’s then authorized representative’s) certification set forth in Exhibit E.

37.4 Tenant acknowledges and agrees (and the Letter of Credit shall so state) that the Letter of Credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (a) against any rent or other amounts payable by Tenant under this Lease that is not paid when due; (b) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under Section 1951.2 of the California Civil Code following termination of this Lease; (c) against any costs incurred by Landlord in connection with this Lease (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within sixty (60) days after the LOC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the LOC Expiration Date a voluntary petition is filed by Tenant or any guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or guarantor’s

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creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

37.5 If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the amount set forth in this Article 39, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit (or an amendment to the then-current Letter of Credit) in an amount equal to the deficiency (or a replacement letter of credit in the total amount required pursuant to this Article 39), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 39, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

37.6 Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including Landlord’s mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within thirty (30) days after Landlord’s written request therefor.

37.7 lf the Letter of Credit expires earlier than the LOC Expiration Date, or the issuing bank notifies Landlord that it shall not renew the Letter of Credit, Landlord shall accept a renewal thereof or substitute letter credit (such renewal or substitute Letter of Credit to be in effect not later than sixty (60) days prior to the expiration thereof), irrevocable and automatically renewable through the LOC Expiration Date upon the same terms as the expiring Letter of Credit or upon such other terms as may be acceptable to Landlord. However, if (a) the Letter of Credit is not timely renewed, or (b) a substitute Letter of Credit, complying with all of the terms and conditions of this paragraph is not timely received, Landlord may present such Letter of Credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord in accordance with Article 26 of this Lease. Notwithstanding the foregoing, Landlord shall be entitled to receive from Tenant all attorneys’ fees and costs incurred in connection with the review of any proposed substitute Letter of Credit pursuant to this Section.

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37.8 Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Regulation applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such Section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Laws, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 39.8 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any of the other Tenant Parties, including any damages Landlord suffers following termination of this Lease.

37.9 Notwithstanding anything to the contrary contained in this Lease, in the event that at any time the financial institution which issues said Letter of Credit is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute letter of credit that satisfies the Requirements of this Lease hereby from a financial institution acceptable to Landlord, in Landlord’s sole discretion .

37.10 Subject to the remaining terms of this Section 37, following the expiration of the fourth (4th) full calendar year after the First Must-Take Effective Date (the “LC Reduction Period Commencement Date”), if (a) Tenant has not been in monetary default under this Lease (as described in Section 20.1(a) above) or otherwise in default beyond any applicable notice and cure period, and (b) Tenant’s Financial Information (defined below) reflects annual revenues for Tenant’s immediately preceding fiscal year of no less than Seven Hundred Million and 00/100 Dollars ($700,000,000.00), and (c) Tenant’s Financial Information reflects Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) equal to or greater than Ninety-Five Million and 00/l00 Dollars ($95,000,000.00), in the aggregate, during the prior twelve (12) consecutive full calendar months (collectively, the “LC Reduction Conditions Precedent”), then Tenant shall have the right to reduce the face amount of the Letter of Credit (each, a “Reduction Event”) so that the reduced Letter of Credit amounts shall be as follows: (a) $6,560,147.20 effective as of the later of (A) thirty (30) days following the date Landlord receives Tenant’s Reduction Notice (defined below), and (B) first day of the second month following the LC Reduction Period Commencement Date (the “LC Reduction Effective Date”); (b) $4,920,110.40 effective on the first annual anniversary of the LC Reduction Effective Date; (c) $3,280,073.60 effective on the second annual anniversary of the LC Reduction Effective Date; and (d) $1,640,036.80 effective on the third annual anniversary of the LC Reduction Effective Date. However, in no event will the face amount of the Letter of Credit during the Term of the Lease (as such may be extended) in accordance with the foregoing be reduced to less than $1,640,036.80. If Tenant believes that it is entitled to a reduction in the face

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amount of the Letter of Credit, Tenant shall provide Landlord with written notice requesting that the face amount of the Letter of Credit be reduced as provided above (the “Reduction Notice”). Concurrent with Tenant’s delivery of the Reduction Notice, Tenant shall deliver to Landlord for its review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a public accounting firm reasonably acceptable to Landlord, and any other financial information reasonably requested by Landlord evidencing Tenant’s full satisfaction of the LC Reduction Conditions and the occurrence of a Reduction Event (“Tenant’s Financial Information”).

If Tenant does not qualify for a particular Reduction Event set forth in the above described schedule, then such Reduction Event and any further remaining Reduction Events shall be delayed on an annual basis. Notwithstanding anything to the contrary contained herein, an Event of Default has occurred, at any time prior to the effective date of any proposed or requested reduction of the face amount of the Letter of Credit, then Tenant’s right to reduce the face amount of the Letter of Credit, as described herein, shall be null and void and of no further force and effect as to the reduction opportunities that may remain unexercised by Tenant at such time. If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the face amount of the Letter of Credit as provided herein, any reduction in the face amount Letter of Credit amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount, which substitute Letter of Credit shall comply with the requirements of this Section 37 or at Tenant’s option, Tenant’s delivery of an amendment to the Letter of Credit reducing the face amount of the Letter of Credit in form and substance reasonably satisfactory to Landlord. If Tenant elects to deliver a substitute Letter of Credit, then upon such delivery, Landlord shall, at no cost to Landlord, promptly return the then-existing Letter of Credit to Tenant and will agree to execute such reasonable correspondence as may be reasonably required by the issuing bank to cause the termination of such prior Letter of Credit.

38. Miscellaneous.

38.1 No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

38.2 Successors and Assigns. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

38.3 Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refer to Landlord or Tenant, or both, as the context may require. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including,” “such as,” or words of similar import, when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of nonlimitation (such as “without limitation”) is used with reference thereto. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other

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representatives chosen by each party and the parties are fully informed with respect thereto . Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.

38.4 Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under the circumstances, or would frustrate the purposes of this Lease.

38.5 Entire Agreement. This Lease and the Exhibits hereto identified in the Basic Lease Information contain all the representations and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease and the Exhibits hereto. Neither Landlord nor Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members have made any warranties or representations with respect to the Premises or any other portion of the Project, except as expressly set forth in this Lease. Tenant acknowledges that all brochures and informational materials, as well as all communications from Landlord and Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members prior to the execution of this Lease, including without limitation, statements as to the identity or number of other tenants in the Project, the lease terms applicable to any such tenants or potential tenants, anticipated levels (or any matters which may affect anticipated levels) of expected business or foot traffic, demographic data, and the suitability of the Premises for Tenant’s intended uses, are and were made for informational purposes only, and Tenant agrees that such communications (i) are not and shall not be construed to be representations or warranties of Landlord, Landlord’s employees, agents, contractors, licensees, invitees, representatives , officers, directors, shareholders, partners, or members as to the matters communicated, (ii) have not and will not be relied upon by Tenant, and (iii) have been the subject of independent investigation by Tenant. Without limiting the generality of the foregoing, Tenant is not relying on any representation , and Landlord does not represent, that any specific retail or office tenant or occupant or number of tenants shall occupy any space or remain open for business in the Project at any time during the Term, and Landlord reserves the right to effect such other tenancies in the Project as Landlord shall determine in the exercise of its sole judgment.

38.6 Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

38.7 Costs and Expenses.

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(a) If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the party failing to so perform or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such failure and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

(b) Without limiting the generality of Section 38.7(a) above, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with Tenant’s failure to perform any of its obligations hereunder, Tenant agrees to pay Landlord actual attorneys’ fees as determined by Landlord for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.

(c) Whenever Tenant provides notice to Landlord, requests Landlord’s consent under this Lease, or submits documents to Landlord for Landlord’s review, including, without limitation, under Article 10 hereof, Tenant shall pay to Landlord all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in connection therewith.

38.8 Standards of Performance and Approvals. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. Nothing contained in this Lease shall limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (i) specifically granted such right, (ii) granted the express right to act in its sole discretion or sole judgment, or (iii) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.

38.9 Brokers. Landlord shall pay to each of Landlord’s Broker and Tenant’s Broker a commission in connection with such Broker’s negotiation of this Lease pursuant to a separate agreement. Other than such Brokers, Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured, or was involved in the negotiation of, this Lease and no such broker, agent or finder is or may be entitled to a fee, commission or other compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against Claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation.

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38.10 Memorandum of Lease. Tenant shall, upon request of Landlord or any Encumbrancer, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto) in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded by Tenant.

38.11 Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease and any Encumbrances.

38.12 Force Majeure. Notwithstanding anything contained in this Lease to the contrary, if either party is unable to perform or delayed in performing any of its obligations under this Lease (other than the obligation to pay any sum due hereunder) on account of strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of God, national emergency, acts of war or terrorism or any other cause of any kind beyond the reasonable control of such party (except financial inability), such party shall not be in default under this Lease and, in the case of Landlord’s inability, such inability or delay shall in no way constitute a constructive or actual eviction of Tenant nor entitle Tenant to any abatement of Rent.

38.13 Surrender of Premises. Upon the expiration of the Term (as may be extended), Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition called for by this Lease, shall deliver to Landlord any keys to the Premises, or any other portion of the Project, and shall provide to Landlord the combination or code of locks on all safes, cabinets, vaults and security systems in the Premises. On or before the expiration of the Term, Tenant, at its cost and expense, shall remove all of its personal property from the Premises and repair all damage to the Project caused by such removal. In addition, Tenant, at its cost and expense, shall remove all Lines installed by or for Tenant that are located within the Premises or, in the case of Lines exclusively serving the Premises, anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, and repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the termination of the Term, unless Landlord notifies Tenant, at least thirty (30) days prior to the termination of the Term, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), and shall be surrendered in good condition and working order, lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law.

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38.14 Building Directory. Landlord shall reserve on the Building directory, or in any computerized Building directory, up to the number of Building Directory Spaces specified in the Basic Lease Information for purposes of identifying Tenant’s name, divisions and/or principal employees . All costs for the initial strips or inputting of names shall be borne by Landlord and all costs for replacement of such strips or inputting shall be borne by Tenant.

38.15 Name of Building; Address. Landlord shall have the right at any time and from time to time to select the name of the Project, the Building and/or the Galleria and to make a change or changes to the name(s). Landlord shall have the right to install, affix and maintain any and all signs on the exterior and on the interior of the Project, the Building and/or the Galleria as Landlord may desire in Landlord’s sole discretion. Tenant shall not refer to the Project , the Building, or the Galleria by any name other than: (i) the names as selected by Landlord (as same may be changed from time to time), or (ii) the postal address approved by the United States Post Office. Tenant shall not use the name of the Project, the Building, or the Galleria or use pictures or illustrations of the Project, the Building, or the Galleria in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Tenant shall, in connection with all correspondence, mail or deliveries made to or from the Premises, use the official Building address specified from time to time by Landlord.

38.16 Exhibits. The Exhibits specified in the Basic Lease Information are by this reference made a part hereof.

38.17 Survival of Obligations. The waivers of claims or rights, the releases and the obligations under this Lease to indemnify, protect, defend and hold harmless Landlord and other Indemnitees shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements hereunder which by their terms survive the expiration or earlier termination of this Lease.

38.18 Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

38.19 Waiver of Trial By Jury; Waiver of Counterclaim. TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS , LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSIDP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

38.20 Consent to Venue. Tenant hereby waives any objection to venue in the City and County of San Francisco, and agrees and consents to the personal jurisdiction of the courts of the State of California with respect to any action or proceeding (i) brought by Landlord, Tenant or any other party, relating to (A) this Lease and/or any understandings or prior dealings between the parties hereto, or (B) the Premises, the Project, or any part thereof, or (ii) to which Landlord is a party.

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38.21 Financial Statements. Within ten (10) business days after Landlord’s request, Tenant shall deliver to Landlord the then current financial statements of Tenant (including a balance sheet and profit and loss statement for the most recent prior fiscal year for which annual statements are available and financial statements for interim periods following the end of the last fiscal year for which annual statements are available), together with a certificate of Tenant’s auditor (or if audited financial statements are not available, then a certificate of Tenant’s Chief Financial Officer) to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition and operations of Tenant for, and as of the end of, such fiscal year. Notwithstanding the foregoing, Landlord shall not request financial statements more than once in each consecutive one (1) year period during the Term unless (i) an Event of Default on the part of Tenant exists, (ii) Landlord reasonably believes that there has been a material adverse change in Tenant’s financial position since the last financial statement provided to Landlord, or (iii) requested (a) in connection with a proposed financing, sale or transfer of the Building by Landlord, or (b) by an investor of Landlord, any Landlord Indemnitees or any lender or proposed lender of Landlord or any Landlord Indemnitees (provided, however, that in the case of this clause (iii), Landlord or any such investor, Landlord Indemnitees or proposed lender will, at Tenant’s election, execute a mutually acceptable, commercially reasonable, nondisclosure agreement as a condition to Tenant’s obligation to deliver such financial statements).

38.22 Subdivision; Future Ownership. Landlord reserves the right to subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. In addition, if the Building, the Galleria, the Project parking garage, or other portions of the Project are at any time owned by an entity other than Landlord, Landlord, at its option, may enter into agreements with such other owners to provide for (i) reciprocal rights of access and/or use, including in connection with repairs, maintenance, construction and/or excavation (ii) common management, operation, maintenance, improvement and/or repairs, and (iii) the allocation of operating expenses and taxes.

38.23 Modification of Lease. This Lease may be modified or amended only by an agreement in writing signed by both parties . Should any Encumbrancer require a modification of this Lease, or should Landlord be advised by counsel that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then and in either such event, Tenant agrees that this Lease may be modified as requested by the Encumbrancer or as may be required to avoid such characterization as unrelated business income, as the case may be, and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor; provided, however, that any such modification shall not increase any expense payable by Tenant hereunder or in any other way materially and adversely change the rights and obligations of Tenant hereunder.

38.24 Confidential Information. Tenant agrees to keep the terms and conditions of this Lease, and any information in connection with this Lease (including, without limitation, information regarding any sublease or assignment) (“Confidential Information”) in the strictest confidence. Tenant shall not disclose any Confidential Information to any third parties except as expressly permitted herein, and will take all measures necessary to safeguard such information in

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order to preserve its confidentiality. Without limiting the generality of the foregoing, Tenant may not disclose Confidential Information to any third parties, other than to the other Tenant Parties (as may be necessary for Tenant to operate in the ordinary course of business) or as may be required by law, provided that Tenant agrees to use diligent efforts to prevent all Tenant Parties from making any unauthorized disclosure of the Confidential Information .

38.25 No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

38.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

38.27 First Source Hiring Program. The City and County of San Francisco adopted a City-wide “First Source Hiring Program” on August 3, 1998 by Ordinance No. 264-98, codified at San Francisco Administrative Code Sections 83.1-83.18. The First Source Hiring Program (“FSHP”) is designed to identify entry level positions associated with commercial activities and provide first interview opportunities to graduates of City-sponsored training programs. Tenant acknowledges that its activities on the Premises are or may be subject to FSHP. Although Landlord makes no representation or warranty as to the interpretation or application of FSHP to the Premises, or to Tenant’s activities thereon, Tenant acknowledges that (i) FSHP may impose obligations on Tenant, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals for entry level positions; (ii) FSHP requirements could also apply to certain contracts and subcontracts entered into by Tenant regarding the Premises, including construction contracts; and (iii) FSHP Requirements, if applicable, may be imposed as a condition of permits, including building permits, issued for construction or occupancy of the Premises.

38.28 Compliance with Anti-Terrorism Law. Tenant is not, and shall not during the term of this Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Premises or the Building. Tenant will not, during the Term of this Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection

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with the use or occupancy of the Premises or the Building. If at any time after the date hereof Tenant becomes a Prohibited Person, then Tenant shall notify Landlord within five (5) Business Days after becoming aware of such designation. If Tenant breaches any representation or covenant set forth in this Section, or Tenant hereafter becomes a Prohibited Person, then in any such event, same shall constitute an Event of Default under the Lease, entitling Landlord to any and all remedies under the Lease or at law or in equity (including the right to terminate the Lease without affording Tenant any notice or cure period).

38.29 Bankruptcy of Tenant. For purposes of Section 365(f)(2)(B) of the Bankruptcy Code (11 U.S.C. §365(f)(2)(B)), the parties agree that the term “adequate assurance of future performance” with respect to any assumption or assignment of this Lease shall include, but not be limited to, the following:

(a) In order to ensure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the terms hereof, any proposed assignee must have, as demonstrated to Landlord’s reasonable satisfaction, a net worth (defined in accordance with generally accepted accounting principles consistently applied) equal to the greater of (i) the net worth of Tenant at the time this Lease was executed, or (ii) a net worth consistent with the standards customarily applied by Landlord with respect to comparable tenancies in the Building.

(b) Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business must be consistent with the Permitted Use specified in the Basic Lease Information.

(c) At Landlord’s option, the proposed assignee must provide, in favor of Landlord, a letter of credit and/or a cash security deposit or other security for the performance of the obligations to be performed by Tenant or such assignee hereunder, equal to at least twelve (12) months’ Base Rent.

38.30 Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

38.31 Counterparts. This Lease may be executed in counterpart. All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

38.32 ERISA. It is understood that from time to time during the Term, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants after due inquiry that at the time this Lease is entered into and at any time thereafter when its terms are amended or modified, neither Tenant nor its “affiliates” (as defined in Part VI (c) of Prohibited Transaction Exemption 84-14 (“PTE 84-14”), as amended) has the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any employee benefit plan

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invested in the Prudential separate account PRISA, nor the authority to negotiate the terms of any management agreement between Prudential and any such employee benefit plan for its investment in PRISA. Further, Tenant is not “related” to Prudential within the meaning of Part VI(h) of PTE 84-14.

38.33 Accessibility. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Property has not undergone an inspection by a “Certified Access Specialist.” Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Building with accessibility standards.

Signatures follow on next page

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IN WITNESS WHEREOF, the parties have executed this Lease as of the Lease Date.

LANDLORD:

POST MONTGOMERY ASSOCIATES, a California general partnership

By:	PR Post Montgomery LLC,
a Delaware limited liability company
Its:	Partner

	By:	PRISA LHC, LLC,
a Delaware limited liability company
	Its:	Managing Member

	By:	/s/ Kristin Paul
	Name:	Kristin Paul
	Title:	Vice President

By:	The Prudential Insurance Company of America, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA

Its:	Partner

	By:	/s/ Kristin Paul
	Name:	Kristin Paul
	Title:	Vice President

TENANT:

STITCH FIX, INC., a Delaware corporation

By:	/s/ Katrina Lake
(Signature)

Katrina Lake
(Type or Print Name)

Its:	CEO

By:	/s/ Michelle Weaver
(Signature)

Michelle Weaver
(Type or Print Name)

Its:	CFO

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

EXHIBIT A

INITIAL PREMISES FLOOR PLAN

EXHIBIT B

RULES AND REGULATIONS

1.	The Common Areas of the Project shall not be obstructed by Tenant or used by it for any purpose other than for ingress to and egress from the Premises. Landlord shall in all cases retain the right to control and prevent access to the Common Areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Project, except in areas that Landlord may designate as “Common Areas” from time to time.

2.	No awning, canopy or other projection of any kind over or around the windows or entrances of the Premises shall be installed by Tenant, and only such window coverings as are approved by Landlord shall be used in the Premises.

3.	The Premises shall not be used for lodging or sleeping, nor shall cooking be done or permitted by Tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for Tenant and its employees shall be permitted.

4.	Any person or persons employed by Tenant to do janitorial work shall be subject to and under the control and direction of the Project property manager while in the Project and outside the Premises.

5.	Landlord will furnish Tenant with two (2) keys to the Premises, free of charge. No additional locking devices shall be installed without the prior written consent of Landlord. Landlord may make reasonable charge for any additional lock or any bolt installed on any door of the Premises without the prior consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Project and the Premises that shall have been furnished to Tenant, together with security codes for security systems installed by Tenant in accordance with the Lease.

6.	The freight elevator shall be available for use by Tenant, subject to such reasonable scheduling as Landlord shall deem appropriate. The persons employed by Tenant to move equipment or other items in or out of the Project must be acceptable to Landlord . Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, supplies, furniture or other property brought into the Project. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight of such objects. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Project by moving or maintaining Tenant’s property shall be repaired at the expense of Tenant.

7.	Tenant shall not use or keep in the Premises or the Project any kerosene, gasoline or flammable or combustible fluid or materials or use any method of heating or airconditioning other than that supplied by Landlord. Tenant shall not use, keep or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Project. No pets shall be kept in the Premises.

8.	In case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Project during the continuance of same by such action as Landlord may deem appropriate, including closing entrances to the Project.

9.	The doors of the Premises shall be closed and securely locked at such time as Tenant’s employees leave the Premises.

10.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited therein, and any damage resulting to same from Tenant’s misuse shall be paid for by Tenant.

11.	Except with the prior consent of Landlord, Tenant shall not sell, or permit the sale from the Premises of, or use or permit the use of any Common Area adjacent to the Premises for the sale of, newspapers, magazines, periodicals, theatre tickets or any other goods, merchandise or service, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, business in or from the Premises for the service or accommodation of occupants of any other portion of the Project, nor shall the Premises be used for manufacturing of any kind, or for any business or activity other than as specifically provided for in the Lease.

12.	Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Project.

13.	Tenant shall not use in any space, or in the Common Areas of the Project, any handtrucks except those equipped with rubber tires and side guards or such other material handling-equipment as Landlord may approve. No motorcycles, or other vehicles of any kind shall be brought by Tenant into the Project or kept in or about the Premises; provided however that bicycles may be brought onto the Project in areas specifically designated therefor by Landlord, including, without limitation, for parking in any Building bicycle storage cage or other such facility. Further, if no such bicycle parking is available, Tenant’s employees may bring to and store within the Premises standard and customary bicycles provided that only the freight elevator may be utilized to bring such bicycles to the floor in the Building in which the Premises is located. In any event, such bicycle storage within the Premises shall be reasonable, organized and safe, shall not adversely impact other tenants or occupants of the Building or Landlord’s reasonable management and operation of the Building, and shall at all times comply with all applicable laws. Tenant, not Landlord, shall be liable for all costs and expenses arising in connection with Tenant’s and it’s employees’ bicycle storage at the Building.

14.	Tenant shall store all its trash and garbage within the Premises until daily removal of same by Tenant to such location in the Project as may be designated from time to time by Landlord. No material shall be placed in the Project trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of San Francisco without being in violation of any law or ordinance governing such disposal.

15.	All loading and unloading of merchandise, supplies, materials, garbage and refuse and delivery of same to the Premises shall be made only through such entryways and elevators and at such times as Landlord shall designate. In its use of the loading areas on the first basement floor, Tenant shall not obstruct or permit the obstruction of said loading areas, and at no time shall Tenant park vehicles therein except for loading and unloading.

16.	Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Project is prohibited and Tenant shall cooperate to prevent same.

17.	Tenant shall not permit the use or the operation of any coin operated machines on the Premises, including, without limitation, vending machines, video games, pinball machines, or pay telephones without the prior written consent of Landlord.

18.	Landlord may direct the use of all pest extermination and scavenger contractors at such intervals as Landlord may require.

19.	Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services. Tenant shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord, the Building and/or the Project failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Project, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to any LEED ([Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council). Tenant shall immediately, upon request from Landlord (which request need not be in writing), reduce its lighting in the Premises for temporary periods designated by Landlord, when required in Landlord’s judgment to prevent overloads of the mechanical or electrical systems of the Project or to meet the requests of the public utility providing electricity with respect to reducing load during peak usage periods.

20.	The requirements of Tenant will be attended to only upon application by telephone or in person at the office of the Project. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

21.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

22.	Wherever the word “Tenant” occurs in these Rules and Regulations, it is understood and agreed that it shall mean Tenant and other Tenant Parties.

23.	These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of any lease of premises in the Project.

24.	Landlord reserves the right to make such other reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Project, and for the preservation of good order therein.

25.	Tenant shall have the right to connect the telephone system in the Premises to the telephone cable distribution system serving the Project at the location of the telephone cable terminal on the floor on which the Premises are situated, provided that no connection shall be made and no work otherwise affecting the telephone cable terminal or distribution system shall be undertaken without reasonable prior notice to Landlord . Landlord or Landlord’s contractor with responsibility for maintenance of the telephone distribution system may require supervision of the connection by Landlord or the maintenance contractor, and may impose such other reasonable conditions as may be necessary to protect the telephone cable terminal or distribution system. Any damage to the telephone cable terminal or distribution system caused by the act or omission of Tenant shall be repaired at the expense of Tenant.

26.	Tenant may use, store, handle and transport Hazardous Materials as part of its business operation conducted in the Premises in the ordinary course as part of a first-class office building operation, such as the use and storage of small quantities of office supplies which may contain minor amounts of Hazardous Materials, the use of products containing minor amounts of Hazardous Materials for the making of Alterations, the use of products containing customary amounts of Hazardous Materials in the maintenance, operation and repair of the Premises, or the use or storage of chemicals, such as chlorofluorocarbons (CFC’s), in amounts necessary for the operation of systems in the Premises such as ventilation and air conditioning package units.

27.	A breach by Tenant of the covenants contained in Rules 1 through 26 immediately above shall be deemed an Event of Default. Tenant shall cure such Event of Default immediately and, in addition to any other remedy available to Landlord under the Lease, Tenant shall pay to Landlord, as additional rent, One Hundred Dollars ($100.00) for each day or portion thereof that Tenant fails to correct such Event of Default.

EXHIBIT C

WORK LETTER

This Work Letter is attached to and forms a part of the Office Lease dated as of November _, 2015 (the “Lease”), by and between POST-MONTGOMERY ASSOCIATES, a California general partnership (“Landlord”), and STITCH FIX, INC., a Delaware corporation (“Tenant”), pertaining to certain premises located in the building commonly known as One Montgomery Tower and located at One Montgomery Street, San Francisco, California, which is a portion of the Post Montgomery Center. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease.

The purpose of this Work Letter is to set forth how the Tenant Improvements (defined below) in the Initial Premises are to be constructed and designed, who will be responsible for constructing the Tenant Improvements, who will pay for the Tenant Improvements and the time schedule for completion of the Tenant Improvements. Landlord and Tenant hereby agree as follows:

1. Tenant Improvements. Tenant, following the delivery of the Initial Premises by Landlord and the full and final execution and delivery of the Lease to which this Exhibit C is attached and all prepaid rental, the Letter of Credit and insurance certificates required under the Lease, shall have the right to perform alterations and improvements in the Initial Premises (the “Tenant Improvements”) . Tenant acknowledges and agrees that if the Tenant Improvements incorporate changes to the light fixtures in the Premises, they must reasonably incorporate the Building Standard (defined below) light harvesting lighting system for energy efficiency.

2. Preparation of Plans and Specifications.

2.1 Tenant shall cause the plans and specifications for the Tenant Improvements (the “Plans and Specifications”) to be prepared by an architect selected by Tenant and approved by Landlord (the “Architect”) (Landlord hereby approves Arthur J. Gensler Architects if such entity is selected by Tenant), and shall submit the same to Landlord. Landlord shall approve or disapprove the Plans and Specifications by providing written notice to Tenant, specifying any changes or modifications Landlord desires in the Plans and Specifications . Landlord shall not require Tenant to convert the HVAC controls serving the Initial Premises (or any subsequent space occupied by Tenant) to DDC; provided, however, that in the event any such conversion is required by law or otherwise, Tenant, not Landlord shall be liable for the cost and performance thereof Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same are approved, or, if the Final Working Drawings are not reasonably satisfactory or are incomplete in any respect, disapproved, in which event Landlord shall include in its notice of disapproval a reasonably detailed explanation as to which items are not satisfactory or complete and the reason(s) therefor. If Tenant is so advised, Tenant shall draft Plans and Specifications in accordance with such review and any disapproval of Landlord in connection therewith, and Landlord shall approve or disapprove the resubmitted Plans and Specifications, based upon the criteria set forth in this Section 3.3, within five (5) Business Days after Landlord receives such resubmitted Plans and Specifications. The scope of Landlord’s review of the revised Plans and Specifications will be limited to Tenant’s correction of the items noted in Landlord’s initial notice of disapproval. The process outlined in the preceding two sentences shall be repeated until Landlord and Tenant have mutually agreed on the Plans and Specifications. The final Plans and Specifications shall, to the extent required by the applicable provisions of the Lease, incorporate any and all work required by governmental authorities as a condition to approval of a building permit, including, without limitation, any improvements, whether required to the Premises or any Common Areas, that are required to comply with applicable Requirements which are triggered by the inclusion within the Plans and Specifications of any Tenant Improvements. Tenant may, at its election and concurrently with its submission to Landlord of Plans and Specifications for approval, tender a request to Landlord in accordance with the notice requirement and process governing the removal of Specialty Alterations as set forth in Section 10.6 of the Lease.

2.2 Unless otherwise specifically called out on the Plans and Specifications, Contractor (defined below) shall use Building Standard materials in the construction of all Tenant Improvements. “Building Standard” means those minimum standard specifications established by Landlord governing the type, quality and quantity of materials and installation procedures for tenant spaces in the Building, including floor coverings, wall coverings, window treatments (if any), ceilings (if Tenant does not elect to use an open-ceiling plan), doors, hardware, lighting, distribution of Building Systems, which specifications shall be supplied by Landlord to Tenant upon request. Landlord reserves the right to modify Building Standards from time to time; but in no event will Tenant be required to modify Plans and Specifications which have previously been approved by Landlord as a consequence of Landlord’s modification of any such Building Standards.

3. Construction of Tenant Improvements.

3.1 Tenant shall secure independent sealed bids from three (3) general contractors approved by Landlord based on the Plans and Specifications. The general contractor selected by Tenant (the “Contractor”) shall cause the Tenant Improvements to be constructed in accordance with the final Plans and Specifications (as approved by both parties in accordance with Section 2 above). Landlord hereby approves Novo Construction if such entity is selected by Tenant to be the Contractor. Landlord shall have the right to reasonably approve of any subcontractors used in connection with the Tenant Improvements.

3.2 Provided no Event of Default on the part of Tenant then exists, Landlord agrees to contribute the sum of up to $1,429,775.00 (representing $25.00) per rentable square foot of the Initial Premises) (the “Allowance”) toward the cost of performing the Tenant Improvements in preparation of Tenant’s occupancy of the Initial Premises. The Allowance may only be used for the cost of preparing design, permitting and construction documents, project management fees and costs and mechanical and electrical plans for the Tenant Improvements and for hard costs in connection with the Tenant Improvements. Without limiting the generality of the foregoing, in no event shall Tenant apply any portion of the Allowance toward improvements made to the Initial Premises by or on behalf of Tenant in connection with a sublease of the Initial Premises or an assignment of Tenant’s interest in the Lease.

3.3 During the design and construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Allowance as follows:

(a) Monthly Disbursements. Once each calendar month during the design and construction of the Tenant Improvements (a “Submittal Date”), Tenant may deliver to Landlord: (i) a request for payment of the Contractor, approved by Tenant, on AIA forms G702 or G703 (or comparable forms reasonably approved by Landlord); (ii) invoices from Tenant’s suppliers or vendors (including Architect and Tenant’s project manager), for labor rendered and materials delivered to the Premises; and (iii) executed conditional mechanic’s lien releases; provided, however, that with respect to fees and expenses of the Architect, or construction or project managers or other similar consultants (collectively, the “Non Contribution Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, an invoice of the cost for the applicable Non-Contribution Items and proof of payment. Within thirty (30) days thereafter, Landlord shall deliver a check to Tenant made in payment of the lesser of: (A) the amounts so requested by Tenant, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance (not including the Final Retention), provided, however, that no such retention shall be applicable to the fees of the Architect, engineers, Tenant’s project manager and consultants

(b) Final Retention. A check for the Final Retention shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Contractor and Tenant’s subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Tenant Improvements and Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed. The Allowance shall be paid to Tenant.

(c) Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured Event of Default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such Event of Default is cured. Tenant has elected to retain its own project manager to oversee the construction of the Tenant Improvements, Landlord shall be entitled to deduct from the Allowance a construction management fee equal to one percent (1%) of the construction costs of the Tenant Improvements (however, such construction costs will not include costs incurred by Tenant for installation of cabling/wiring related, Tenant’s furniture, Tenant’s audio visual equipment costs and any costs related to the acquisition or installation of furniture).

(d) If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit C on or before the last day of the twenty-fourth (24th) full calendar month following the Commencement Date, which outside date will be extended on a day for day basis for each day the design and construction of the Tenant Improvements is delayed due to Landlord Delays or events of Force Majeure, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.

4. Commencement of Tenant Improvements in Initial Premises. Landlord acknowledges and agrees that, subject to the terms and conditions set forth in the Lease and this Exhibit C, Tenant may elect to commence construction of the Tenant Improvements in the Initial Premises after accepting possession thereof and commencing business operations in the Initial Premises . So long as: (1) the Tenant Improvements to be constructed in the Initial Premises are significant improvements comparable to those Tenant shall construct in the First Must-Take Space and the Second Must-Take Space (as reasonably and mutually determined by Landlord and Tenant), (2) during the construction of such Tenant Improvements, Tenant completely vacates the Initial Premises, and (3), Tenant provides no less than thirty (30) days prior written notice to Landlord of Tenant’s intent to commence construction of such Tenant Improvements, then Base Rent as applicable to the Initial Premises only shall abate from the date Tenant commences construction of the Tenant Improvements in the Initial Premises through the earlier of (i) one hundred twenty (120) days from the date of such commencement of the Tenant Improvements (such one hundred twenty (120) day period being referred to herein as the “Initial Premises Construction Period”), and (ii) Substantial Completion (as defined in Section 10 below) of the Tenant Improvements in the Initial Premises. In no event shall Tenant be entitled to any Rent abatement during any period in which an Event of Default on the part of Tenant exists. The terms of this Section 4 shall in no event extend or amend the time period by which Tenant must request disbursement of the Allowance .

5. Changes in Work.

5.1 Landlord shall not be required to undertake or make changes in the base Building shell and core (“Base, Shell and Core”) in connection with the Tenant Improvements. The “Base, Shell and Core” shall consist of the Building shell and exterior, the core area, including the necessary mechanical, electrical, sprinkler, plumbing, life safety, heating air conditioning, ventilation and structural systems within the Building core, stubbed out to the face of the core wall at locations determined by Landlord, finished core area toilet rooms including necessary plumbing fixtures, ceramic tile floors, accessories, ceilings and lighting, and those portions of the Initial Premises which were in existence prior to the construction of the Tenant Improvements . Subject to the express terms and conditions of the Lease, Tenant shall accept the Base Shell and Core in their present “as is” condition and with no representations or warranties as to their condition or suitability for Tenant’s purposes. To the extent the Base, Shell and Core must be changed or added to in order to accommodate the special needs of Tenant in the Initial Premises, such changes or additions shall be paid for by Tenant.

5.2 Tenant shall have the right to request, in writing, changes to the Plans and Specifications and to the Tenant Improvements, subject to Landlord’s prior reasonable approval. Landlord shall, within five (5) Business Days of receipt of such request, either (i) approve the Tenant Change in writing, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval.

5.3 Provided no Event of Default on the part of Tenant exists, Landlord shall provide Tenant with an allowance (the “Space Planning Allowance”) in an amount not to exceed $0.15 per rentable square foot of the Initial Premises, the First Must-Take Space and the Second Must-Take Space, which amount to be applied toward preparation of the initial space plan for the Tenant Improvements in the Initial Premises and Alterations in each of the First Must-Take

Space and the Second Must-Take Space, and one ( l ) revision to each of the foregoing (the “Space Planning Costs”). Landlord shall disburse the Space Planning Allowance, or applicable portion thereof, as applicable to the Initial Premises, the First Must-Take Premises and the Second Must-Take Premises, to Tenant within forty-five (45) days after the later to occur of (A) receipt of paid invoices from Tenant with respect to Tenant’s actual Space Planning Costs as applicable to the Initial Premises, the First Must-Take Premises or the Second Must-Take Premises, (B) receipt of a CAD version of Tenant’s initial space plan as applicable to the Initial Premises, the First Must-Take Premises and the Second Must-Take Premises, and (C) with respect to the Initial Premises, the Commencement Date. However, in no event shall Landlord have any obligation to disburse any portion of the Space Planning Allowance after the date which is three (3) months after the date Tenant is required by the terms and conditions of this Lease to commence paying Base Rent for the Initial Premises, the First Must-Take Premises and the Second Must-Take Premises, as applicable.

6. Intentionally Omitted.

7. Tenant’s Representative. Tenant has designated Ali Sauer (asauer@stitchfix.com) as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

8. Landlord’s Representative. Landlord has designated Michael Shum [michael.shum@am.jll.com] as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

9. Prior Tenant Work. Except as expressly set forth herein or in the Lease, Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any other work or incur any costs in connection with the construction or demolition of any improvements in the Premises . Notwithstanding the foregoing, Landlord shall: (i) construct a demising wall enclosing the stairway providing vertical transportation between the tenth (l0th) and eleventh (11th) floors of the Building (the “Stairway Work”), (ii) remove the existing Lines and cabling from the Initial Premises installed by or on behalf of Prior Tenant; and (iii) remove the existing security system in the Premises (collectively, the “Prior Tenant Work”), in accordance with applicable Requirements. Landlord and Tenant will mutually and reasonably coordinate the timing of the performance of the Prior Tenant Work so as to minimize disruptions in the construction of the Tenant Improvements. Tenant shall not be required to remove or restore any portion of the Prior Tenant Work upon the expiration or earlier termination of the Lease. Notwithstanding anything in the Lease to the contrary, Landlord, at its expense (except to the extent properly included in Operating Expenses), shall be responsible for correcting any violations of applicable Requirements with respect to the Premises that arise out of the Stairway Work, to the extent such Requirements are in effect (as interpreted and enforced) as of the date the Stairway Work is substantially complete. Tenant and Landlord shall cooperate in good faith so that all such work to be performed hereunder shall be done in an efficient manner. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Requirements and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Requirements. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment.

10. Landlord Delays.

(a) Landlord Delays. The Initial Premises Construction Period, the First Must-Take Space Construction Period and the Second Must-Take Space Construction Period shall be extended, as applicable, by the number of days of delay of the Substantial Completion of the Tenant Improvements in the applicable portion of the Premises caused by a Landlord Delay. “Landlord Delay” shall mean actual delays in the Substantial Completion of the subject improvements which delays construction beyond the applicable construction period and which results from the active negligence or willful misconduct or materially unreasonable acts (when judged in accordance with industry custom and practices) of Landlord or Landlord’s agents, employees or contractors, including without limitation the failure of Landlord to timely approve or disapprove any Plans and Specifications in accordance with the terms and conditions of this Exhibit C.

(b) Determination of Delay. If Tenant contends that a Landlord Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Landlord Delay (“Delay Notice”). Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. If such actions, inaction or circumstance described in the notice and Landlord Delay are not cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice, then a Landlord Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends.

(c) Definition of Substantial Completion. For purposes of this Exhibit C, “Substantial Completion” of the subject improvements shall mean completion of construction of the initial tenant improvements in the Initial Premises, the First Must-Take Space and/or the Second Must-Take Space, pursuant to the approved Plans and Specifications, with the exception of any punch list items.

11. Additional Provisions. Except as otherwise expressly provided herein, nothing contained in this Exhibit C shall render Landlord liable for any damages or other claims by Tenant or be deemed a constructive eviction of Tenant of the Premises or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under this Lease. This Work Letter sets forth the entire agreement of Landlord and Tenant with respect to the completion of the Tenant Improvements. Neither this Work Letter nor any of the provisions contained in this Work Letter may be changed or waived, except by a written instrument signed by both parties.

EXHIBIT D

CONFIRMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM is made as of                     , 20     between POST-MONTGOMERY ASSOCIATES, a California general partnership (“Landlord”), and STITCH FIX, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Office Lease dated as of                     , 2015, between the parties hereto (the “Lease”), Landlord leased to Tenant and Tenant leased from Landlord for the Term and upon the terms and conditions set forth therein the Initial Premises being Suites No. 1100 and 1200 containing approximately 38, 127 square feet of rentable area situated in One Montgomery Tower, located at One Montgomery Street, San Francisco, California, said Premises being more particularly designated in the Lease; and

WHEREAS, the parties hereto wish to confirm and memorialize the Commencement Date of the Term.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. All terms used herein, as indicated by the initial capitalization thereof, shall have the same respective meanings designated for such terms in the Lease.

2. The Commencement Date is                 ,         ; and the initially scheduled Expiration Date is                 .

3. The schedule of Base Rent payable for the Initial Premises is as follows: (TO BE COMPLETED)

4. The First Must Take Delivery Date is                 , 201     and the First Must Take Effective Date is                 , 20    .

5. The Extended Expiration Date is                 , 20    .

6. The Term shall expire at midnight on                 , 20    , unless sooner terminated as provided in the Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Confirmation of Lease Term to be executed as the day and year first above written.

LANDLORD:

POST MONTGOMERY ASSOCIATES, a California general partnership

By:	PR Post Montgomery LLC,
a Delaware limited liability company
Its:	Partner

	By:	PRISA LHC, LLC,
a Delaware limited liability company
	Its:	Managing Member

	By:	DO NOT SIGN
Name:
Title:

By:	The Prudential Insurance Company of America, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA
Its:	Partner

	By:	DO NOT SIGN
Name:
Title:

TENANT:

STITCH FIX, INC., a Delaware corporation

By: DO NOT SIGN
(Signature)

(Type or Print Name)

Its:

By: DO NOT SIGN
(Signature)

(Type or Print Name)

Its:

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

EXHIBIT E

FORM OF LETTER OF CREDIT

WE HEREBY ENGAGE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS WELLS CREDIT WILL BE DULY HONORED UPON PRESENTATION TO THE AFORESAID OFFICE

THIS WELLS CREDIT SHALL CONSTITUTE A DIRECT DRAW CREDIT AND YOU SHALL NOT BE REQUIRED TO GIVE NOTICE TO, OR MAKE ANY PRIOR DEMAND OR PRESENTMENT TO ACCOUNT PARTY WITH RESPECT TO THE PAYMENT OF ANY SUM AS TO WHICH A DRAW IS MADE HEREUNDER.

DRAWINGS MAY ALSO BE PRESENTED TO US BY FACSIMILE TRANSMISSION TO FACSIMILE NUMBER ###-##-#### (EACH SUCH DRAWING, “A FAX DRAWING”; PROVIDED, HOWEVER, THAT A FAX DRAWING WILL NOT BE EFFECTIVELY PRESENTED UNTIL YOU CONFIRM BY TELEPHONE OUR RECEIPT OF SUCH FAX DRAWING BY CALLING US AT TELEPHONE NUMBER I -800-798-2815 OPTION 1. IF YOU PRESENT A FAX DRAWING UNDER THIS LETTER OF CREDIT YOU DO NOT NEED TO PRESENT THE ORIGINAL OF ANY DRAWING DOCUMENTS, AND IF WE RECEIVE ANY SUCH ORIGINAL DRAWING DOCUMENTS THEY WILL NOT BE EXAMINED BY UE IN THE EVENT OF A FULL OR FINAL DRAWING THE ORIGINAL STANDBY LETTER OF CREDIT MUST BE RETURNED TO US BY OVERNIGHT COURIER.

PARTIAL AND MULTIPII DRAWS ARE PERMITTED UNDER THIS WELLS CREDIT IN THE EVENT OF PARTIAL DRAWINGS, WELLS FARGO BANK, N.A. SHALL ENDORSE THE ORIGINAL OF THIS WELLS CREDIT AND RETURN IT TO THE BENEFICIARY

DRAFTS PRESENTED PRIOR TO 10:00 A.M. SAN LEANDRO TIME ON ANY BUSINESS DAY SHALL BE PAID BY WIRE TRANSFER AT BENEFICIARY’S INSTRUCTION ON THE THIRD BUSINESS DAY. DRAFTS PRESENTED AFTER 10:00 A.M SAN LEANDRO TIME ON ANY BUSINESS DAY SHALL BE PAID BY WIRE TRANSFER, AT BENEFICIARY’S INSTRUCTION, BY CLOSE OF BUSINESS ON THE FOURTH SUCCEEDING BUSINESS DAY.

OUR OBLIGATION UNDER THIS WELLS CREDIT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, CLAIM OR DEFENSE, REAL OR PERSONAL IT BEING UNDERSTOODTHAT OUR OBLIGATION SHALL BE THAT OF A PRIMARY OBLIGOR AND NOT THAT OF A SURETY, GUARANTOR OR ACCOMMODATION MAKER.

THIS WELLS CREDIT EXPIRES AT OUR OFFICE ON OCTOBER 30, 2016 AND IT IS A CONDITION OF TH1S WELLS CREDIT THAT SUCH EXPIRATION DATE SHALL BE DEEMED AUTOMATICALLY EXTENDED, WITHOUT WRITTEN AMENDMENT, FOR ONE YEAR PERIODS TO OCTOBER 30 IN EACH SUCCEEDING CALENDAR YEAR, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO SUCH EXPIRATION DATE WE SEND WRITTEN NOTICE TO YOU AT YOUR ADDRESS ABOVE WITH AN ADDITIONAL NOTICE SENT TO PRUDENTIAL REAL ESTATE INVESTORS, 7 GIRALDA FARMS, MADISON, NEW JERSEY 07940, ATTENTION: FRANCES FELICE, ESQ. BY OVERNIGHT COURIER OR REGISTERED MAIL THAT WE ELECT NOT TO EXTEND THE EXPIRATION DATE OF THIS WELLS CREDIT BEYOND THE DATE SPECIFIED IN SUCH NOTICE. IN NO EVENT SHALL THIS WELLS CREDIT BE EXTENDED BEYOND MARCH 31, 2024 WHICH WILL BE CONSIDERED THE FINAL EXPIRATION DATE. ANY REFERENCE TO A FINAL EXPIRATION DATE DOES NOT IMPLY THAT WE ARE OBLIGATED TO EXTEND THE EXPIRATION DATE BEYOND THE INITIAL OR ANY EXTENDED DATE THEREOF

THE ADDITIONAL NOTIFICATION OF NON-EXTENSION TO BE SENT TO PRUDENTIAL REAL ESTATE INVESTORS IS A COURTESY NOTIFICATION, AND OUR FAILURE TO SEND SUCH COURTESY NOTIFICATION WILL NOT CAUSE THIS LETTER OF CREDIT TO EXTEND FOR ANY ADDITIONAL PERIOD OF TIME.

UPON OUR SENDING YOU SUCH NOTICE OF THE NON-EXTENSION OF THE EXPIRATION DATE OF THIS WELLS CREDIT, YOU MAY ALSO DRAW UNDER THIS WELLS CREDIT ON OR BEFORE THE EXPIRATION DATE SPECIFIED IN SUCH NOTICE BY PRESENTATION OF THE DOCUMENTS SET OUT IN PARAGRAPHS 1 AND 2 ABOVE AT OUR ADDRESS OF 794 DAVIS STREET, 2ND FLOOR, SAN LEANDRO, CA 94577-6922 OR OTHERWISE IN COMPLIANCE WITH THE TERMS OF THIS WELLS CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS WELLS CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER LOAN ACCOUNT WITH US OR AT ANOTHER BANK, WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS AS THAT OF THE BENEFICIARY’S WITHOUT ANY FURTHER VALIDATION.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE TRANSFEREE AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF SUCH TRANSFER. ANY SUCH TRANSFER MAY BE EFFECTED ONLY THROUGH WELLS FARGO BANK NA. AND ONLY UPON PRESENTATION TO US AT OUR PRESENTATION OFFICE SPECIFIED HEREIN OF A DULY EXECUTED TRANSFER REQUEST IN THE FORM ATTACHED HERETO AS EXHIBIT A, WITH INSTRUCTIONS THEREIN IN BRACKETS COMPLIED WITH, TOGETHER WITH THE ORIGINAL OF THIS LETTER OF CREDIT AND ANY AMENDMENTS THERETO. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL OF THIS LETTER OF CREDIT, AND WE SHALL DELIVER SUCH ORIGINAL TO THE TRANSFEREE. THE TRANSFEREE’S NAME SHALL AUTOMATICALLY BE SUBSTITUTED FOR THAT OF THE BENEFICIARY WHEREVER SUCH BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT. ALL CHARGES IN CONNECTION WITH ANY TRANSFER OF THIS LETTER OF CREDIT ARE FOR THE APPLICANT’S ACCOUNT.

WE ARE SUBJECT TO VARIOUS LAWS, REGULATIONS AND EXECUTIVE AND JUDICIAL ORDER (INCLUDING ECONOMIC SANCTIONS, EMBARGOES, ANTI-BOYCOTT, ANTI.MONEY LAUNDERING, ANTI-TERRORISM, AND ANTI-DRUG TRAFFICKING LAWS AND REGULATIONS) OF THE U.S. AND OTHER COUNTRIES THAT ARE ENFORCEABLE UNDER APPLICABLE LAW. WE WILL NOT BE LIABLE FOR OUR FAILURE TO MAKE, OR OUR DELAY IN MAKING, PAYMENT UNDER THIS LETTER OF CREDIT OR FOR ANY OTHER ACTION WE TAKE OR DO NOTTAKE, OR ANY DISCLOSURE WE MAKE, UNDER OR IN CONNECTION WITH THIS LETTER OF CREDIT [(INCLUDING, WITHOUT LIMITATION, ANY REFUSAL TO TRANSFER THIS LETTER OF CREDIT)] THAT IS REQUIRED BY SUCH LAWS, REGULATIONS, OR ORDERS.

THIS WELLS CREDIT SETS FORTH IN FULL TERMS OF OUR UNDERSTANDING, AND SUCH UNDERSTANDING SHALL NOT IN ANY WAY BE MODIFIED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS WELLS CREDIT IS REFERRED TO OR TO WHICH THIS WELLS CREDIT RELATES, AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT.

THIS WELLS CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING. THIS UNDERTAKING IS INDEPENDENT OF AND SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR INCORPORATED BY REFERENCE TO ANY DOCUMENT, CONTRACT OR AGREEMENT REFERENCED HEREIN OTHER THAN THE STIPULATED ICC RULES AND GOVERNING LAWS.

THIS WELLS CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES OF 1998, PUBLISHED BY THE INTERNATIONAL CHAMBER OF COMMERCE AND TO THE EXTENT NOT INCONSISTENT THEREWITH SHALL ALSO BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA U.S.A. WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF) INCLUDING, BUT NOT LIMITED TO, ARTICLE 15 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT ON THE DATE OF ISSUANCE OF THIS WELLS CREDIT.

Very Truly Yours,

WELLS FARGO BANK. NA.

By:

Authorized Signature

The original of the Letter of Credit contains an embossed seal over the Authorized Signature.

Please direct any written correspondence or inquiries regarding this Letter of Credit, always quoting our reference number, to Wells Fargo Bank, National Association, Attn: US. Standby Trade Services

at either	or

794 Davis Street, 2nd Floor MAC A028-023, San Leandro, CA 94577-6022	401 N. Research Pkwy, 1st Floor MAC D4004-017, WINSTON-SALEM, NC 27101-4157

Phone inquiries regarding this credit should be directed to our Standby Customer Connection Professionals

1-800-798-2815 Option 1 (Hours of Operation: 8:00 am. PT to 5:00 p.m. PT)	1-800-776-3862 Option 2 (Hours of Operation: 8:00 am. EST to 5:30 p.m. EST)

Exhibit F

First Must Take Space

F-1

F-2

EXHIBIT G

SECOND MUST-TAKE SPACE

G-1

AMENDED AND RESTATED CONFIRMATION OF LEASE TERM

THIS AMENDED AND RESTATED CONFIRMATION OF LEASE TERM (this “Confirmation Memorandum”) is made as of August 8, 2016 between POST-MONTGOMERY ASSOCIATES, a California general partnership (“Landlord”), and STITCH FIX, INC., a Delaware corporation (“Tenant”).

WITNESSETH

WHEREAS, by that certain Office Lease dated as of November 10, 2015, by and between the parties hereto (the “Original Lease” and, as amended, the “Lease”), Landlord has leased to Tenant and Tenant has leased from Landlord, upon the terms and conditions set forth therein, certain premises located at One Montgomery Street, San Francisco, California; and

WHEREAS, the parties hereto wish to confirm and memorialize the Commencement Date and other matters under the Lease.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. All terms used herein, as indicated by the initial capitalization thereof, shall have the same respective meanings designated for such terms in the Lease.

2. The Commencement Date is January 1, 2016.

3. The original Expiration Date is December 31, 2022 and the Extended Expiration Date is November 30, 2023.

4. The Extended Term shall expire at midnight on November 30, 2023, unless sooner terminated as provided in the Lease.

5. Notwithstanding anything to the contrary contained in the Lease, the schedule of Base Rent payable for the Initial Premises through the Extended Expiration Date is as follows:

Period of Term	Rentable	Annual Per	Annual	Monthly
	Square Feet	Square Foot Base	Base Rent	Base Rent
		Rent Rate
1/1/16 - 6/30/17	38,127	$70.00	$2,668,890.00	$222,407.50
7//1/17 - 6/30/18	38,127	$72.10	$2,748,956.70	$229,079.73
7/1/18 - 6/30/19	38,127	$74.26	$2,831,311.02	$235,942.59
7/1/19 - 6/30/20	38,127	$76.49	$2,916,334.23	$243,027.85
7/1/20 - 6/30/21	38,127	$78.79	$3,004,026.33	$250,335.53
7/1/21 - 6/30/22	38,127	$81.15	$3,094,006.05	$257,833.84
7/1/22 - 6/30/23	38,127	$83.58	$3,186,654.66	$265,554.56
7/1/23 - 11/30/23	38,127	$86.09	$3,282,353.43	$273,529.45

6. The First Must-Take Delivery Date occurred on May 1, 2016 and the First Must- Take Effective Date is November 3, 2016.

7. The schedule of Base Rent payable for the First Must-Take Space through the Extended Expiration Date is as follows:

Period of Term	Rentable	Annual Per	Annual	Monthly
	Square Feet	Square Foot Base	Base Rent	Base Rent
		Rent Rate
11/3/16 - 6/30/17	38,055	$70.00	$2,663,850.00	$221,987.50
7//1/17 - 6/30/18	38,055	$72.10	$2,743,765.50	$228,647.13
7/1/18 - 6/30/19	38,055	$74.26	$2,825,964.30	$235,497.03
7/1/19 - 6/30/20	38,055	$76.49	$2,910,826.95	$242,568.91
7/1/20 - 6/30/21	38,055	$78.79	$2,998,353.45	$249,862.79
7/1/21 - 6/30/22	38,055	$81.15	$3,088,163.25	$257,346.94
7/1/22 - 6/30/23	38,055	$83.58	$3,180,636.90	$265,053.08
7/1/23 - 11/30/23	38,055	$86.09	$3,276,154.95	$273,012.91

7. This Confirmation Memorandum is an amendment and restatement of that certain Confirmation of Lease Term entered into by and between Landlord and Tenant on January 18, 2016, and upon execution hereof by Landlord and Tenant, this Confirmation Memorandum will supersede and replace the Existing Confirmation Memorandum in its entirety.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Confirmation of Lease Term to be executed as the day and year first above written.

LANDLORD:

POST-MONTGOMERY ASSOCIATES,

a California general partnership

By: PR Post Montgomery LLC, a Delaware limited liability company

Its: Partner

By: PRISA LHC, LLC, a Delaware limited liability company

Its: Managing Member

By:	/s/ Kristin Paul

Name:	Kristin Paul

Title:	Vice President

Dated:	Aug 8, 2016

By: The Prudential Insurance Company of America, a New Jersey corporation, acting solely on behalf of and for the benefit of and with its liability limited to the assets of, its insurance company separate account, PRISA

Its: Partner

By:	/s/ Kristin Paul

Name:	Kristin Paul

Title:	Vice President

Dated:	Aug 8, 2016

TENANT:

Stitch Fix, Inc., a Delaware corporation

By:	/s/ Michelle Weaver

Name:	Michelle Weaver

Title:	CFO

Dated:	August 8, 2016

By:	/s/ Katrina Lake

Name:	Katrina Lake

Title:	CEO

Dated:	8/16, 2016

This instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.